UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

HC2 Holdings, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Dear HC2 Holdings, Inc. Stockholder:

It is my pleasure to invite you to attend the 2014 Annual Meeting of Stockholders (the “2014 Annual Meeting”) of HC2 Holdings, Inc. (“HC2” or the “Company”), formerly known as PTGi Holding, Inc. We will hold the 2014 Annual Meeting on Thursday, June 12, 2014 at 10:00 a.m., Eastern Daylight Saving Time, at the Company’s corporate offices located at 460 Herndon Parkway, Suite 150, Herndon, VA 20170.

To ensure your representation at the 2014 Annual Meeting, we urge you to vote via the Internet at www.proxyvote.com or by telephone by following the instructions on the Notice of Internet Availability of Proxy Materials (the “Notice”) that you received in the mail and that is also provided on that website, or, if you have requested a paper copy of the proxy materials and the proxy card by mail, by signing, voting and returning your proxy card to HC2 Holdings, Inc., Voting Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. For specific instructions on how to vote your shares, please review the instructions for each of these voting options that are detailed in the Notice and in this Proxy Statement. Whether or not you expect to attend the 2014 Annual Meeting, please vote your shares in order to ensure the presence of a quorum. If you attend the 2014 Annual Meeting, you may vote in person even if you have previously returned your proxy card or have voted via the Internet or by telephone.

In addition to their availability at www.proxyvote.com, this Proxy Statement, the Notice and our Annual Report on Form 10-K for the year ended December 31, 2013 are available for viewing and printing under the “Investor Relations—Proxy Materials” section of our website, www.ptgi-ics.com.

Thank you for your continued support and interest in HC2. We look forward to seeing you at the 2014 Annual Meeting on June 12, 2014.

Very truly yours,

Robert M. Pons

Executive Chairman

This Proxy Statement is dated April 29, 2014 and the Notice is being mailed to stockholders of HC2 entitled to vote at the 2014 Annual Meeting on or about May 1, 2014.

HC2 Holdings, Inc.

460 Herndon Parkway, Suite 150

Herndon, VA 20170

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 12, 2014

To our Stockholders:

HC2 Holdings, Inc. (“HC2” or the “Company”), formerly known as PTGi Holding, Inc., will hold its 2014 Annual Meeting of Stockholders (the “2014 Annual Meeting”) on Thursday, June 12, 2014, at 10:00 a.m., Eastern Daylight Saving Time, at the Company’s corporate office located at 460 Herndon Parkway, Suite 150, Herndon, VA 20170. At the 2014 Annual Meeting, holders of HC2’s outstanding common stock will be asked:

1.	To elect three directors from the nominees identified in the accompanying Proxy Statement, each to hold office until the 2015 Annual Meeting of Stockholders and until his successor is duly elected and qualified;

2.	To approve, by non-binding vote, the compensation of our named executive officers (also known as a “Say on Pay” vote);

3.	To approve the HC2 Holdings, Inc. 2014 Omnibus Equity Award Plan (the “2014 Plan” );

4.	To approve an amendment of our Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to renounce the Company’s expectancy regarding certain corporate opportunities and clarify the duty of loyalty of Overlap Persons (as defined under “Proposal 4” in the accompanying Proxy Statement) regarding corporate opportunities (the “Corporate Opportunities Amendment”);

5.	To approve an amendment of our Certificate of Incorporation to eliminate the restriction on issuance of nonvoting equity securities; and

6.	To consider and take action upon any other business that may properly come before the 2014 Annual Meeting or any postponements or adjournments thereof.

Only stockholders of record of HC2’s common stock as of the close of business on April 15, 2014, which is the record date for the 2014 Annual Meeting, are entitled to notice of, and to vote at, the 2014 Annual Meeting and any adjournments or postponements of the 2014 Annual Meeting. A list of stockholders of record will be available at the 2014 Annual Meeting and for the 10 days prior to the 2014 Annual Meeting, during ordinary business hours, at the office of the Secretary at HC2’s address listed above.

All stockholders are cordially invited to attend the 2014 Annual Meeting. You must bring with you proof of stock ownership as of the April 15, 2014 record date and a valid personal photo identification card, such as a driver’s license or passport, in order to be admitted to the 2014 Annual Meeting.

The Board of Directors of HC2 recommends that stockholders vote their shares of common stock:

•	“FOR” the election of the three nominees identified in the accompanying Proxy Statement as directors (Proposal 1);

•	“FOR” the approval, by non-binding vote, of the compensation of our named executive officers (Proposal 2);

•	“FOR” the approval of the 2014 Plan (Proposal 3);

•	“FOR” the approval of the Corporate Opportunities Amendment (Proposal 4); and

•	“FOR” the approval of an amendment of our Certificate of Incorporation to eliminate the restriction on issuance of nonvoting equity securities (Proposal 5).

By Order of the Board of Directors,

Andrea L. Mancuso, Esq.

Acting General Counsel and Corporate Secretary

Herndon, Virginia

May 1, 2014

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE AS PROMPTLY AS POSSIBLE BY USING THE INTERNET OR TELEPHONE OR, IF YOU HAVE REQUESTED A PAPER COPY OF THE PROXY MATERIALS AND THE PROXY CARD BY MAIL, BY COMPLETING, SIGNING AND RETURNING THE PROXY CARD IN THE ENVELOPE PROVIDED WITH YOUR PROXY MATERIALS, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. STOCKHOLDERS WHO DECIDE TO ATTEND THE 2014 ANNUAL MEETING MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THEIR SHARES IN PERSON.

AS DESCRIBED IN THE NOTICE, COPIES OF THE NOTICE, THE PROXY STATEMENT AND OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2013 ARE AVAILABLE AT www.proxyvote.com.

PROPOSAL 3—APPROVAL OF HC2 HOLDINGS, INC. 2014 OMNIBUS AWARD PLAN	52
Reasons Why You Should Vote in Favor of the Approval of the 2014 Plan	52
Summary of Sound Governance Features of the 2014 Plan	52
Summary of the 2014 Plan Features	53
U.S. Federal Income Tax Consequences	58
New Plan Benefits	59
Vote Required	59
Board Recommendation	59
OVERVIEW OF PROPOSALS 4 AND 5—AMENDMENT OF OUR CERTIFICATE OF INCORPORATION	60
PROPOSAL 4—AMENDMENT OF OUR CERTIFICATE OF INCORPORATION TO RENOUNCE THE COMPANY’S EXPECTANCY REGARDING CERTAIN CORPORATE OPPORTUNITIES AND CLARIFY THE DUTY OF LOYALTY OF OVERLAP PERSONS REGARDING CORPORATE OPPORTUNITIES	61
PROPOSAL 5—AMENDMENT OF OUR CERTIFICATE OF INCORPORATION TO ELIMINATE THE RESTRICTION ON ISSUANCE OF NONVOTING EQUITY SECURITIES	63
TRANSACTIONS WITH RELATED PERSONS	64
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	65
OTHER MATTERS	68
Section 16(a) Beneficial Ownership Reporting Compliance	68
Householding of Proxy Materials	68
Stockholder Proposals	68

HC2 Holdings, Inc.

460 Herndon Parkway, Suite 150

Herndon, VA 20170

Annual Meeting of Stockholders

June 12, 2014

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE 2014 ANNUAL MEETING

Why Am I Receiving Proxy Materials?

The Board of Directors (the “Board”) of HC2 Holdings, Inc. (“HC2” or the “Company”), formerly known as PTGi Holding, Inc., is soliciting your proxy to vote at the 2014 Annual Meeting of Stockholders (the “2014 Annual Meeting”) to be held at the Company’s corporate offices located at 460 Herndon Parkway, Suite 150, Herndon, VA 20170, on June 12, 2014, at 10:00 a.m., Eastern Daylight Saving Time, and any adjournments or postponements of the 2014 Annual Meeting. This Proxy Statement is dated April 29, 2014 and HC2 expects to mail the Notice of Internet Availability of Proxy Materials (the “Notice”) to all stockholders entitled to vote at the 2014 Annual Meeting on or about May 1, 2014. The purpose of the 2014 Annual Meeting and the matters to be acted upon are set forth in this Proxy Statement, the Notice of Annual Meeting of Stockholders and the Notice.

Why Did I Receive a One-page Notice of Internet Availability of Proxy Materials, or the Notice, this Year Instead of a Full Set of Proxy Materials?

The rules and regulations of the Securities and Exchange Commission (the “SEC”) allow us to furnish proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2013, by providing access to such documents on the Internet instead of mailing a printed copy of such proxy materials to each stockholder of record. The Notice provides instructions on how to access and review all of the proxy materials and how to submit your proxy on the Internet. As described in the Notice, any stockholder, at no cost to the stockholder, may request to receive proxy materials in printed form by mail, telephone or electronically by e-mail. If you would like to receive a printed or e-mail copy of the proxy materials, you should follow the instructions for requesting such materials in the Notice. Our Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2013 are available at www.proxyvote.com and under the “Investor Relations—Proxy Materials” section of our website, www.ptgi-ics.com.

Who Can Vote?

Only stockholders who owned our common stock as of the close of business on April 15, 2014 are entitled to vote at the 2014 Annual Meeting. As of this record date, there were 15,436,865 shares of our common stock outstanding and entitled to vote. Common stock is our only class of voting stock.

You do not need to attend the 2014 Annual Meeting to vote your shares. Shares represented by valid proxies, received in time for the 2014 Annual Meeting and not revoked prior to the 2014 Annual Meeting, will be voted at the 2014 Annual Meeting. For instructions on how to change or revoke your proxy, see “May I Change or Revoke My Proxy?” below.

How Many Votes Do I Have?

Each share of HC2 common stock entitles you to one vote, without cumulation, on each matter to be voted upon at the meeting.

How Do I Vote?

Whether or not you plan to attend the 2014 Annual Meeting, we urge you to vote by proxy. If you vote by proxy, the individuals named on the proxy card, or your “proxies,” will vote your shares in the manner you indicate. Unless a stockholder gives instructions to the contrary, shares of our common stock represented by proxies will be voted in accordance with the Board’s recommendation. Voting by proxy will not affect your right to attend the 2014 Annual Meeting.

If your shares are registered directly in your name through our stock transfer agent, Broadridge Corporate Issuer Solutions, Inc., or you have stock certificates registered in your name, you may vote:

•	By Internet or by telephone. Follow the instructions included in the Notice to vote by Internet or telephone. Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Daylight Saving Time on June 11, 2014.

•	By mail. As described in the Notice, you may request printed proxy materials, in which case you may complete, sign and return the proxy card in the postage pre-paid envelope accompanying the proxy materials so that it is received prior to the 2014 Annual Meeting.

•	In person at the 2014 Annual Meeting. If you attend the 2014 Annual Meeting, you may deliver your completed proxy card in person, if you have requested printed proxy materials, or you may vote your shares in person by completing a ballot, which will be available at the 2014 Annual Meeting.

If your shares are held in “street name” (meaning the shares are held in the name of a bank, broker or other nominee who is the record holder), you must provide the bank, broker or other nominee with instructions on how to vote your shares and can do so as follows:

•	By Internet or by telephone. Follow the instructions you receive from the bank, broker or other nominee to vote by Internet or telephone.

•	By mail. You will receive instructions from the bank, broker or other nominee explaining how to vote your shares.

•	In person at the 2014 Annual Meeting. Contact the bank, broker or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the 2014 Annual Meeting. You will not be able to vote in person at the 2014 Annual Meeting unless you have a proxy card from your bank, broker or other nominee.

How Does the Board Recommend I Vote on the Proposals?

The Board recommends that you vote as follows:

•	“FOR” the election of the three nominees identified in this Proxy Statement as directors (Proposal 1);

•	“FOR” the approval, by non-binding vote, of the compensation of our named executive officers (also known as a “Say on Pay” vote) (Proposal 2);

•	“FOR” the approval of the HC2 Holdings, Inc. 2014 Omnibus Equity Award Plan (the “2014 Plan”) (Proposal 3);

•	“FOR” the approval of an amendment of our Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to renounce the Company’s expectancy regarding certain corporate opportunities and clarify the duty of loyalty of Overlap Persons (as defined under “Proposal 4”) regarding corporate opportunities (the “Corporate Opportunities Amendment”) (Proposal 4); and

•	“FOR” the approval of an amendment of our Certificate of Incorporation to eliminate the restriction on issuance of nonvoting equity securities (Proposal 5).

If any other matter is presented at the 2014 Annual Meeting, including a proposal to adjourn or postpone the 2014 Annual Meeting to permit the Company to solicit additional proxies in favor of any proposal, your proxy provides that your shares will be voted by the proxy holder listed on the proxy card in accordance with his or her discretion. As of the time this Proxy Statement was printed, we knew of no matters that need to be acted on at the 2014 Annual Meeting, other than those described in this Proxy Statement.

May I Change or Revoke My Proxy?

If you give us your proxy, you may change or revoke it at any time before the 2014 Annual Meeting or, if you attend the 2014 Annual Meeting in person, at the 2014 Annual Meeting.

If you hold your shares as a record holder, you may change or revoke your proxy in any one of the following ways:

•	By re-voting at a subsequent time by Internet or by telephone as instructed above;

•	By signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above;

•	By delivering a signed revocation letter to Andrea L. Mancuso, the Company’s Corporate Secretary, at the address above before the 2014 Annual Meeting, which states that you have revoked your proxy; or

•	By attending the 2014 Annual Meeting and voting in person. Attending the 2014 Annual Meeting in person will not in and of itself revoke a previously submitted proxy. You must specifically request at the 2014 Annual Meeting that it be revoked.

Your latest dated proxy card, Internet or telephone vote is the one that is counted.

If your shares are held in the name of a bank, broker or other nominee, you may change your voting instructions by following the instructions of your bank, broker or other nominee.

What if I Receive More Than One Notice or Proxy Card?

You may receive more than one Notice or, if you have requested printed proxy materials, more than one proxy card if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described under “How Do I Vote?” for each account to ensure that all of your shares are voted.

Will My Shares be Voted if I Do Not Vote or Instruct my Nominee as to How to Vote?

If your shares are registered in your name, they will not be voted if you do not vote by Internet, by telephone, by completing, signing and returning your proxy card, if you have requested printed proxy materials, or in person at the 2014 Annual Meeting, as described above under “How Do I Vote?”

With respect to shares held in street name, your bank, broker or other nominee generally has the discretionary authority to vote uninstructed shares on “routine” matters, but cannot vote such uninstructed shares on “non-routine” matters. A “broker non-vote” will occur if your bank, broker or other nominee cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your bank, broker or other nominee chooses not to vote on a matter for which it does have discretionary voting authority. Proposals 1, 2, 3, 4 and 5 are considered non-routine matters under applicable rules, and therefore your bank, broker or other nominee does not have discretionary authority to vote your uninstructed shares on such matters. Therefore, if you hold your shares in street name, it is critical that you instruct your bank, broker or other nominee how to vote if you want your vote to be counted.

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Elect Directors

The three nominees for director who receive the most votes (also known as a “plurality” of the votes) will be elected. You may vote either FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of directors.

Broker non-votes will have no effect on the outcome of this proposal.

Proposal 2: Approval, by non-binding vote, of the compensation of our named executive officers

The favorable vote of a majority of the votes cast by stockholders will constitute the stockholders’ non-binding approval of the compensation of our named executive officers.

Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Proposal 3: Approval of the 2014 Plan	The favorable vote of a majority of the votes cast by stockholders will constitute the approval of the 2014 Plan. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Proposal 4: Approval of the Corporate Opportunities Amendment

The favorable vote of a majority of our outstanding common stock as of the Record Date will constitute the approval of the Corporate Opportunities Amendment.

Abstentions and broker non-votes will have the effect of a vote AGAINST this proposal.

Proposal 5: Approval of the amendment of our Certificate of Incorporation to eliminate the restriction on issuance of nonvoting equity securities

The favorable vote of a majority of our outstanding common stock as of the Record Date will constitute the approval of the amendment of our Certificate of Incorporation to eliminate the restriction on issuance of nonvoting equity securities.

Abstentions and broker non-votes will have the effect of a vote AGAINST this proposal.

Is Voting Confidential?

We will keep all the proxies, ballots and voting tabulations private. We only let our inspector of election examine these documents.

What Are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by e-mail or other electronic means or by telephone. We will pay these directors and employees no additional compensation for these services. We will ask banks, brokers and other nominees to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their reasonable, out-of-pocket expenses.

What Constitutes a Quorum for the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the shares of HC2 common stock issued and outstanding and entitled to vote at the 2014 Annual Meeting, is necessary to constitute a quorum at the 2014 Annual Meeting. Votes of stockholders of record who are present at the 2014 Annual Meeting in person or by proxy and abstentions will be counted for purposes of determining whether a quorum exists, but broker non-votes will not be counted for purposes of determining a quorum. A quorum is necessary before business may be transacted at the 2014 Annual Meeting except that, even if a quorum is not present, the chairman of the 2014 Annual Meeting or the holders of shares having a majority of the voting power present, in person or by proxy, shall have the power to adjourn the 2014 Annual Meeting from time to time until a quorum is present.

How do I Attend the 2014 Annual Meeting?

The 2014 Annual Meeting will be held on Thursday, June 12, 2014 at 10:00 a.m., Eastern Daylight Saving Time, at the Company’s corporate office located at 460 Herndon Parkway, Suite 150, Herndon, VA 20170. When you arrive at the Company’s office, the receptionist will direct you to the conference room. You need not attend the 2014 Annual Meeting in order to vote. You must bring with you proof of HC2 stock ownership as of the close of business on April 15, 2014, which is the record date for the 2014 Annual Meeting, and a valid personal photo identification card, such as a driver’s license or passport, in order to be admitted to the 2014 Annual Meeting. The purpose of this requirement is to assist us in verifying that you are a stockholder of HC2.

ELECTION OF DIRECTORS

(PROPOSAL 1)

The size of our Board is determined by resolution of the Board, subject to the requirements of our Certificate of Incorporation and Second Amended and Restated By-laws (the “By-laws”). On January 15, 2014, the Board approved the reduction of the number of directors serving on the Board from four to three members, effective January 16, 2014, in light of contemporaneous director resignations discussed below. Our Board currently consists of the following three directors: Wayne Barr, Jr., Phillip Falcone, and Robert M. Pons. The Board will continue to evaluate the size of the Board and make adjustments as needed to meet the current and future needs of the Company.

At our 2013 Annual Meeting, each of Mark E. Holliday, Mr. Pons, Steven D. Scheiwe and Neil S. Subin was elected to serve until our 2014 Annual Meeting, as provided by our By-laws. The following director resignations occurred during December 2013 and January 2014: (i) effective December 31, 2013, Mr. Subin resigned from his positions as Chairman of the Board and a director of the Company; (ii) effective January 16, 2014, Mr. Holliday resigned from his positions as Chairman of the Board and a director of the Company; and (iii) effective January 16, 2014, Mr. Scheiwe resigned from his position as a director of the Company.

The following director appointments occurred during January 2014: (i) effective January 1, 2014, Mr. Barr was appointed to the Board; and (ii) effective January 16, 2014, Mr. Falcone was appointed to the Board. Also, effective January 16, 2014, Mr. Pons was appointed to serve as the Company’s Executive Chairman of the Board.

At the 2014 Annual Meeting, at the recommendation of our Nominating and Governance Committee, our Board has nominated each of Messrs. Barr, Falcone and Pons for the election as a director, to hold office until the Annual Meeting of Stockholders in 2015 and until his successor is duly elected and qualified.

The proxy holders intend to vote each proxy received from stockholders of record for the election of all of these nominees, unless otherwise instructed. Pursuant to SEC rules, proxies cannot be voted for a greater number of persons than the number of nominees named.

Each director nominee has consented to be named as a nominee in this Proxy Statement, and we expect each nominee to be able to serve if elected. If any nominee is not able to serve, proxies may be voted for a substitute nominee, or, in the discretion of the Board, the position may be left vacant.

The principal occupations and certain other information about the nominees (including the skills and qualifications that led to the conclusion that they should serve as directors) are set forth below.

The Board unanimously recommends a vote “FOR” the election of Messrs. Barr, Falcone and Pons as directors.

BOARD OF DIRECTORS

Information Regarding Directors

Set forth below is certain information with respect to our directors nominated for election. This information has been provided by each director at the request of the Company. None of the directors is related to each other or any executive officer of the Company. Pursuant to Proposal 1 of this Proxy Statement, each of our current directors has been nominated by our Board for election at the 2014 Annual Meeting, to hold office until the Annual Meeting of Stockholders in 2015 and until his successor is duly elected and qualified.

Directors

Name	Age	Director Since
Wayne Barr, Jr. (1)(2)(3)	49	2014
Philip A. Falcone	51	2014
Robert M. Pons	57	2011

(1)	Chairman and Member of the Compensation Committee.
(2)	Chairman and Member of the Audit Committee.
(3)	Chairman and Member of the Nominating and Governance Committee.

Wayne Barr, Jr., 49, has served as a director of HC2 since January 2014. Mr. Barr is managing director of Alliance Group of NC, LLC, a full service real estate firm providing brokerage, planning and consulting services throughout North Carolina to a wide variety of stakeholders including landowners, developers, builders and investors, a position he has held since 2013. Mr. Barr is also the principal of Oakleaf Consulting Group LLC, a management consulting firm focusing on technology and telecommunications companies, which he founded in 2001. Mr. Barr also co-founded and was president from 2003 to 2008 of Capital & Technology Advisors, a management consulting and restructuring firm. Mr. Barr has served on the boards of directors of Anacomp, Leap Wireless International, NEON Communications and Globix Corporation. He currently serves as a director of Evident Technologies, Inc. since 2005 and Float-Tech, Inc. since 2012. Mr. Barr received his J.D. degree from Albany Law School of Union University and is admitted to practice law in New York State. He is also a licensed real estate broker in the state of North Carolina.

Philip A. Falcone, 51, has served as a director of HC2 since January 2014. Mr. Falcone has served as a director, Chairman of the Board and Chief Executive Officer of Harbinger Group Inc. (“HGI”) since July 2009. From July 2009 to July 2011, Mr. Falcone also served as the President of HGI. Mr. Falcone is also the Chief Investment Officer and Chief Executive Officer of Harbinger Capital Partners LLC (“Harbinger Capital”), an affiliate of HGI, and is the Chief Investment Officer of other Harbinger Capital affiliated funds. Mr. Falcone co-founded the funds affiliated with Harbinger Capital in 2001. Mr. Falcone is also the Chairman of the Board, President and Chief Executive Officer of Zap.Com Corporation, a subsidiary of HGI. Mr. Falcone has over two decades of experience in leveraged finance, distressed debt and special situations. Prior to joining the predecessor of Harbinger Capital, Mr. Falcone served as Head of High Yield trading for Barclays Capital. From 1998 to 2000, he managed the Barclays High Yield and Distressed trading operations. Mr. Falcone held a similar position with Gleacher Natwest, Inc., from 1997 to 1998. Mr. Falcone began his career in 1985, trading high yield and distressed securities at Kidder, Peabody & Co. Mr. Falcone received an A.B. in Economics from Harvard University. Based on the amount of HC2 common stock that HGI, Harbinger Capital and other HGI-affiliated entities beneficially own, such persons may be deemed to be affiliates of the Company. See “Security Ownership of Certain Beneficial Owners and Management.”

Robert M. Pons, 57, has served as a director of PTGi since September 2011, President and Chief Executive Officer of PTGi from August 2013 to January 2014 and Executive Chairman of PTGi since January 2014. From February 2011 to April 2014 he was Chairman of Live Microsystems, formerly Livewire Mobile, Inc., a comprehensive one-stop digital content solution for mobile carriers,. From January 2008 until February 2011, Mr. Pons was Senior Vice President of TMNG Global, a leading provider of professional services to the converging communications media and entertainment industries and the capital formation firms that support it. From January 2004 until April 2007, Mr. Pons served as President and Chief Executive Officer of Uphonia, Inc. (previously SmartServ Online, Inc.), a wireless applications service provider. From August 2003 until January 2004, Mr. Pons served as Interim Chief Executive Officer of SmartServ Online, Inc. on a consulting basis. From March 1999 to August 2003, he was President of FreedomPay, Inc., a wireless device payment processing company. During the period January 1994 to March 1999, Mr. Pons was President of Lifesafety Solutions, Inc., an enterprise software company. Mr. Pons has over 30 years of management experience with telecommunications companies including MCI, Inc., Sprint, Inc. and Geotek, Inc. Mr. Pons also currently serves on the board of directors of Concurrent Computer Corporation, a global leader in multi-screen video delivery, media data management and monetization platforms, DragonWave a leading provider of high-capacity wave solutions for next generation IP networks and as Vice-Chairman of MRV Communications. Within the past five years, he has also served on the boards of directors of Proxim Wireless Corporation, Network-1 Security Solutions, Inc. and Arbinet Corporation from April 2009 until its acquisition by PTGi in February 2011. Mr. Pons received a B.A. degree from Rowan University.

Analysis of our Directors in Light of Our Business

Historically, we have operated a network of direct routes and provided premium voice communication services for national telecom operators, mobile operators, wholesale carriers, prepaid operators, Voice over Internet Protocol service operators and Internet service providers. We classify these services into two categories: Traditional Services and International Carrier Services (“ICS”). We are also evaluating several strategic and business alternatives, which may include the following: acquiring assets or businesses unrelated to our current or historical telecommunications operations, operating, growing or acquiring additional assets or businesses related to our current or historical telecommunications operations, including expanding our ICS business, or winding down or selling our existing operations, including the ICS business.

Our Board has considered the experience, qualifications, attributes and skills of its members in light of our business and structure, and concluded that each of our current directors should serve on the Board. In particular, the Board considered:

•	Mr. Barr’s experience as a director in the telecommunications industry and his knowledge regarding management consulting matters, as these are valuable assets to HC2 and the Board.

•	Mr. Falcone’s extensive investment experience and his controlling relationship with HGI, which beneficially owns a substantial portion of HC2’s outstanding common stock.

•	Mr. Pons’s experience in various executive positions in the telecommunications industry and his knowledge regarding intellectual property matters, as well as his service on the board of directors of Arbinet Corporation from April 2009 until its acquisition by HC2 in February 2011, as these are valuable assets to HC2 and the Board.

Certain Legal Proceedings Affecting Mr. Falcone

On September 16, 2013, the United States District Court for the Southern District of New York entered a final Judgment (the “Final Judgment”) approving a settlement between the SEC and Harbinger Capital, Harbinger Capital Partners Special Situations GP, LLC, Harbinger Capital Partners Offshore Manager, L.L.C., and Philip A. Falcone (collectively, the “HCP Parties”), in connection with two civil actions previously filed against the HCP Parties by the SEC. One civil action alleged that Harbinger Capital Partners Special Situations GP, LLC, Harbinger Capital Partners Offshore Manager, L.L.C., and Mr. Falcone violated the anti-fraud provisions of the federal securities laws by engaging in market manipulation in connection with the trading of the debt securities of a particular issuer from 2006 to 2008. The other civil action alleged that Harbinger Capital and Mr. Falcone violated the anti-fraud provisions of the federal securities laws in connection with a loan made by

Harbinger Capital Partners Special Situations Fund, L.P. to Mr. Falcone in October 2009 and in connection with the circumstances and disclosure regarding alleged preferential treatment of, and agreements with, certain fund investors.

The Final Judgment bars and enjoins Mr. Falcone for a period of five years (after which he may seek to have the bar and injunction lifted) from acting as or being an associated person of any “broker,” “dealer,” “investment adviser,” “municipal securities dealer,” “municipal adviser,” “transfer agent,” or “nationally recognized statistical rating organization” (as those terms are defined under the federal securities laws, collectively, the “Specified Entities”). Under the Final Judgment, Mr. Falcone may continue to own and control HGI and serve as its Chief Executive Officer, as a director of HGI and as Chairman of HGI’s board of directors.

During the period of the bar, Mr. Falcone may remain associated with Harbinger Capital and certain other Harbinger Capital-related entities, provided that, during such time, Mr. Falcone’s association will be limited as set forth in the Final Judgment. The HCP Parties must take all actions reasonably necessary to expeditiously satisfy all redemption requests of investors in the Harbinger Capital-related funds, which may include the orderly disposition of Harbinger Capital-related fund assets. In addition, during the bar period, the HCP Parties and certain Harbinger Capital-related entities may not raise new capital or make capital calls from existing investors. The Final Judgment requires the HCP Parties to pay disgorgement, prejudgment interest, and civil penalties totaling approximately $18 million. In addition, certain of the activities of the HCP Parties at the Harbinger Capital-related funds will be subject to the oversight of an independent monitor for two years.

Additionally, on October 7, 2013, HGI, Fidelity & Guaranty Life (formerly, Harbinger F&G, LLC), a subsidiary of HGI, Fidelity & Guaranty Life Insurance Company of New York (“FGL NY Insurance”), a subsidiary of FGL, and Mr. Falcone delivered a commitment (the “NYDFS Commitment”) to the New York State Department of Financial Services (“NYDFS”) pursuant to which Mr. Falcone agreed for a period of up to seven years that he will not, directly or indirectly, individually or through any person or entity, exercise control (within the meaning of Insurance Law § 1501(a)(2)) over FGL NY Insurance or any other New York-licensed insurer. In connection with the NYDFS Commitment, neither Mr. Falcone nor any employee of Harbinger Capital, may (i) serve as a director or officer of FGL or (ii) be involved in making investment decisions for FGL’s portfolio of assets or any funds withheld account supporting credit for reinsurance for FGL. The NYDFS Commitment provides that: (i) Mr. Falcone may continue to own any direct or indirect interest in HGI and serve as an officer or director of HGI and (ii) HGI may continue to own any direct or indirect interest in FGL NY Insurance and any other New York-licensed insurer. Any other activities related solely to FGL (other than FGL NY Insurance) are not prohibited and HGI executives (other than Mr. Falcone) may continue to serve on FGL’s board of directors. In addition, in connection with its re-domestication to Iowa, on October 7, 2013, Fidelity & Guaranty Life Insurance Company (“FGL Insurance”), a subsidiary of FGL, agreed to the conditions set by the Iowa Insurance Commissioner (together with the NYDFS Commitment, the “Commitments”) that neither Mr. Falcone nor any employees of Harbinger Capital may serve as an officer or director of FGL Insurance or FGL (but FGL Insurance may request that the Iowa Insurance Division lift this restriction after five years) and neither Mr. Falcone nor Harbinger Capital will be involved in making investment decisions for FGL Insurance or any funds withheld account that supports credit for reinsurance for FGL Insurance for five years.

Director Independence

Our common stock currently is traded on the OTCQB Market. Accordingly, we are not subject to the rules of any national securities exchange which require that a majority of a listed company’s directors meet independence standards prescribed by such rules. For purposes of preparing the disclosures in this Proxy Statement regarding director independence, as required by SEC rules, we have used the definition of “independent director” and related independence standards set forth in the listing standards of the New York Stock Exchange (the “NYSE Rules”). We have also adopted director independence standards included in our Guidelines (as defined below under “—Corporate Governance Guidelines”), which our Board uses to determine if a particular director is independent. Our Board has affirmatively determined that Mr. Barr is an independent director and is independent for purposes of serving on the Audit Committee, Compensation Committee and Nominating and Governance Committee under NYSE Rules and our Guidelines.

Board Committees

The Board maintains standing Audit, Compensation, and Nominating and Governance Committees.

Audit Committee

During the year ended December 31, 2013, the Audit Committee held four meetings. During 2013, the Audit Committee consisted of Mark E. Holliday (Chairman), Steven D. Scheiwe and Neil S. Subin. The Audit Committee currently consists of Wayne Barr, Jr. (Chairman). The Audit Committee has the authority and responsibility to hire an independent registered public accounting firm to audit the Company’s books, records and financial statements, to discuss with such independent registered public accounting firm the results of such audit and review, to conduct periodic independent reviews of the systems of accounting (including systems of internal control), and to make reports periodically to the Board with respect to its findings.

The Board has determined that the current Audit Committee member meets the independence requirements applicable to audit committee members under NYSE Rules and that the Audit Committee member meets the independence requirements of the SEC under Rule 10A-3(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). During 2013, our Board determined that each of Messrs. Holliday and Scheiwe was an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC. Our Board has determined that the current Audit Committee member is not an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC. The Board has considered the qualifications of the current member of the Audit Committee and has determined that he possesses the skills necessary to review and analyze the Company’s financial statements and processes and to fulfill his other duties in accordance with the terms of the Audit Committee Charter. As a result, the Board has determined that the absence of an audit committee financial expert at this time will not adversely affect the Audit Committee’s performance of its duties and responsibilities.

The Audit Committee is responsible, among its other duties, for engaging, overseeing, evaluating and replacing the Company’s independent registered public accounting firm, pre-approving all audit and non-audit services by the independent registered public accounting firm, reviewing the scope of the audit plan and the results of each audit with management and the independent registered public accounting firm, reviewing the Company’s internal audit function, reviewing the adequacy of the Company’s system of internal accounting controls and disclosure controls and procedures, reviewing the financial statements and other financial information included in the Company’s annual and quarterly reports filed with the SEC, and exercising oversight with respect to the Company’s code of ethical conduct (the “Code of Conduct”) and other policies and procedures regarding adherence with legal requirements. The Audit Committee’s duties are set forth in the Audit Committee Charter. A copy of the Audit Committee Charter is available under the “Investor Relations—Corporate Governance” section of our website, www.ptgi-ics.com.

Compensation Committee

During the year ended December 31, 2013, the Compensation Committee held eight meetings. From January 1, 2013 to July 31, 2013, the Compensation Committee consisted of Neil S. Subin (Chairman), Mark E. Holliday and Robert M. Pons, and from August 1, 2013 to December 31, 2013, it consisted of Mr. Subin and Mr. Holliday. The Compensation Committee currently consists of Wayne Barr, Jr. (Chairman). The Board has determined that the current Compensation Committee member meets the applicable independence requirements under NYSE Rules.

The Compensation Committee is primarily responsible for fixing the compensation of our Chief Executive Officer (our “CEO”), the other executive officers and our directors, deciding other compensation matters such as those relating to the operation of our Management Compensation Plan, as amended (the “Management Compensation Plan”), or any other compensation plan that may be adopted from time to time, including the award of equity instruments under the Management Compensation Plan or other compensation plan, and administering and approving the Company’s annual cash incentive plan, if any. The CEO (or other principal executive officer, as applicable) recommends to the Compensation Committee the compensation for the other executive officers. The Delaware General Corporation Law (the “DGCL”) generally permits the Compensation Committee to delegate its authority and responsibilities to subcommittees consisting of one or more members of such committee. A copy of the Compensation Committee Charter is available under the “Investor Relations—Corporate Governance” section of our website, www.ptgi-ics.com.

Nominating and Governance Committee

During the year ended December 31, 2013, the Nominating and Governance Committee held four meetings and the committee consisted of Steven D. Scheiwe (Chairman), Mark E. Holliday, and Neil S. Subin. The Nominating and Governance Committee currently consists of Wayne Barr, Jr. (Chairman). The Board has determined that the current Nominating and Governance Committee member meets the applicable independence requirements under NYSE Rules.

The Nominating and Governance Committee is responsible for (i) identifying, reviewing and evaluating candidates to serve as directors of the Company, (ii) serving as a focal point for communication between such candidates, non-committee directors and the Company’s senior management, (iii) recommending such candidates to the Board, and (iv) making such other recommendations to the Board regarding the governance affairs relating to the directors of the Company (excluding director compensation, which is the responsibility of the Compensation Committee) and advising the Board with respect to Board composition, procedures and committees. The Nominating and Governance Committee’s duties are set forth in the Nominating and Governance Committee Charter. A copy of the Nominating and Governance Committee Charter is available under the “Investor Relations—Corporate Governance” section of our website, www.ptgi-ics.com.

Corporate Governance Guidelines

The Board has approved, following recommendation by the Nominating and Governance Committee, Corporate Governance Guidelines (the “Guidelines”), which address director qualifications and independence standards, responsibilities of the Board, access to management and independent advisors, certain Board compensation matters, procedures for review of related party transactions, Board orientation and continuing education, Board committees, succession planning, communications with stockholders and the media, and certain matters with respect to our Code of Conduct. A copy of the Guidelines is available under the “Investor Relations—Corporate Governance” section of our website, www.ptgi-ics.com.

Director Nomination Process

The Nominating and Governance Committee has the primary responsibility for identifying, evaluating, reviewing and recommending qualified candidates to serve on the Board. The Nominating and Governance Committee considers the following factors set forth in the Nominating and Governance Committee Charter in selecting candidates for Board service: experience, skills, expertise, diversity (“Diversity Considerations”), personal and professional integrity, character, business judgment, sufficient time to devote to Board matters, conflicts of interest and other relevant factors deemed appropriate in the context of the needs of the Board. In evaluating Diversity Considerations, the Nominating and Governance Committee utilizes an expansive definition of diversity that includes differences of experience, education and talents, among other things. While the Nominating and Governance Committee does not have a formal diversity policy, it seeks to achieve a range of talents, skills and expertise on the Board and evaluates each nominee with regard to the extent to which he or she contributes to this overall mix.

The Nominating and Governance Committee may use multiple sources for identifying director candidates, including its own contacts and referrals from other directors, members of management, the Company’s advisors, and executive search firms. The Nominating and Governance Committee will consider director candidates recommended by stockholders, in accordance with the procedures described below under the heading “Other Matters—Stockholder Proposals,” and will evaluate such director candidates in the same manner in which it evaluates candidates recommended by other sources. For those potential new director candidates who appear upon first consideration to meet the Board’s selection criteria, the Nominating and Governance Committee will conduct appropriate inquiries into their background and qualifications and, depending on the result of such inquiries, arrange for in-person meetings with the potential candidates. Directors are obligated to complete orientation training concerning the Company and required to comply with limitations on outside activities directors may engage in, absent Board approval.

If a stockholder wishes to nominate a candidate to be considered for election as a director at the 2015 Annual Meeting, such stockholder must follow the procedures described below under the heading “Other Matters—Stockholder Proposals.”

The Nominating and Governance Committee is responsible for reviewing and making a recommendation to the Board regarding the continued service of the Company’s directors, (i) based upon service to the Company during a director’s term, attendance, participation, quality of performance and actual or potential conflicts of interest, and (ii) in the event an employee director’s employment with the Company is terminated for any reason or a non-employee director changes his/her primary job responsibility since the time such director was most recently elected to the Board. The Guidelines provide that members of the Company’s management serving on the Board who cease to serve as a member of the Company’s management shall offer his or her resignation from the Board effective on the last date of employment; while the Board need not accept such offer of resignation, in general, a member of the Company’s management shall not continue to serve as a member of the Board following such cessation of employment. The Guidelines also provide that members of the Board will offer to resign from the Board upon the occurrence of certain specified sanctions, charges or admissions of fault or liability, subject to the Board’s refusal to accept such resignations in certain circumstances.

The Nominating and Governance Committee Charter and the Guidelines are intended to provide a flexible set of criteria for the effective functioning of the Company’s director nomination process. The Nominating and Governance Committee intends to review its Charter and the Guidelines at least annually and anticipates that modifications may be necessary from time to time as the Company’s needs and circumstances evolve, and as applicable legal or listing standards change. The Nominating and Governance Committee or the Board may amend the Nominating and Governance Committee Charter and Guidelines at any time, in which case the most current version will be available on the Company’s website at www.ptgi-ics.com.

Stockholder and other Interested Party Communications with the Board and/or non-Employee Directors

The Board welcomes communications from the Company’s stockholders and other interested parties and has adopted a procedure for receiving and addressing those communications. Stockholders and other interested parties may send written communications to the Board or the non-employee directors by writing to the Board or the non-employee directors at the following applicable address: Board / Non-Employee Directors, HC2 Holdings, Inc., 460 Herndon Parkway, Suite 150, Herndon, Virginia 20170, Attention: Corporate Secretary. Communications by e-mail should be addressed to corpsec@ptgi-ics.com and marked “Attention: Corporate Secretary” in the “Subject” field. The Corporate Secretary will review and forward all communications from stockholders or other interested parties to the intended recipient, except for those communications from stockholders or other interested parties that are outside the scope of Board matters or duplicative of other communications by the applicable stockholder or interested party and previously forwarded to the intended recipient.

Annual Meeting Attendance

During the year ended December 31, 2013, our Board held nine meetings. During 2013, each of our incumbent directors attended more than 75% of the aggregate number of meetings of our Board held during the period in which he was a director and the committees on which he served during the periods that he served. Directors are expected, absent schedule conflicts, to attend our Annual Meeting of Stockholders each year. All our then-serving directors attended the 2013 Annual Meeting of Stockholders.

Code of Conduct

We have adopted a Code of Conduct applicable to all directors, officers and employees, including the CEO, senior financial officers and other persons performing similar functions. The Code of Conduct is a statement of business practices and principles of behavior that support our commitment to conducting business in accordance with the highest standards of business conduct and ethics. Our Code of Conduct covers, among other things, compliance resources, conflicts of interest, compliance with laws, rules and regulations, internal reporting of violations and accountability for adherence to the Code of Conduct. A copy of the Code of Conduct is available under the “Investor Relations—Corporate Governance” section of our website, www.ptgi-ics.com. Any amendment of the Code of Conduct or any waiver of its provisions for a director or executive officer must be approved by the Board or a duly authorized committee thereof and will be publicly disclosed as may be required by applicable SEC or stock exchange rules.

Board Leadership Structure

From January 1, 2013 to January 15, 2014, the role of Chairman and principal executive officer was split. Peter D. Aquino served as the Company’s Executive Chairman until his resignation, effective April 30, 2013, and effective May 1, 2013, Mr. Subin became the Chairman of the Board until his resignation effective December 31, 2013. From January 1, 2013 to July 31, 2013, Andrew Day served as the Company’s President and Chief Executive Officer, with Mr. Pons being appointed President and Chief Executive Officer effective August 1, 2013. Effective January 1, 2014, Mr. Holliday became the Chairman of the Board until his resignation effective January 15, 2014. During this period, the Board believed that the separation of the roles of Chairman and CEO allowed our CEO to focus his attention on managing the daily operations of the Company and the various strategic dispositions that the Company undertook in 2013, while our Chairman could provide leadership to the Board and focus on his duties as such.

In 2014, the Board determined to return to a leadership structure consisting of a combined Chairman of the Board and principal executive officer and a Lead Independent Director. As such, effective January 16, 2014, Mr. Pons became the Executive Chairman and Mr. Barr became the Lead Independent Director (a position discussed further below).

At this time, the Board believes that it is in the best interests of the Company to have Mr. Pons serve as Executive Chairman, which is currently the principal executive officer of the Company, and to control and implement the short- and long-term strategies of the Company. The Board believes that this joint position provides it with the ability to perform its oversight role over management with the benefit of a management perspective as to the Company’s business strategy and all other aspects of the business. With the position of Lead Independent Director, this governance structure also provides a form of leadership that allows the Board to function distinct from management, capable of objective judgment regarding management’s performance, and enables the Board to fulfill its duties effectively and efficiently. Mr. Barr currently serves as the Company’s Lead Independent Director, without any affiliation with management or any stockholder group, which mitigates the risk of any potential conflicts that might result from combining the roles of principal executive officer and Chairman or otherwise having a Chairman that is not independent.

The Chairman of the Board’s duties include:

•	presiding over all meetings and strategy sessions of the Board;

•	preparing the agenda for Board meetings with the Corporate Secretary and in consultation with the other members of the Board;

•	ensuring information flows openly between senior management and the Board; and

•	presiding over all meetings of stockholders.

The Lead Independent Director’s duties include:

•	convening executive sessions of the independent directors;

•	setting the agenda of and leading meetings of the independent directors;

•	briefing the Chairman and principal executive officer regarding issues arising during executive sessions, as necessary;

•	collaborating with the Chairman and principal executive officer to determine the Board agenda and Board information following consultations with the independent directors and the committee chairpersons; and

•	facilitating Board communication among the independent directors outside of Board meetings.

The Board has the discretion to elect a Chairman from time to time. The Chairman may be removed as Chairman at any time by a majority of the members of the Board. The Guidelines provide that in the event the Chairman is not an “independent” director, the Board shall select another director to serve as “Lead Independent Director” from among the members of the Board that are determined at that time by the Board to be “independent.”

Board Role in Risk Oversight

The Board supervises and has control over the Company’s governance and compliance processes and procedures. As part of this role, the Board has overall responsibility for risk supervision, with a focus on material risks facing the Company. The Board primarily discharges its risk supervision responsibilities through its Audit Committee and Compensation Committee functions, each of which reports its activities to the Board. The risk supervision responsibilities of the Board’s committees include the following:

•	Audit Committee. The Audit Committee is responsible for the supervision of risk policies and processes relating to the Company’s financial statements and financial reporting processes. This Committee reviews the Company’s risk management procedures and policies and discusses with management the Company’s material operating and financial risk exposures and the manner in which such exposures are managed. The Audit Committee also discusses these potential risks with the Company’s outside independent registered public accounting firm responsible for auditing the Company’s books, records and financial statements.

•	Compensation Committee. The Compensation Committee is responsible for evaluating potential compensation-related risks and supervising management’s assessment of risks related to employee compensation policies and programs, as discussed further below under “—Risk Considerations in Our Compensation Program.”

•	Nominating and Governance Committee. The Nominating and Governance Committee is responsible for evaluating potential risks related to corporate policies and procedures.

HC2’s CEO (or other principal executive officer, as applicable) and other members of the Company’s senior management team primarily design, implement, execute and monitor HC2’s risk management policies and procedures. The Audit Committee meets with our senior management team periodically to review HC2’s risk management practices.

Risk Considerations in Our Compensation Program

Our Compensation Committee, on an ongoing basis, reviews, assesses and discusses with management (i) whether the compensation of the Company’s employees (including named executive officers) encourages employees to engage in excessive risk, (ii) the relationship between risk and management policies and practices and compensation, and (iii) compensation policies and practices that could mitigate any such risk. Our Compensation Committee has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company, particularly in light of the following factors:

•	Our use of a variety of elements in our compensation program, such as base salary, annual performance-based cash incentive compensation, equity awards and special bonuses, which provide a balance of long- and short-term incentives;

•	Our use of a variety of financial and strategic performance objectives within our compensation elements, which helps ensure that the Company’s overall business strategy is appropriately promoted; and

•	Our internal controls and procedures, which help us to monitor excessive or inappropriate risktaking.

Compensation of Directors

Annual Cash Compensation. For 2013, the Company paid non-employee directors the following fees on a quarterly basis in arrears: (i) $40,000 annual fee for each non-employee director; (ii) $20,000 annual retainer for the Lead Independent Director; (iii) $15,000 annual retainer for the Chair of the Audit Committee; (iv) $10,000 annual retainer for the Chair of the Compensation Committee; (v) $7,500 annual retainer for the Chair of the Nominating and Governance Committee; and (vi) $5,000 annual retainer for each non-Chair committee membership (other than with respect to the special committee described below). Such amounts are prorated for non-employee directors who are elected or appointed during the year. In addition, the Company paid directors who were members of a special committee, originally formed in September 2011, a monthly retainer of $7,500 for continued service on such committee until it was dissolved effective September 30, 2013. Messrs. Holliday, Pons, Scheiwe and Subin served on the special committee during 2013. Effective January 1, 2014, the Compensation Committee approved a $20,000 annual retainer for the Chairman of the Board of Directors if the Chairman is not paid as an employee of the Company.

The Company also reimburses non-employee directors for their expenses. Employees of the Company who also serve as directors generally do not receive compensation for service on the Board. So, for example, since Mr. Aquino served as Executive Chairman in 2013 until his resignation, he did not receive any compensation for his service as a director during such periods. However, Mr. Pons agreed to continue to receive compensation as a non-employee director, despite his appointment and service as an executive officer during 2013. Because Mr. Pons is a named executive officer due to his position with the Company, his compensation is reflected in the Summary Compensation Table below in the “Compensation Tables” section, rather than in the Non-Employee Director Compensation Table below in this “—Compensation of Directors” section.

Stock-Based Compensation. Commencing with the 2011 Annual Meeting, unless otherwise provided by the Compensation Committee, immediately following each Annual Meeting of Stockholders during the term of the Management Compensation Plan and for which equity is available under such plan, each non-employee director will be granted an award of 5,000 restricted stock units (“RSUs”) and stock options to purchase 10,000 shares of our common stock with an exercise price per share equal to the fair market value of a share of our common stock on the date of grant. Each RSU award will vest in two equal installments on the first and second anniversary of the grant date (subject to continued service with the Company through each applicable vesting date). Each stock option so granted will vest and become exercisable ratably in three installments commencing on the date of grant and each of the first two anniversaries thereafter (subject to continued service with the Company through each applicable vesting date). All other terms and conditions of the grants will be established by the Compensation Committee and set forth in the non-employee director’s award agreement. In accordance with this policy, on

June 12, 2013, the Compensation Committee awarded each of Messrs. Holliday, Pons, Scheiwe and Subin (i) 5,000 RSUs, vesting 50% on June 12, 2014 and 50% on June 12, 2015 (subject to continued service with the Company through each applicable vesting date) and (ii) stock options to purchase 10,000 shares of our common stock with an original exercise price per share equal to $11.89, vesting ratably in three installments commencing on June 12, 2013 and each of June 12, 2014 and 2015 (subject to continued service with the Company through each applicable vesting date).

If a non-employee director is first appointed to the Board by the Board, and not at an Annual Meeting of Stockholders, pursuant to the Management Compensation Plan, the Compensation Committee shall grant the newly appointed director, as of the date of appointment, a pro rata annual director award for the estimated service period until the next Annual Meeting of Stockholders. In accordance with this policy, upon Mr. Barr’s appointment to the Board in January 2014, the Compensation Committee awarded Mr. Barr (i) 2,233 RSUs, which will vest 50% on January 8, 2015 and January 8, 2016 (subject to continued service with the Company through each applicable vesting date), and (ii) stock options to purchase 4,466 shares of the Company’s common stock at an exercise price per share equal to $3.62, vesting ratably in three installments commencing on January 8, 2014 and each of January 8, 2015 and January 8, 2016 (subject to continued service with the Company through each applicable vesting date). In accordance with this policy, upon Mr. Falcone’s appointment to the Board in January 2014, the Compensation Committee awarded Mr. Falcone (i) 2,028 RSUs, which will vest 50% on January 15, 2015 and January 15, 2016 (subject to continued service with the Company through each applicable vesting date), and (ii) stock options to purchase 4,055 shares of the Company’s common stock at an exercise price per share equal to $3.58, vesting ratably in three installments commencing on January 15, 2014 and each of January 15, 2015 and January 15, 2016 (subject to continued service with the Company through each applicable vesting date).

In addition, from time to time, the Compensation Committee may approve grants of equity-based awards to our directors in the form of time-vested RSUs. Such awards may be granted to recognize particularly strong efforts in connection with certain business objectives. We believe that the granting of such awards appropriately rewards strong efforts and encourages future dedication to achievement of our business objectives. During 2013, the Compensation Committee did not approve any of these types of grants.

In connection with resignations of certain directors during 2013, the Compensation Committee accelerated the vesting of options and RSUs and payment of dividend equivalents. On December 26, 2013, the Compensation Committee accelerated the vesting of 35,931 options and 35,500 RSUs held by Mr. Subin and a payment of $402,417 for dividend equivalents accrued with respect to such unvested RSUs.

Finally, in connection with resignations of certain directors effective January 15, 2014, the Compensation Committee accelerated the vesting of (i) 35,931 options and 7,500 RSUs held by Mr. Holliday and a payment of $73,750 for dividend equivalents accrued with respect to such unvested RSUs, and (ii) 35,931 options and 7,500 RSUs held by Mr. Scheiwe and a payment of $73,750 for dividend equivalents accrued with respect to such unvested RSUs.

Non-Employee Director Compensation Table

The following table provides compensation information for the year ended December 31, 2013 for each non-employee director:

Director	Fess Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Steven D. Scheiwe (4)	120,000	59,450	42,296	63,750	285,496
Neil S. Subin (5)	147,500	59,450	42,296	301,750	550,996
Mark E. Holliday (6)	132,500	59,450	42,296	63,750	297,996

(1)	These amounts represent the aggregate grant date fair value of RSUs granted in 2013 computed in accordance with FASB ASC Topic 718, formerly SFAS No. 123(R) (“ASC 718”). A discussion of the assumptions used in determining grant date fair value may be found in Note 8 to our Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2013.
(2)	These amounts represent the aggregate grant date fair value of stock option awards granted in 2013 computed in accordance with ASC 718. A discussion of the assumptions used in determining grant date fair value may be found in Note 8 to our Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2013.
(3)	The amounts shown for 2013 represent dividend equivalent payments made or accrued in fiscal 2013 in connection with our special cash dividend (the “2013 Dividend”) of $8.50 per share declared and paid to holders of our common stock in 2013. A discussion of the 2013 Dividend may be found in Note 9 to our Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2013. With respect to RSUs that were unvested as of the 2013 Dividend record date, the dividend equivalent payment was or will be made when the RSUs vest and the shares are issued.
(4)	As of December 31, 2013, Mr. Scheiwe had 7,500 RSUs and 163,561 stock options outstanding, of which 127,630 options were vested and 35,931 were unvested. Mr. Scheiwe received grants of 5,000 RSUs and 10,000 stock options on June 12, 2013. These RSUs and stock options had an aggregate grant date fair value of $101,746 based on the closing price of HC2 common stock on June 12, 2013 of $11.89.
(5)	As a result of the accelerated vesting of Mr. Subin’s RSUs and stock options on December 26, 2013 discussed above, as of December 31, 2013, Mr. Subin had no RSUs and 163,561 stock options outstanding, of which 163,561 options were vested. Mr. Subin received grants of 5,000 RSUs and 10,000 stock options on June 12, 2013. These RSUs and stock options had an aggregate grant date fair value of $101,746 based on the closing price of HC2 common stock on June 12, 2013 of $11.89.
(6)	As of December 31, 2013, Mr. Holliday had 7,500 RSUs and 130,665 stock options outstanding, of which 94,734 options were vested and 35,931 were unvested. Mr. Holliday received grants of 5,000 RSUs and 10,000 stock options on June 12, 2013. These RSUs and stock options had an aggregate grant date fair value of $101,746 based on the closing price of HC2 common stock on June 12, 2013 of $11.89.

Stock Ownership Guidelines

Our Board believes that directors more effectively represent the best interests of the Company if they are stockholders themselves. To ensure that linkage to stockholders occurs among the fiduciaries of the Company, the Guidelines provide that members of the Board are strongly encouraged to have equity ownership in the Company. In general, it is expected that within three (3) years after initial election or appointment to the Board, each member of the Board should own a minimum of $100,000 in common stock of the Company as of December 31st of such year (with such value to be determined as the higher of (i) the market value on December 31st of such year or (ii) the cost of the common stock at the time of purchase or vesting).

None of our current directors has served on the Board for three (3) years.

EXECUTIVE OFFICERS

Executive Officers

Executive officers are elected by and serve at the discretion of the Board. Set forth below is information regarding our executive officers as of May 1, 2014.

Name	Age	Position
Robert M. Pons	57	Executive Chairman
Mesfin Demise	43	Chief Financial Officer, Corporate Controller and Treasurer
Craig Denson	52	President of International Carrier Services
Andrea L. Mancuso	43	Acting General Counsel and Corporate Secretary

Robert M. Pons. Mr. Pons’s biography can be found under “Board of Directors—Information Regarding Directors.”

Mesfin Demise, 43, joined the Company as Senior Accountant in April 2000 and became Chief Financial Officer, Corporate Controller and Treasurer in December 2013. Prior to his appointment as the Company’s Chief Financial Officer, Corporate Controller and Treasurer, Mr. Demise was Manager of Cost of Sales in 2001, Manager of Internal Audit and Sarbanes-Oxley Compliance Officer in 2004, Controller for USA division from 2007 to 2011 reporting to the CEO/CFO, and Senior Director of Finance for ICS division from 2011 to 2013. Prior to joining the Company, from August 1999 to 2000, Mr. Demise was Senior Accountant for Red, Hot and Blue, Inc. Mr. Demise is a certified public accountant and holds a Bachelor of Arts in Accounting and MIS from George Mason University.

Craig Denson, 52, joined the Company in 2009 as Vice President, responsible for the wholesale and pre-paid divisions of our former Canadian subsidiary. In May 2012, Mr. Denson was assigned the global responsibility of the wholesale entity of HC2, becoming the President of International Carrier Services. Prior to joining the Company, from January 2000 to February of 2009, Mr. Denson was President and COO of Sigma Software Solutions, an OSS and BSS software company providing billing and CRM software to the telecom industry globally. From 1996 to 2000, Mr. Denson was Vice President and General Manager of ACS Canada, whereby he led the Telecom ASP software services division. Mr. Denson started his career with PepsiCo in 1986 in a management trainee position whereby he progressed from his initial assignment of route sales manager to National Sales Manager of two operating divisions before entering the telecom industry in 2000. Mr. Denson holds a business degree from Humber College.

Andrea L. Mancuso, 43, joined the Company as Associate General Counsel in November 2011 and became Acting General Counsel and Corporate Secretary in September 2013. Prior to joining the Company, from August 2010 to September 2011, Ms. Mancuso was Senior Counsel and Assistant Corporate Secretary of SRA International, Inc. (“SRA”) and provided leadership and expertise to expedite the sale of SRA to a private equity firm. From March 2002 to September 2009, Ms. Mancuso was a Corporate & Securities Associate at Arnold & Porter LLP law firm advising clients on securities law matters and corporate transactions. Ms. Mancuso is a certified public accountant and, prior to becoming an attorney, held various accounting positions. Ms. Mancuso holds a Juris Doctor from Georgetown Law Center and a Bachelor of Science from Lehigh University.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis in this section provides information regarding the fiscal 2013 compensation program for the principal executive and principal financial officers of the Company, for up to three of the Company’s other most highly compensated individuals who served as executive officers as of the last day of the year ending December 31, 2013, and for two additional executive officers other than the principal executive and principal financial officers, each of whom would have been considered one of the three most highly compensated executive officers serving as such as of the last day of the year ending December 31, 2013, but for the fact that he or she was not serving as an executive officer as of December 31, 2013. We refer to these officers as our “named executive officers” in this proxy statement.

Executive Summary

Fiscal 2013 was a year of significant achievement for us. Our management team, including our named executive officers, oversaw the following significant developments of the Company:

•	Divestiture of our BLACKIRON Data ULC subsidiary, which maintained our pure data center operations in Canada, in April 2013;

•	Divestiture of substantially all of our North America Telecom operations in July 2013;

•	Return of $119.8 million to our stockholders in 2013 through the payment of the 2013 Dividend; and

•	Ongoing evaluation of several strategic and business alternatives, which may include the following: acquiring assets or businesses unrelated to our current or historical telecommunications operations, operating, growing or acquiring additional assets or businesses related to our current or historical telecommunications operations, including expanding our ICS business, or winding down or selling our existing operations, including the ICS business.

During 2013, our Board also oversaw several important transitions of the senior executive leadership of the Company. Effective January 1, 2013, (i) Peter D. Aquino, our former Chairman of the Board, President and Chief Executive Officer, was appointed to serve as the Company’s Executive Chairman of the Board, and (ii) Andrew Day, our former North America CEO, was appointed to serve as the Company’s President and Chief Executive Officer. Effective April 30, 2013, Mr. Aquino resigned from his position as Executive Chairman and a director of the Company. Effective July 31, 2013, (i) Mr. Day resigned from his position as President and Chief Executive Officer, with Robert M. Pons being appointed President and Chief Executive Officer effective August 1, 2013, until his appointment solely as Executive Chairman effective January 16, 2014. Effective August 30, 2013, (i) John Filipowicz, our General Counsel and Corporate Secretary at the time, left the Company, and (ii) the position of Acting General Counsel and Corporate Secretary was transitioned to Andrea L. Mancuso, who was serving as our Associate General Counsel and Assistant Corporate Secretary at the time. Also effective August 30, 2013, Richard Ramlall, our Senior Vice President, Corporate Development and Chief Communications Officer at the time, left the Company. Finally, effective December 4, 2013, (i) James C. Keeley, our Chief Financial Officer, Corporate Controller and Treasurer at the time, left the Company, and (ii) the position of Chief Financial Officer, Corporate Controller and Treasurer was transitioned to Mesfin Demise, who was serving as our Senior Director of Finance for ICS division at the time.

Employees of the Company, such as our named executive officers, who also serve as directors generally do not receive compensation for service on the Board. So, for example, since Mr. Aquino served as Executive Chairman in 2013 until his resignation, he did not receive any compensation for his service as a director during such periods and his compensation was based on the philosophy and elements described in this “Compensation Discussion and Analysis” section. However, Mr. Pons agreed to continue to receive compensation as a non-employee director, despite his appointment and service as an executive officer during 2013. Because Mr. Pons is a named executive officer due to his position with the Company, his compensation is reflected in the Summary

Compensation Table below in the “Compensation Tables” section, rather than in the Non-Employee Director Compensation Table above in the “Board of Directors—Compensation of Directors” section. Such compensation was based on the philosophy and elements described above in that latter section.

We believe that a skilled and motivated team of senior executives is essential to achieving positive results and implementing our business objectives. We have structured our compensation program to provide our named executive officers and other senior executives with levels of compensation that we believe are necessary to retain their services and with incentives to achieve positive results and successfully implement our business objectives, in both the short and long term.

Compensation Program Overview, Philosophy and Objectives

Overview

The Compensation Committee of our Board administers our compensation program. From January 1, 2013 to July 31, 2013, the Compensation Committee consisted of Neil S. Subin (Chairman), Mark E. Holliday and Robert M. Pons, and from August 1, 2013 to December 31, 2013, it consisted of Mr. Subin and Mr. Holliday. The Compensation Committee currently consists of Wayne Barr, Jr. (Chairman). Each of such members serving on the Compensation Committee has been or is an “independent director” under NYSE Rules, a “Non-Employee Director” within the meaning of Section 16 of the Exchange Act, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee is responsible for reviewing and approving base salaries, cash bonuses, equity incentive awards and other elements of compensation for all named executive officers.

The Compensation Committee’s Annual Compensation Decision-Making Process

Following the end of each fiscal year, the Compensation Committee reviews the Company’s performance and the performance of each named executive officer for such fiscal year. Based on such review, the Compensation Committee generally discusses and approves any potential base salary increases related to the current fiscal year, awards any potential annual cash incentives with respect to the prior fiscal year, to the extent such an annual cash incentive plan has been established, and authorizes any potential equity award grants.

Typically, our CEO makes compensation recommendations to the Compensation Committee with respect to named executive officers other than himself. With respect to our CEO, the Compensation Committee makes its decisions absent the CEO. Our compensation program recognizes the importance of ensuring that discretion is provided to the Compensation Committee and CEO in determining all compensation levels and awards.

The Compensation Committee has the authority to retain any compensation consultants or other advisors to assist in its evaluation of the appropriate compensation program for our named executive officers. To ensure that our executive compensation structure remains competitive and is properly benchmarked to peers, management, on behalf of the Compensation Committee, has in the past engaged an independent compensation consultant to conduct an executive compensation study at such frequency as may be determined by the Compensation Committee. A compensation study was last completed in June 2011 by Dignall & Associates, Inc. (“Dignall”). Dignall is an independent consultant to the Compensation Committee and provides no other consulting or other business or professional services to the Company.

As part of Dignall’s study, it compared the compensation levels with respect to certain of our executive officer positions and the general structure of our proposed equity compensation plan in place at the time against data from peer companies, as chosen by Dignall. The study indicated that the total compensation was at the appropriate level with respect to the executive positions analyzed and that the structure of the proposed equity compensation plan was also generally appropriate. While the Compensation Committee took into account the results of the compensation study in structuring our compensation program, other factors such as our general business and industry developments, corporate, business unit and individual performance and other aspects of our compensation program philosophy and objectives, discussed further below, influenced the Compensation Committee’s decision as to the appropriate compensation levels and structure for our named executive officers.

Advisory Vote on Executive Compensation

Our Compensation Committee and our Board considered the results of our stockholder vote regarding the non-binding resolution on executive compensation presented at the 2013 Annual Meeting, where 68.56% of votes cast approved the compensation program described in the Company’s proxy statement for the 2013 Annual Meeting. Our Compensation Committee and our Board have maintained a generally similar compensation philosophy in response to the results of such vote, taking into account the significant developments in 2013 with respect to the Company.

Philosophy and Objectives

Our compensation program is designed to recognize the level of responsibility of a named executive officer within our company, taking into account the named executive officer’s role and expected leadership within our company, as well as to encourage decisions and actions that have a positive impact on our overall performance.

Our compensation philosophy is based upon the following objectives:

•	to reinforce the achievement of key business strategies and objectives, through the grant of “at-risk” compensation based upon the level of established performance targets for our Company results in those years in which an annual incentive program is established or, in those years in which an annual incentive program is not established, through the grant of discretionary cash bonuses to our named executive officers that achieve significant results on behalf of the Company;

•	to reward our executives for their outstanding performance and business results, based upon achievement of individual goals and objectives agreed upon by the CEO (or other principal executive officer, as applicable) and his executive officers;

•	to value each executive’s unique skills and competencies;

•	to attract and retain qualified executives;

•	to provide a competitive compensation structure; and

•	to emphasize the enhancement of stockholder value and align our executives’ interests with those of our stockholders.

Elements of Compensation

Executive compensation has historically consisted of primarily: (i) a base annual salary; (ii) annual performance-based cash incentives; and (iii) long-term equity-based incentive awards (both time-vested and performance-based). This mix of payments has allowed us to provide compensation that directly addresses our compensation goals of retention, alignment of executive and stockholder interests and linking pay with performance. We also provide our executive officers with other benefits, including limited perquisites, and a 401(k) plan. The Compensation Committee also from time to time may grant special cash bonuses, cash retention bonuses or short-term incentive equity awards to certain executive officers to recognize particularly strong achievement or for specific retention purposes. Finally, we have granted certain long-term and short-term incentive awards to Mr. Aquino pursuant to the terms of his October 2010 employment agreement with us (the “Aquino Employment Agreement”).

In 2013, due to the pendency and completion of certain significant divestitures, the Compensation Committee determined that it was generally more appropriate to award discretionary cash bonuses to our named executive officers based on achievement of significant results on behalf of the Company, than to establish an annual incentive plan based on achievement of pre-established targeted Company results. See “—Special Cash

Bonuses” below. Also as a result of such divestitures, our Company in 2013 saw the departure of certain named executive officers. As such, these executives’ compensation consists largely of severance payments negotiated between the Company and such executives. For example, as discussed below under “—Incentive Awards Granted Under the Employment Agreement with Mr. Aquino—2013 Separation Agreement with Mr. Aquino,” in connection with Mr. Aquino’s resignation as Executive Chairman and a director of the Company, effective April 30, 2013, Mr. Aquino’s employment with the Company was terminated and he was granted certain severance benefits pursuant to the Aquino Employment Agreement and the Aquino Separation Agreement (as defined below under “—Incentive Awards Granted Under the Employment Agreement with Mr. Aquino—2013 Separation Agreement with Mr. Aquino”). Furthermore, the Company entered into separate severance arrangements with each of Messrs. Day, Keeley, Ramlall and Filipowicz, pursuant to which they received certain severance payments in connection with their separation from the Company in 2013. See “Employment Arrangements and Potential Payments upon Termination or Change of Control” for a discussion of these severance arrangements.

Information on the total compensation of each named executive officer during fiscal year 2013 is set forth under “Compensation Tables—Summary Compensation Table” below.

Base Annual Salary

The base annual salaries we provide to our named executive officers are intended as compensation for each named executive officer’s ongoing contributions to the performance of the operational areas for which he is responsible. The respective employment arrangements we have maintained with our named executive officers provide for minimum annual base salaries, which may be increased or, in certain circumstances, decreased from time to time at the discretion of the Compensation Committee. Individual performance is reviewed on an annual basis during our annual evaluation process, which is designed to ensure consistent global Company results, hold our named executive officers accountable for results (i.e., financial, leadership and individual goals) and set the tone for future results (i.e., actual results against budgeted goals). The goals and objectives considered during the annual evaluation process are prepared and reviewed on an annual basis.

The base annual salary levels of each of our named executive officers are established and may be adjusted from time to time based on market conditions and comparative salary information or to recognize individual performance, promotions, retention requirements, internal pay equity and other qualitative factors. The base salaries for our named executive officers (other than our CEO (or other principal executive officer, as applicable)) also reflect input from our CEO (or other principal executive officer, as applicable) regarding individual performance, Company strategy and retention factors.

On January 1, 2013, to reflect Mr. Aquino’s new position as Executive Chairman, the Compensation Committee approved amendments to the Aquino Employment Agreement such that (i) Mr. Aquino’s base annual salary was increased to $800,000 from $750,000 and (ii) the established target annual cash incentive bonus in the Aquino Employment Agreement, which was expressed as a percentage of his base salary, was eliminated, with any future target bonus amount to be determined by the Compensation Committee. As discussed below under “—Incentive Awards Granted Under the Employment Agreement with Mr. Aquino—2013 Separation Agreement with Mr. Aquino,” in connection with Mr. Aquino’s resignation as Executive Chairman and a director of the Company, effective April 30, 2013, Mr. Aquino’s employment with the Company was terminated and Mr. Aquino was granted certain severance benefits pursuant to the Aquino Employment Agreement and the Aquino Separation Agreement.

Effective April 21, 2013, Mr. Day’s annual salary increased from CAD $300,000 to CAD $350,000. Also, effective December 5, 2013, Mr. Demise’s annual salary increased to $150,000 in connection with his appointment as our Chief Financial Officer.

Annual Cash Incentives

Historically, the Compensation Committee has established a cash incentive plan in the first quarter of each fiscal year, which provides the Company’s named executive officers an opportunity to receive an annual cash payment based on achievement of performance criteria at targeted levels established by the Compensation Committee. The cash incentive plan is designed to place at risk a significant portion of our named executive officers’ annual cash compensation by linking the amount of compensation that such executives can receive under the plan with Company and, in certain circumstances, particular business unit performance. We believe that providing annual cash incentive opportunities is generally a key component of maintaining a competitive executive compensation program. Pursuant to the Management Compensation Plan, under which such awards are made, no one recipient may receive cash-based awards payable within a single year in excess of $2 million in any fiscal year.

Annual cash incentive award payouts generally occur during the first quarter of the year following the performance year. Overall annual cash incentive bonuses for the named executive officers are payable based upon a review of our performance relative to the established objective performance criteria, as well as each named executive officer’s accomplishment of individual goals and objectives set by the Company’s CEO (or other principal executive officer, as applicable) and tied directly to the financial and strategic goals of the Company. Under an annual cash incentive plan, each named executive officer would have a target bonus amount, expressed as a percentage of that named executive officer’s earned annual salary for the fiscal year. Target bonus amounts applicable to our named executive officers under an annual cash incentive plan would be either set forth in the respective employment arrangements we maintain with such officers or determined by the Compensation Committee. To arrive at a payout number for actual bonuses, these target bonus amounts would be multiplied by a modifier based on our consolidated Company financial performance (the “Corporate Performance Modifier”) or, with respect to our named executive officers that are responsible for or report to particular business units, a weighted average of (i) the Corporate Performance Modifier and (ii) a modifier based on the financial performance of that business unit. In the event an annual cash incentive plan is adopted, each named executive officer’s performance (other than our CEO (or other principal executive officer, as applicable)) would be subjectively evaluated by our CEO (or other principal executive officer, as applicable) based on the achievement of individual goals and objectives set by the Company’s CEO (or other principal executive officer, as applicable) and tied directly to the financial and strategic goals of the Company, as well as an assessment of how well the named executive officer was able to adapt to changes and obtain overall financial results in the Company’s business and industry for the year in question. Based on such evaluation, our CEO (or other principal executive officer, as applicable) could recommend to the Compensation Committee that an annual cash incentive bonus not be granted to a named executive officer for the year in question. Our annual cash incentive plan for 2012 is described more fully in the proxy statement for our 2013 Annual Meeting of Stockholders.

In 2013, our Compensation Committee determined not to adopt an annual cash incentive plan based on the achievement of targeted Company performance goals, due to the pending divestiture of (i) our BLACKIRON Data ULC subsidiary, which was completed in April 2013 and (ii) our North America Telecom operations, the initial closing of which was completed in July 2013. During 2012, the Company also sought to divest its ICS business and as a result classified such business as held for sale, though it was determined to reclassify such business as a continuing operation effective in the fourth quarter of 2013. Due to the substantial effect that these pending and potential divestitures would have on the Company’s operating results, the Compensation Committee determined that special or discretionary cash bonuses not based on the achievement of targeted Company performance goals more appropriately rewarded our named executive officers for their efforts on behalf of the Company during 2013. See “—Special Cash Bonuses” below for a discussion of these special cash bonuses.

Long-Term Equity-Based Incentives

The Company believes that equity-based incentives are an effective tool for aligning the interests of our executives with the interests of our stockholders. Long-term equity-based incentives may consist of stock options, restricted stock, RSUs, dividend equivalents, performance units, stock appreciation rights, and other long-term stock-based awards, which may provide an incentive for executives to join and remain with the Company, continue to promote its best interests and enhance its long-term performance.

The Company has generally only awarded long-term equity-based compensation in the form of RSUs, restricted stock and stock options.

RSUs are contractual rights to receive a stated number of shares of common stock, or if provided by the Compensation Committee on or after the grant date, cash equal to the fair market value of such shares of common stock or any combination of shares of common stock and cash having an aggregate fair market value equal to such stated number of shares of common stock, that is subject to forfeiture until vested. Our historical awards of long-term RSUs have generally consisted of (i) RSUs that vest based on length of service with the Company, or “time-vested RSUs,” and (ii) RSUs that vest based on the performance of the Company’s common stock, or “performance-vested RSUs.”

Time-vested RSUs granted to our named executive officers generally have vested ratably in each of the three years following the date of grant, as long as the applicable named executive officer remains continuously employed with the Company. Performance-vested RSUs granted to our named executive officers have generally vested upon our common stock price reaching certain threshold levels. We believe that time-vested RSUs encourage retention by providing a long-term incentive for executives to remain with the Company and provide executives with an incentive to maximize stockholder value by directly aligning the economic interests of the executives with those of the stockholders. Performance-vested RSUs are more directly dependent on the Company’s achievement of set performance targets, and thus further align executives with the interests of our stockholders and are consistent with our “Pay for Performance” compensation philosophy. Generally, upon termination of a grantee’s service with the Company, any unvested RSUs are forfeited, except as otherwise determined by the Compensation Committee, as may otherwise be provided in employment arrangements we maintain with such grantee or in the case of termination of such grantee without Cause or such grantee’s termination for Good Reason within two years of a Change of Control (as such terms are defined in the Management Compensation Plan), which would cause unvested RSUs to immediately vest. In addition, the agreements governing our grants of RSUs generally provide that, in the event the grantee is terminated for Cause (as defined in the Management Compensation Plan) during the term of the award, the Company also has the ability to “clawback” or recover any stock granted in settlement of vested RSUs or any profits received from the sale of such stock.

Restricted stock awards are grants of the Company’s common stock that are subject to restrictions on sale and forfeiture until vested. We have generally only granted restricted stock awards to Mr. Aquino pursuant to the terms of the Aquino Employment Agreement in 2010, which vested ratably in each of the three years following the date of grant, as discussed under the caption “—Incentive Awards Granted Under the Employment Agreement with Mr. Aquino.” Pursuant to the Management Compensation Plan, no one recipient may receive an award of restricted stock or RSUs covering more than 400,000 shares of common stock in any fiscal year.

Stock options give an executive the right to buy a share of the Company’s common stock in the future at a predetermined exercise price. The exercise price is the closing price of the common stock on the grant date. Stock option awards vest ratably in each of the three years following the date of grant. All options expire ten years after the grant date. Pursuant to the Management Compensation Plan, in any fiscal year, no one recipient can be granted 600,000 shares subject to options or stock appreciation rights. Stock options align executives’ interests with the interests of our stockholders and, by vesting over time, encourage executive retention. Generally, upon termination of a grantee’s service with the Company, any unvested options are forfeited, except as otherwise determined by the Compensation Committee, as may otherwise be provided in employment arrangements we maintain with such grantee or in the case of termination of such grantee without Cause or such grantee’s termination for Good Reason within two years of a Change of Control (as such terms are defined in the Management Compensation Plan), which would cause unvested options to immediately vest. In addition, the agreements governing our grants of options generally provide that, in the event the grantee is terminated for Cause (as defined in the Management Compensation Plan), any vested and unexercised options would also be forfeited.

In granting long-term equity-based awards, the Compensation Committee uses its judgment and discretion and does not issue a targeted number of RSUs, restricted stock awards or stock options, but rather reviews each named executive officer’s individual performance and the performance of the Company in the prior fiscal year to determine the appropriate value of the award at the time it is granted. Grants of RSUs, restricted stock awards and stock options to our named executive officers are also based upon each named executive officer’s relative position, responsibilities, historical and expected contributions to the Company, and vested RSU, restricted stock and stock option balance from previous grants and awards, with primary weight given to the named executive officer’s relative position and responsibilities. Initial grants of RSUs, restricted stock or stock options to recruit an executive officer to join the Company may be based on negotiations with the officer, with reference to historical awards of RSUs, restricted stock and stock options to existing officers.

During 2013, the Company did not make any long-term equity-based grants to its named executive officers, other than the accrual of dividend equivalents with respect to any unvested RSUs and restricted stock of our named executive officers at the applicable record date of the 2013 Dividend of $8.50 per share that the Company paid to holders of its common stock on August 27, 2013. The dividend equivalents are paid to the applicable holders upon vesting of the RSUs or restricted stock. In connection with the payment of the 2013 Dividend, the Compensation Committee also determined to reduce the exercise price and increase the number of shares of common stock issuable upon exercise of any stock options held by our named executive officers. The Compensation Committee, pursuant to its authority under the Management Compensation Plan, accrued the dividend equivalents with respect to unvested RSUs and shares of restricted stock and adjusted the terms of outstanding stock options in order to prevent dilution of the rights of holders of such awards as a result of the 2013 Dividend.

During 2013, the Compensation Committee accelerated the vesting of RSUs for certain named executive officers who resigned from the Company. In April 2013, as discussed below under “—Incentive Awards Granted Under the Employment Agreement with Mr. Aquino—2013 Separation Agreement with Mr. Aquino,” in connection with Mr. Aquino’s resignation as Executive Chairman and a director of the Company, effective April 30, 2013, the vesting of Mr. Aquino’s unvested RSUs granted under the Aquino Employment Agreement was accelerated to such date. In July 2013, as discussed below under “Employment Arrangements and Potential Payments upon Termination or Change of Control—Employment and Separation Arrangements with Andrew Day,” in connection with Mr. Day’s resignation as President and Chief Executive Officer of the Company, effective July 31, 2013, the vesting of Mr. Day’s unvested RSUs was accelerated to such date. In August 2013, as discussed below under “Employment Arrangements and Potential Payments upon Termination or Change of Control—Employment and Separation Arrangements with Richard Ramlall,” in connection with Mr. Ramlall’s resignation as Senior Vice President, Corporate Development and Chief Communications Officer of the Company, effective August 30, 2013, the vesting of Mr. Ramlall’s unvested RSUs was accelerated to such date. In August 2013, as discussed below under “Employment Arrangements and Potential Payments upon Termination or Change of Control—Employment and Separation Arrangements with John Filipowicz,” in connection with Mr. Filipowicz’s resignation as General Counsel and Corporate Secretary of the Company, effective August 30, 2013, the vesting of Mr. Filipowicz’s unvested RSUs was accelerated to such date. Finally, in December 2013, as discussed below under “Employment Arrangements and Potential Payments upon Termination or Change of Control—Employment and Separation Arrangements with James C. Keeley,” in connection with Mr. Keeley’s resignation as Chief Financial Officer, Corporate Controller and Treasurer of the Company, effective December 4, 2013, the vesting of Mr. Keeley’s unvested RSUs was accelerated to such date.

Short-Term Equity-Based Incentives

From time to time, our Compensation Committee has also approved grants of short-term equity-based incentive awards to our named executive officers in the form of awards of RSUs that are conditioned upon the achievement of certain operational objectives established by the Compensation Committee in the one-year period following the initial grant of such awards. Upon achievement of the established performance objectives, the earned RSUs generally vest ratably in each of the three years following the date of determination of such achievement, as long as the applicable named executive officer remains continuously employed with the Company. The short-term performance component of such awards is designed to place at risk a portion of an executive’s compensation by linking the amount of compensation that an executive can receive with individual and Company performance. Such awards might also be granted to reward significant achievements of certain named executive officers. By providing such awards on a long-term time-vested basis and in the form of equity, we also are incentivizing our named executive officers to remain with the Company and maximize stockholder value.

The Compensation Committee did not approve grants of such awards in 2013.

Incentive Awards Granted Under the Employment Agreement with Mr. Aquino

On October 12, 2010, we entered into the Aquino Employment Agreement with Mr. Aquino, who served as our Chairman, President and Chief Executive Officer from October 2010 through December 2012 and as our Executive Chairman from January 2013 through April 30, 2013, the effective date of his resignation. In addition to provisions regarding base salary and other matters, the Aquino Employment Agreement provided for four different cash, restricted stock or RSU awards to be granted to Mr. Aquino. The terms of the Aquino Employment Agreement were the product of negotiations between the Company and Mr. Aquino. The incentive awards granted under the Aquino Employment Agreement were designed to attract and retain Mr. Aquino as an executive officer, and to align his interests with those of our stockholders.

First, Mr. Aquino received a grant of 164,500 shares of restricted stock of the Company (the “Initial Award”) pursuant to the Management Compensation Plan. The restricted stock subject to the Initial Award vested in three installments of 54,833 shares, 54,833 shares and 54,834 shares on January 1, 2011, January 1, 2012 and January 1, 2013, respectively.

Second, Mr. Aquino received an initial long-term incentive award (the “Initial Long-Term Incentive Award”) to reflect a significant and substantial increase above the trailing 60 day average share price of the Company’s common stock prior to October 12, 2010. The Initial Long-Term Incentive Award was composed of three separate award tranches, payable on June 30, 2011 in cash or RSUs at the Company’s option. If the closing price of the Company’s common stock reached $12.00 any time prior to July 1, 2011, Mr. Aquino was to receive $657,996 or 54,833 RSUs. If the closing price of the Company’s common stock reached $14.00 any time prior to July 1, 2011, Mr. Aquino was to receive $767,662 or 54,833 RSUs. If the closing price of the Company’s common stock reached $16.00 any time prior to July 1, 2011, Mr. Aquino was to receive $877,344 or 54,834 RSUs. Due to the closing price of the Company’s common stock prior to July 1, 2011, Mr. Aquino earned the first and second tranche of the Initial Long-Term Incentive Award. The Company determined to pay such award in immediately-vesting RSUs, while the third tranche of the Initial Long-Term Incentive Award was forfeited.

Third, Mr. Aquino received a second long-term incentive award (the “Second Long-Term Incentive Award” and, together with the Initial Long-Term Incentive Award, the “Long-Term Incentive Award”) covering the period commencing on July 1, 2011 through March 31, 2014. The Second Long-Term Incentive Award was composed of three separate award tranches, payable within 30 days after the target closing price with respect to an applicable tranche was attained, and was payable in cash or RSUs at the Company’s option. The target closing stock prices applicable to each of these tranches corresponded to the respective tranches of the Initial Long-Term Incentive Award, with each tranche under this Second Long-Term Incentive Award only to be awarded to the extent that the corresponding tranche was not previously awarded under the Initial Long-Term Incentive Award. Because Mr. Aquino earned the first and second tranches under the Initial Long-Term Incentive Award, only the third tranche of the Second Long Term Incentive Award was granted to Mr. Aquino in 2011, which provided that if the closing price of the Company’s common stock reached $16.00 any time between July 1, 2011 and

March 31, 2014, Mr. Aquino would receive $877,344 or 54,834 RSUs. Because the Company’s closing stock price reached $16.00 in March 2012, Mr. Aquino earned the third tranche of the Second Long-Term Incentive Award. The Company paid such award in RSUs, which vested on March 31, 2012.

The Aquino Employment Agreement also provided for an increase in the number of shares of the Company’s common stock subject to the Initial Award and the Long-Term Incentive Award if the Company issued, within 10 months of October 12, 2010, more than 1,288,000 shares of the Company’s common stock other than in connection with (i) the exercise, conversion or exchange of previously issued equity securities, (ii) the exercise, conversion or exchange of previously issued or subsequently issued debt securities or securities issued pursuant to clauses (iii) or (iv) below, (iii) securities issued pursuant to grants to employees and consultants of the Company, or (iv) securities issued pursuant to any public offering (the “New Shares”). The amount of the increase would be equal to five percent of the New Shares and be deemed made as of October 12, 2010. Such increase would first be divided equally between the Initial Award and the Long-Term Incentive Award, and would then be further divided pro rata among the various vesting tranches pertaining to the Initial Award and the Long-Term Incentive Award. Because the Company issued more than 1,288,000 of New Shares in February 2011 in connection with its acquisition of Arbinet Corporation, the number of shares subject to Mr. Aquino’s Initial Award and Long-Term Incentive Award were increased accordingly at such time. See Note 7 to our “Summary Compensation Table” below.

Fourth, the Aquino Employment Agreement provided for the grant of three different short-term incentive awards, which were to be awarded on each of January 1, 2011, 2012 and 2013 (together, the “Short-Term Incentive Awards” and each, a “Short-Term Incentive Award”) of up to an aggregate of an initial amount of $5,040,000 payable in cash or RSUs, at the option of the Company. The vesting or payment of each respective Short-Term Incentive Award amount is to be based on time and performance. At the time each Short-Term Incentive Award is first payable or to vest, one-half of the possible total amounts of such respective award will be payable or qualified to vest to Mr. Aquino based on his continued employment with the Company at each vesting or payment date. The amount of the other one-half of such Short-Term Incentive Award that will become payable or qualified to vest will be determined at the time such award is first payable or to vest and be based on achievement of certain operational objectives established by the Compensation Committee in the one-year period following the initial grant of the respective Short-Term Incentive Award. Based on Mr. Aquino’s full satisfaction of applicable performance objectives established by the Compensation Committee in 2011, the Company elected to satisfy the first Short-Term Incentive Award in 124,760 time-vested RSUs, which would vest ratably over a three-year period on March 31, 2012, March 31, 2013 and March 31, 2014. The amount of RSUs to be awarded was determined based on the cash award amount divided by the trailing 10 day average closing price of the Company’s common stock.

Based on Mr. Aquino’s full satisfaction of applicable performance objectives established by the Compensation Committee in 2012, the Company elected to satisfy the second Short-Term Incentive Award with a cash payment of $2,145,000, which would be payable in equal parts on March 31, 2013 and March 31, 2014. The aggregate cash payment in settlement of Mr. Aquino’s second Short-Term Incentive Award reflects the Compensation Committee’s reevaluation of such award on March 11, 2013, pursuant to which the Compensation Committee elected to retroactively increase the amount of such award from its original amount of $1,680,000 to $2,145,000. The Compensation Committee increased the amount of such award due to a determination that such increased amount equitably compensated Mr. Aquino for the difference in value between a grant of RSUs and cash with respect to the second Short-Term Incentive Award, which difference mostly resulted from the accrual of dividend equivalents on unvested RSUs in 2012. Due to the full satisfaction of performance targets with respect to the second Short-Term Incentive Award in 2012, the full amount of such earned award (as retroactively adjusted) is included in our “Summary Compensation Table” below.

Pursuant to the Aquino Employment Agreement, the third Short-Term Incentive Award would be in an amount up to $1,800,000 in cash or RSUs and would be payable or vest on March 31, 2014. In 2013, the Company determined that the third Short-Term Incentive Award would be satisfied in cash, rather than RSUs.

Payment of the third Short-Term Incentive Award was accelerated in connection with Mr. Aquino’s separation from the Company in 2013, pursuant to the Aquino Separation Agreement discussed below.

2013 Separation Agreement with Mr. Aquino

On April 26, 2013, the Company announced that Mr. Aquino resigned from all positions with the Company, effective April 30, 2013. In connection with Mr. Aquino’s resignation, the Company entered into a Separation and Release Agreement (the “Aquino Separation Agreement”) with Mr. Aquino. Pursuant to the Aquino Separation Agreement, Mr. Aquino’s employment with the Company is deemed terminated without Cause (as defined in the Aquino Employment Agreement) for purposes of the Aquino Employment Agreement, and Mr. Aquino became entitled to the following severance benefits: (i) severance pay equal to $2,800,000, such payment to be made in a lump sum on May 15, 2013; (ii) a bonus in the amount of $750,000, payable in a lump sum on May 15, 2013; (iii) all outstanding stock options and other grants (including all amounts or RSUs payable or granted under Mr. Aquino’s Short-Term Incentive Awards), as applicable, becoming 100% vested and exercisable, payable or deliverable (as applicable) in accordance with their terms, which resulted in (A) the accelerated vesting of 41,586 unvested RSUs held by Mr. Aquino and a payment of $166,344 for dividend equivalents accrued with respect to such unvested RSUs and (B) a payment of $2,872,500 with respect to Mr. Aquino’s unpaid Short-Term Incentive Awards, payable in a lump sum on May 15, 2013, and (iv) if Mr. Aquino elects to continue his health insurance under the federal Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will pay the COBRA premiums until April 30, 2014.

The Aquino Separation Agreement also contains customary release and non-disparagement provisions. The Aquino Separation Agreement terminates and supersedes the Aquino Employment Agreement, except for the provisions of the Aquino Employment Agreement addressing confidentiality, competitive activities and inventions. See “Employment Arrangements and Potential Payments upon Termination or Change of Control—Employment and Separation Arrangements with Peter D. Aquino” for further information regarding severance payments made in connection with Mr. Aquino’s separation from the Company.

Special Cash Bonuses

From time to time, the Compensation Committee may approve special cash bonuses to be awarded to our named executive officers. Such bonuses are granted to recognize particularly strong achievement of certain performance goals or efforts in connection with certain business objectives. We believe that the granting of such bonuses appropriately rewards strong executive performance and encourages future performance. Pursuant to the Management Compensation Plan, no one recipient may receive cash-based awards payable within a single year in excess of $2 million in any fiscal year.

In May 2013, the Compensation Committee approved special cash bonuses to Messrs. Day, Keeley, Filipowicz, Ramlall and Denson and Ms. Mancuso, in recognition of the leadership and contributions of such named executive officers in connection with the pursuit of the divestiture of the Company’s North America Telecom operations, as follows:

Named Executive Officer	2013 Cash Bonus
Andrew Day (1)	$327,286
James C. Keeley	$285,000
John Filipowicz	$285,000
Richard Ramlall	$250,000
Craig Denson (2)	$46,755
Andrea Mancuso	$75,000

(1)	Mr. Day received a bonus of CAD $350,000. The amount presented for Mr. Day has been converted from Canadian dollars to U.S. dollars based on the exchange rate as of December 31, 2013 of 0.9351038.
(2)	Mr. Denson received a bonus of CAD $50,000. The amount presented for Mr. Denson has been converted from Canadian dollars to U.S. dollars based on the exchange rate as of December 31, 2013 of 0.9351038.

These special cash bonuses for Messrs. Day, Keeley, Filipowicz, Ramlall and Denson and Ms. Mancuso noted above were earned in connection with the initial closing of the North America Telecom transaction in July 2013, and as such are included in “bonus” in the Summary Compensation Table below.

In addition, in 2013 the Compensation Committee approved severance arrangements with respect to each of Messrs. Aquino, Day, Keeley, Filipowicz and Ramlall. A portion of the amounts payable pursuant to these severance arrangements consisted of bonus payments to the applicable named executive officers, and as such are included in “all other compensation” in the Summary Compensation Table below. See “Employment Arrangements and Potential Payments upon Termination or Change of Control” for a discussion of these severance arrangements.

Cash Retention Bonuses

From time to time, the Compensation Committee may approve retention cash bonuses to be granted to our named executive officers. Pursuant to these retention cash bonus arrangements, we agree to pay our named executive officers a certain cash amount, contingent on their continued employment with the Company through a certain date or dates and satisfying certain Company and individual objectives. We believe that retention cash bonuses incentivize the grantee executives to remain with the Company and, where granted in connection with the negotiation of our named executive officers’ employment arrangements, attract qualified executives to join the Company or assume additional responsibility.

Pursuant to the August 2011 offer letter we entered into with Mr. Filipowicz, we agreed to pay Mr. Filipowicz $50,000, payable 50% within one year of the date of the offer letter and 50% within three months of the first payment date. In 2012, the performance conditions with respect to Mr. Filipowicz’s retention bonus arrangement were satisfied and, accordingly, the full amount of the bonus was paid in full. Also in 2011, we granted Mr. Keeley a retention bonus of $50,000, payable 50% within one year of the grant date and 50% within three months of the first payment date. The performance condition with respect to the first half of Mr. Keeley’s retention bonus arrangement was satisfied in 2011 and the second half of Mr. Keeley’s retention bonus arrangement was satisfied in 2012. In 2011, Mr. Day was also granted a retention bonus of CAD $100,000, payable 50% in December 2012 and 50% in April 2013. The performance condition with respect to the first half of Mr. Day’s retention bonus arrangement was satisfied in 2012 and the second half of Mr. Day’s retention bonus arrangement was satisfied in 2013.

In addition, in April 2013, (i) Mr. Denson satisfied the performance condition applicable to the second half of a retention bonus granted in 2012 and received a payment of CAD $26,500 in respect thereof, and (ii) Ms. Mancuso satisfied the performance condition applicable to the second half of a retention bonus granted in 2012 and received a payment of $20,834 in respect thereof.

Other Benefits

The Company’s named executive officers receive limited benefits that would be considered executive benefits. Most benefits are consistent with those offered generally to employees, which consist of life insurance, travel accident insurance, health insurance, dental insurance, short-term and long-term disability and opportunities to participate in the Company’s 401(k) plan. The Company matches up to 50% of the employee’s 401(k) plan contributions, up to the first 6% of such employee’s salary, with a maximum of $6,000 annually for 2011, 2012 and 2013.

Pursuant to the Aquino Employment Agreement, the Company agreed to pay the premiums on a disability insurance policy for Mr. Aquino and reimburse Mr. Aquino for up to $10,000 in out of pocket medical expenses and financial planning services per year, while Mr. Aquino was employed with the Company.

Potential Payments to Named Executive Officers Upon Termination or Change of Control

Our employment arrangements with Mr. Day, Mr. Keeley, Mr. Filipowicz, Mr. Ramlall, Mr. Denson and Ms. Mancuso provide for certain payments to be made to them in the event that their employment with the Company is or was, or is or was deemed to be, terminated without “cause” (as such term may be defined in the agreement or offer letter). The Aquino Employment Agreement also provided for certain severance benefits (including the accelerated vesting of all award grants) to be given to Mr. Aquino if the Aquino Employment Agreement was not renewed upon its expiration date (March 31, 2014), if Mr. Aquino was terminated without Cause, if Mr. Aquino was determined to have terminated his employment for Good Reason or upon a Change of Control of the Company (as such terms are defined in the Aquino Employment Agreement). Moreover, the agreements governing our awards of RSUs and stock options to our named executive officers generally provide that, upon termination of the grantee’s service with the Company without Cause or for Good Reason within two years of a Change of Control (as such terms are defined in the Management Compensation Plan), any unvested RSUs or stock options immediately vest.

Severance benefits are an important tool in attracting and retaining key employees, and provide a degree of financial security to such employees where their employment is terminated through no fault of their own. The primary purpose of the change of control provisions in the Aquino Employment Agreement was to enable Mr. Aquino to evaluate possible corporate transactions without regard to the effect such transactions could have on his employment with the Company and financial future. We believe that the so-called “double trigger” accelerated vesting of equity-based RSUs and stock option awards for our other named executive officers in the event of their termination following a change of control also ensures that the executives, when evaluating strategic actions in the best interest of our stockholders, are not at the same time penalized with a loss of their incentive compensation in the event of their termination.

As discussed under “—Elements of Compensation—Incentive Awards Granted Under the Employment Agreement with Mr. Aquino—2013 Separation Agreement with Mr. Aquino” and “Employment Arrangements and Potential Payments upon Termination or Change of Control—Employment and Separation Arrangements with Peter D. Aquino,” in connection with Mr. Aquino’s resignation as Executive Chairman and a director of the Company, effective April 30, 2013, Mr. Aquino’s employment with the Company was deemed terminated without Cause (as defined in the Aquino Employment Agreement) for purposes of the Aquino Employment Agreement and Mr. Aquino was granted certain severance benefits pursuant to the Aquino Employment Agreement and the Aquino Separation Agreement. Moreover, as discussed under “Employment Arrangements and Potential Payments upon Termination or Change of Control,” in connection with the separations of Messrs. Day, Keeley, Filipowicz and Ramlall from the Company in 2013, each such named executive officer was deemed terminated without cause for purposes of the applicable agreement or offer letter and such named executive officer was granted certain severance benefits pursuant to the applicable agreement or offer letter and the applicable separation agreement with such named executive officer.

For further information regarding the potential severance and change of control benefits provided to our named executive officers pursuant to our employment arrangements with such named executive officers, see “Employment Arrangements and Potential Payments Upon Termination or Change of Control.”

Tax Considerations

If a named executive officer is entitled to nonqualified deferred compensation benefits that are subject to Section 409A of the Code, and such benefits do not comply with Section 409A, the executive would be subject to adverse tax treatment, including accelerated income recognition (in the first year that benefits are no longer subject to a substantial risk of forfeiture) and an additional income tax of 20% of the amount so recognized. The employment arrangements of our named executive officers described herein and the Management Compensation Plan may contain provisions intended to limit or eliminate adverse tax consequences through timing of payments.

Section 162(m) of the Code generally denies a deduction to any publicly held corporation for compensation paid to its named executive officers to the extent that any such individual’s compensation exceeds $1 million, subject to certain exceptions, including one for “performance-based compensation.” Generally, the Compensation Committee seeks to maximize executive compensation deductions for federal income tax purposes. However, certain awards under the Management Compensation Plan may result in an amount of compensation not being deductible under Section 162(m) of the Code. At the Company’s present stage, management and the Compensation Committee believe that the loss of a deduction is not significant to the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of the Company, composed of an independent director or entirely of independent directors in accordance with applicable laws, regulations, NYSE listing requirements and our Corporate Governance Guidelines, sets and administers policies that govern the Company’s executive compensation programs and various incentive and stock programs. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the management of the Company. Based on this review and discussion, the Compensation Committee recommended to the full Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee,

Wayne Barr, Jr. (Chairman)

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

From January 1, 2013 to July 31, 2013, the Compensation Committee consisted of Neil S. Subin (Chairman), Mark E. Holliday and Robert M. Pons, and from August 1, 2013 to December 31, 2013, it consisted of Mr. Subin and Mr. Holliday. Effective August 1, 2013, the same date as of which Mr. Pons ceased serving as a member of the Compensation Committee, Mr. Pons was appointed President and Chief Executive Officer of the Company. Other than Mr. Pons’s service as an executive officer of the Company during the period of 2013 for which he no longer served on the Compensation Committee, none of the members of the Company’s Compensation Committee during 2013: (i) served as an officer or employee of the Company during 2013, (ii) was formerly an officer of the Company or (iii) has had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K.

During 2013: (A) none of our executive officers served as a member of a compensation committee (or other body performing a similar role) of another entity, any of whose executive officers served on our Compensation Committee; (B) none of our executive officers served as a director of another entity, any of whose executive officers served on our Compensation Committee and (C) none of our executive officers served as a member of the compensation committee (or other body performing a similar role) of another entity, any of whose executive officers served as one of our directors.

COMPENSATION TABLES

Summary Compensation Table

The following table sets forth, for the fiscal years ended December 31, 2013, 2012 and 2011, the total compensation paid or accrued to our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)		Stock Awards ($) (2)		Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)		All Other Compensation ($) (5)		Total ($)
Pons, Robert M. (6)	2013	—	—		59,450		42,296	—		193,645	(7)	295,390
Executive Chairman

Aquino, Peter D. (8)	2013	264,583	—		—		—	1,800,000	(10)	3,566,691		5,631,274
Former Executive Chairman	2012	700,000	750,000		—		—	2,901,000	(10)	674,615		5,025,615
	2011	650,000	—		4,896,163	(9)	—	702,000		14,006		6,262,169

Day, Andrew (11)	2013	190,917	374,042	(12)	59,900	(13)	—	—		815,026		1,439,885
Former President and Chief Executive Officer	2012	301,023	150,512	(12)	—		—	184,226		85,908		721,669

Demise, Mesfin (14)	2013	136,029	—		—		—	—		4,276		140,305
Chief Financial Officer, Corporate Controller and Treasurer

Keeley Jr., James C.	2013	264,538	285,000		5,580	(15)	—	—		675,465		1,230,583
Former Chief Financial Officer, Corporate Controller and Treasurer	2012	267,548	87,500	(16)	—		—	117,550		38,212		510,810
	2011	282,667	25,000	(16)	260,287	(15)	—	129,866		4,900		702,720

Denson, Craig (17)	2013	210,398	71,535	(18)	—		—	—		5,611		287,544
President of International Carrier Services

Mancuso, Andrea (19)	2013	180,000	95,834	(20)	—		—	—		5,315		281,149
Acting General Counsel and Corporate Secretary

Ramlall, Richard	2013	166,667	250,000		20,100	(21)	—	—		610,547		1,047,314
Former Senior Vice President Corporate Development and Chief Communications Officer	2012	250,000	183,333		—		—	108,000		47,052		588,385
	2011	235,417	—		467,069	(21)	—	101,727		6,000		810,213

Filipowicz, John D. (22)	2013	190,000	285,000		8,040	(24)	—	—		737,096		1,220,136
Former General Counsel, Corporate Secretary, Chief Compliance Officer and Chief Administrative Officer	2012	261,667	208,333	(23)	—		—	141,301		26,284		637,585

(1)	The amounts in this column represent special cash bonuses granted to our named executive officers, except as otherwise indicated with respect to retention cash bonuses paid to certain of our named executive officers.
(2)	These amounts represent the aggregate grant date fair value of RSUs granted in 2013, 2012 or 2011, as applicable, computed in accordance with ASC 718. A discussion of the assumptions used in determining grant date fair value may be found in Note 8 to our Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2013.
(3)	The amounts in this column represent the aggregate grant date fair value of stock option awards granted in 2013, 2012 or 2011, as applicable, computed in accordance with ASC 718. A discussion of the assumptions used in determining grant date fair value may be found in Note 8 to our Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2013.
(4)	The amounts in this column represent annual cash incentive payments under our then-current compensation program and certain cash-based incentive awards granted to Mr. Aquino pursuant to the Aquino Employment Agreement. Amounts reported for each year are based on performance in such year, even if paid subsequent to year end.
(5)	The amounts in this column represent matching contributions made by the Company to the Company’s 401(k) plan on behalf of each of the named executive officers. In addition, in accordance with various separation agreements providing for the departure of certain named executive officers from the Company, Mr. Aquino received severance of $3,550,000, Mr. Day received severance of $796,324, Mr. Keeley received severance of $577,031 and a payout of paid time off of $13,153, Mr. Ramlall received severance of $426,921 and a payout of paid time off of $28,848 and Mr. Filipowicz received severance of $637,594 and a payout of paid time off of $26,308.

In addition, in accordance with the Aquino Employment Agreement, (i) in 2013 Mr. Aquino received $11,396 in reimbursement for financial service fees and medical expenses, (ii) in 2012 Mr. Aquino received $9,943 in reimbursement for financial service fees and medical expenses and (iii) in 2011 Mr. Aquino received $8,006 in reimbursement for financial service fees and medical expenses. In addition, in 2013 Mr. Denson received $5,611 as a car allowance.

The amounts in this column also include dividend equivalent payments made or accrued in fiscal 2013 and 2012 in connection with our 2013 Dividend and 2012 Dividends per share declared and paid to holders of our common stock in 2013 and 2012. A discussion of the 2013 Dividend and 2012 Dividends may be found in Note 9 to our Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2013. With respect to RSUs that were unvested as of the 2013 Dividend and 2012 Dividends record dates, the dividend equivalent payment was or will be made when the RSU vests and the shares are issued. All dividend equivalents, regardless of when they will be paid, are shown in the table below.

Name and Principal Position	Year	Medical Expenses ($)	Financial Services Fees ($)	Board of Director Fees ($)	Car Allowance ($)	Dividend Equivalents ($)	401(k) Match ($)	Severance ($)	Paid Time Off Payout ($)	Total ($)
Pons, Robert M.	2013	—	—	110,421	—	83,224	—	—	—	193,645
Executive Chairman

Aquino, Peter D.	2013	6,296	5,100	—	—	—	5,295	3,550,000	—	3,566,691
Former Executive Chairman	2012	8,765	1,178	—	—	659,792	4,880	—	—	674,615
	2011	4,778	3,228	—	—	—	6,000	—	—	14,006

Day, Andrew	2013	—	—	—	—	18,702	—	796,324	—	815,026
Former President and Chief Executive Officer	2012	—	—	—	—	85,908	—	—	—	85,908

Demise, Mesfin	2013	—	—	—	—	—	4,276			4,276
Chief Financial Officer, Corporate Controller and Treasurer

Keeley Jr., James C.	2013	—	—	—	—	79,281	6,000	577,031	13,153	675,465
Former Chief Financial Officer, Corporate Controller and Treasurer	2012	—	—	—	—	32,212	6,000	—	—	38,212
	2011	—	—	—	—	—	4,900	—	—	4,900

Denson, Craig	2013	—	—	—	5,611	—		—	—	5,611
President of International Carrier Services

Mancuso, Andrea	2013	—	—		—	—	5,315	—	—	5,315
Acting General Counsel and Corporate Secretary

Ramlall, Richard	2013	—	—	—	—	149,736	5,042	426,921	28,848	610,547
Former Senior Vice President Corporate Development and Chief Communications Officer	2012	—	—	—	—	41,052	6,000	—	—	47,052
	2011	—	—	—	—	—	6,000	—	—	6,000

Filipowicz, John D.	2013	—	—	—	—	68,104	5,090	637,594	26,308	737,096
Former General Counsel, Corporate Secretary, Chief Compliance Officer and Chief Administrative Officer	2012	—	—	—	—	20,284	6,000	—	—	26,284

(6)	Employees of the Company who also serve as directors, such as Mr. Pons from and after August 1, 2013, generally do not receive compensation for service on the Board. However, Mr. Pons agreed to continue to receive compensation as a non-employee director, despite his appointment and service as President and Chief Executive Officer during 2013. Because Mr. Pons is a named executive officer due to his position with the Company, his compensation is reflected in this Summary Compensation Table, rather than in the Non-Employee Director Compensation Table above in the “Board of Directors—Compensation of Directors” section.

Mr. Pons received grants of 5,000 RSUs and 10,000 stock options on June 12, 2013 for his service as a Board member. These RSUs and stock options had an aggregate grant date fair value of $101,746 based on the closing price of HC2 common stock on June 12, 2013 of $11.89. As of December 31, 2013, Mr. Pons had 7,500 RSUs and 116,039 stock options outstanding, of which 80,108 options were vested and 35,931 were unvested.

(7)	These amounts represent $110,421 in fees earned or paid in cash for Mr. Pons’s service as a Board member, as well as $83,224 in dividend equivalent payments made or accrued in fiscal 2013 in connection with the 2013 Dividend. See footnote (5) above.
(8)	Mr. Aquino resigned from all positions with the Company, effective April 30, 2013. As discussed under “Compensation Discussion and Analysis—Elements of Compensation—Incentive Awards Granted Under the Employment Agreement with Mr. Aquino—2013 Separation Agreement with Mr. Aquino” and “Employment Arrangements and Potential Payments upon Termination or Change of Control—Employment and Separation Arrangements with Peter D. Aquino,” Mr. Aquino received certain severance benefits pursuant to the Aquino Separation Agreement entered into in connection with his resignation, including but not limited to all outstanding award grants (including all amounts or RSUs payable or granted under Mr. Aquino’s Short-Term Incentive Awards) becoming 100% vested and exercisable, payable or deliverable (as applicable) in accordance with their terms.
(9)	Pursuant to the first Short-Term Incentive Award, on January 1, 2011, Mr. Aquino was granted 124,760 RSUs. One-half of these RSUs vest on time-based vesting conditions only and one-half of these RSUs vest on both time-based and performance-based vesting conditions (conditional on the Company achieving Board-approved financial targets in 2011, which were fully satisfied as of December 31, 2011). The aggregate grant date fair value of these RSUs was $1,568,233, which reflects the achievement of the highest performance level under the terms of the grant. Pursuant to the Second Long-Term Incentive Award, on July 1, 2011, Mr. Aquino received an award covering the period between July 1, 2011 and March 31, 2014, whereby if the Company’s common stock closed at or above $16.00, Mr. Aquino would receive either (at the Company’s option) 54,834 RSUs or a cash award of $877,344. Assuming the Company elected to issue RSUs, the aggregate grant date fair value of this award was $822,510, which reflects the achievement of the highest performance level under the terms of the grant. Because the Company issued more than 1,288,000 shares in February 2011 in connection with the Company’s acquisition of Arbinet, as required by the terms of the Aquino Employment Agreement, Mr. Aquino was granted 80,820 shares of restricted stock with an aggregate grant date fair value of $1,260,792 on February 28, 2011; 26,940 RSUs with an aggregate grant date fair value of $420,264 on February 28, 2011; and 26,940 RSUs with an aggregate grant date fair value of $420,264 on February 28, 2011. Also as a result of the issuance of shares discussed above and pursuant to the Aquino Employment Agreement, Mr. Aquino’s Second Long-Term Incentive Award was increased such that, upon satisfaction of the conditions of such award, Mr. Aquino would receive (at the Company’s option) an additional 26,940 RSUs or an additional cash award of $431,040. Assuming the Company elected to issue RSUs in satisfaction of the Second Long-Term Incentive Award, the aggregate grant date fair value of this increase in such award was $404,100 on July 1, 2011.
(10)	Mr. Aquino received $756,000 pursuant to our annual cash incentive program in 2012.

In addition, pursuant to the second Short-Term Incentive Award under the Aquino Employment Agreement, on January 1, 2012, Mr. Aquino received an award of $2,145,000. One-half of such amount was to be payable to Mr. Aquino based only on Mr. Aquino’s continued employment with the Company on the applicable payment dates (March 31, 2013 and March 31, 2014), and the other one-half of such amount was to be payable based on (i) the achievement of certain performance-based conditions established by the Compensation Committee for 2012 (which were fully satisfied as of December 31, 2012) and (ii) Mr. Aquino’s continued employment with the Company on the applicable payment dates. The $2,145,000 cash payment in settlement of Mr. Aquino’s second Short-Term Incentive Award reflects the Compensation Committee’s reevaluation of such earned award on March 11, 2013, pursuant to which the Compensation Committee elected to retroactively increase the amount of such award from its original amount of $1,680,000. Payment of the second Short-Term Incentive Award was accelerated in connection with Mr. Aquino’s separation from the Company in 2013, pursuant to the Aquino Separation Agreement.

Pursuant to the third Short-Term Incentive Award under the Aquino Employment Agreement, on January 1, 2013, Mr. Aquino received an award of $1,800,000. One-half of such amount was to be payable to Mr. Aquino based only on Mr. Aquino’s continued employment with the Company on the applicable payment date (March 31, 2014), and the other one-half of such amount was to be payable based on (i) the achievement of certain performance-based conditions established by the Compensation Committee for 2013 and (ii) Mr. Aquino’s continued employment with the Company on the applicable payment date. Payment of the third Short-Term Incentive Award was accelerated in connection with Mr. Aquino’s separation from the Company in 2013, pursuant to the Aquino Separation Agreement, and as such the performance conditions applicable to such award may be deemed satisfied during 2013.

(11)	No data is reported for 2011 because Mr. Day first became a named executive officer in 2012.

Amounts presented for Mr. Day have been converted from Canadian dollars to U.S. dollars based on the exchange rate as of December 31, 2013 and 2012 of 0.9351038 and 1.0034116, respectively.

(12)	The amount presented for 2013 includes a payment of $46,755 and the amount presented for 2012 includes a payment of $50,171, in each case made in satisfaction of a CAD $100,000 cash retention bonus granted to Mr. Day in 2011, half of which was paid in 2012 and half of which was paid in April 2013 due to Mr. Day’s continued employment with us at the applicable payment dates. The amount paid in 2013 presented has been converted from Canadian dollars to U.S. dollars based on the exchange rate as of December 31, 2013 of 0.9351038 and the amount paid in 2012 presented has been converted from Canadian dollars to U.S. dollars based on the exchange rate as of December 31, 2012 of 1.0034116. See “Compensation Discussion and Analysis—Elements of Compensation—Cash Retention Bonuses.”
(13)

Mr. Day was granted 22,105 RSUs on July 5, 2011 pursuant to the Company’s 2011 short-term incentive award program. One-half of these RSUs vest on time-based vesting conditions only and one-half of these RSUs vest on both time-based and performance-based vesting conditions (conditional on the Company achieving Board approved financial targets in 2011). The aggregate grant date fair value of these RSUs was $335,333, which reflects the achievement of the highest performance level under the plan. Mr. Day was granted 15,000 RSUs on July 5, 2011 pursuant to the Company’s long-term incentive award program, whereby, if the Company’s common stock closes at the following prices at any time prior to April 15, 2014, Mr. Day will receive: at $18.00, 5,000 RSUs; at $24.00, 5,000 RSUs; and at $30.00, 5,000 RSUs. Using $24.00 as the probable outcome of these conditions, the aggregate grant date fair value of the RSUs was $151,700. The 5,000 RSUs at $18.00 and 5,000 RSUs at $24.00 vested in 2012. Mr. Day’s severance agreement provided for the acceleration of 17,368 unvested RSUs on July 31, 2013. The accelerated RSUs include the 5,000 RSUs, which had a fair value of $59,900 as of July 31, 2013, which would have vested if the Company’s common stock closed at or above $30.00 at any time prior to April 15, 2014.
(14)	No data is reported for 2012 or 2011 because Mr. Demise first became a named executive officer in 2013.
(15)	Mr. Keeley was granted 13,158 RSUs on July 5, 2011 pursuant to the Company’s 2011 short-term incentive award program. One-half of these RSUs vest on time-based vesting conditions only and one-half of these RSUs vest on both time-based and performance-based vesting conditions (conditional on the Company achieving Board approved financial targets in 2011). The aggregate grant date fair value of these RSUs was $199,607, which reflects the achievement of the highest performance level under the plan. Mr. Keeley was also granted 6,000 RSUs on July 5, 2011 pursuant to the Company’s long-term incentive award program, whereby, if the Company’s common stock closes at the following prices at any time prior to April 15, 2014, Mr. Keeley will receive: at $18.00, 2,000 RSUs; at $24.00, 2,000 RSUs; and at $30.00, 2,000 RSUs. Using $24.00 as the probable outcome of these conditions, the aggregate grant date fair value of this award was $60,680. Mr. Keeley’s severance agreement provided for the acceleration of 8,386 unvested RSUs on December 4, 2013. The accelerated RSUs include the 2,000 RSUs, which had a fair value of $5,580 as of December 4, 2013, which would have vested if the Company’s common stock closed at or above $30.00 at any time prior to April 15, 2014.
(16)	The amounts presented include payments made in satisfaction of a $50,000 retention bonus granted to Mr. Keeley in 2011, half of which was paid in 2011 and half of which was paid in 2012 due to Mr. Keeley’s continued employment with us at the applicable payment dates. See “Compensation Discussion and Analysis—Elements of Compensation—Cash Retention Bonuses.”
(17)	No data is presented for 2012 or 2011 because Mr. Denson first became a named executive officer in 2013.

Amounts presented for Mr. Denson have been converted from Canadian dollars to U.S. daollars based on the exchange rate as of December 31, 2013 of 0.9351038.

(18)	The amount presented for 2013 includes a payment of $24,780 made in satisfaction of a CAD $53,000 cash retention bonus granted to Mr. Denson in 2012, half of which was paid in 2012 and half of which was paid in April 2013 due to Mr. Denson’s continued employment with us at the applicable payment dates. The amount paid in 2013 presented has been converted from Canadian dollars to U.S. dollars based on the exchange rate as of December 31, 2013 of 0.9351038. See “Compensation Discussion and Analysis—Elements of Compensation—Cash Retention Bonuses.”
(19)	No data is presented for 2012 and 2011 because Ms. Mancuso first became a named executive officer in 2013.
(20)	The amount presented for 2013 includes a payment of $20,834 made in satisfaction of a cash retention bonus granted to Ms. Mancuso in 2012, half of which was paid in 2012 and half of which was paid in April 2013 due to Ms. Mancuso’s continued employment with us at the applicable payment dates.
(21)	Mr. Ramlall was granted 15,789 RSUs on July 5, 2011 pursuant to the Company’s 2011 short-term incentive award program. One-half of these RSUs vest on time-based vesting conditions only and one-half of these RSUs vest on both time-based and performance-based vesting conditions (conditional on the Company achieving Board approved financial targets in 2011). The aggregate grant date fair value of these RSUs was $239,519, which reflects the achievement of the highest performance level under the plan. Mr. Ramlall was also granted 20,000 RSUs on July 5, 2011 pursuant to the Company’s long-term incentive award program, whereby, if the Company’s common stock closes at or above the following prices at any time prior to April 15, 2014, Mr. Ramlall will receive: at $18.00, 10,000 RSUs; at $24.00, 5,000 RSUs; and at $30.00, 5,000 RSUs. Using $24.00 as the probable outcome of these conditions, the aggregate grant date fair value of this award was $227,550. Mr. Ramlall’s severance agreement provided for the acceleration of 15,263 unvested RSUs on August 30, 2013. The accelerated RSUs include the 5,000 RSUs, which had a fair value of $20,100 as of August 30, 2013, which would have vested if the Company’s common stock closed at or above $30.00 at any time prior to April 15, 2014.
(22)	No data is reported for 2011 because Mr. Filipowicz first became a named executive officer in 2012.
(23)	The amount presented includes a payment of $50,000 made in satisfaction of a cash retention bonus granted to Mr. Filipowicz in 2011. In 2012, the conditions with respect to payment of this retention cash bonus were satisfied and the full bonus amount was paid to Mr. Filipowicz. See “Compensation Discussion and Analysis—Elements of Compensation—Cash Retention Bonuses.”
(24)	Mr. Filipowicz was granted 9,211 RSUs on July 5, 2011 pursuant to the Company’s 2011 short-term incentive award program. One-half of these RSUs vest on time-based vesting conditions only and one-half of these RSUs vest on both time-based and performance-based vesting conditions (conditional on the Company achieving Board approved financial targets in 2011). The aggregate grant date fair value of these RSUs was $139,731, which reflects the achievement of the highest performance level under the plan. Mr. Filipowicz was granted 6,000 RSUs on July 5, 2011 pursuant to the Company’s long-term incentive award program, whereby, if the Company’s common stock closes at the following prices at any time prior to April 15, 2014, Mr. Filipowicz will receive: at $18.00, 2,000 RSUs; at $24.00, 2,000 RSUs; and at $30.00, 2,000 RSUs. Using $24.00 as the probable outcome of these conditions, the aggregate grant date fair value of the RSUs was $60,680. The 2,000 RSUs at $18.00 and 2,000 RSUs at $24.00 vested in 2012. Mr. Filipowicz’s severance agreement provided for the acceleration of 7,071 unvested RSUs on August 30, 2013. The accelerated RSUs include the 2,000 RSUs, which had a fair value of $8,040 as of August 30, 2013, which would have vested if the Company’s common stock closed at or above $30.00 at any time prior to April 15, 2014.

2013 Grants of Plan-Based Awards

The following table sets forth, for each named executive officer, estimated payouts under all equity plan awards and all non-equity incentive plan awards granted in 2013.

		Estimated future payouts under non-equity incentive plan awards				All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)
Name and Principal Position	Grant Date	Threshold ($)	Target ($)		Max ($)
Pons, Robert M. (2)
Executive Chairman
Restricted Stock Units	6/12/2013	—	—		—	5,000	—	—	59,450
Stock Options (3)	6/12/2013	—	—		—	—	10,000	11.89	42,296

Aquino, Peter D.	—	900,000	1,800,000	(4)	—	—	—	—	—
Former Executive Chairman

Day, Andrew	—	—	—		—	—	—	—	—
Former President and Chief Executive Officer

Demise, Mesfin	—	—	—		—	—	—	—	—
Chief Financial Officer, Corporate Controller and Treasurer

Keeley Jr., James C.	—	—	—		—	—	—	—	—
Former Chief Financial Officer, Corporate Controller and Treasurer

Denson, Craig	—	—	—		—	—	—	—	—
President of International Carrier Services

Mancuso, Andrea	—	—	—		—	—	—	—	—
Acting General Counsel and Corporate Secretary

Ramlall, Richard	—	—	—		—	—	—	—	—
Former Senior Vice President Corporate Development and Chief Communications Officer

Filipowicz, John D.	—	—	—		—	—	—	—	—
General Counsel, Corporate Secretary, Chief Compliance Officer and Chief Administrative Officer

(1)	These amounts represent the aggregate grant date fair value of RSUs and stock options, as applicable, granted in 2013, computed in accordance with ASC 718. A discussion of the assumptions used in determining grant date fair value may be found in Note 8 to our Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2013.
(2)	Mr. Pons received grants of 5,000 RSUs and 10,000 stock options on June 12, 2013 for his service as a Board member. These RSUs and stock options had an aggregate grant date fair value of $101,746 based on the closing price of HC2 common stock on June 12, 2013 of $11.89. Such awards were made under our Management Compensation Plan.
(3)	In connection with the 2013 Dividend, the Compensation Committee determined to equitably reduce the exercise price and increase the number of shares issuable upon exercise of any stock options held by our named executive officers, which included the options granted to Mr. Pons in June 2013. The exercise price and number of shares issuable with respect to Mr. Pons’s option award granted in 2013 shown in the table above do not reflect these adjustments.
(4)

This amount represents the original grant of Mr. Aquino’s third Short-Term Incentive Award under the Aquino Employment Agreement, on January 1, 2013, based on achievement of performance targets established by the Compensation Committee with respect to such award in 2013. As discussed in greater detail under “Compensation Discussion and Analysis—Elements of Compensation—Incentive Awards Granted Under the Employment Agreement with Mr. Aquino,” under the terms of the Aquino Employment Agreement, Mr. Aquino’s total third Short-Term Incentive Award was in a cash amount of $1,800,000, one-half of which is payable to Mr. Aquino based only on Mr. Aquino’s continued employment with the Company on the applicable payment date (March 31, 2014), and the other one-half of which (referred to as the “performance-based portion” of the third Short-Term Incentive Award) is payable based on (i) the achievement of certain performance targets established by the Compensation Committee in 2013 with respect to such award and (ii) Mr. Aquino’s continued employment with the Company on the same payment date.

The Compensation Committee had the ability to set lower boundaries for the performance targets with respect to the performance-based portion of the third Short-Term Incentive Award, meaning that one-half of the total third Short-Term Incentive Award could have been reduced to zero.

As discussed under “Compensation Discussion and Analysis—Elements of Compensation—Incentive Awards Granted Under the Employment Agreement with Mr. Aquino—2013 Separation Agreement with Mr. Aquino” and “Employment Arrangements and Potential Payments upon Termination or Change of Control—Employment and Separation Arrangements with Peter D. Aquino,” Mr. Aquino received certain severance benefits pursuant to the Aquino Separation Agreement entered into in connection with his resignation, effective April 30, 2013, including but not limited to all outstanding award grants (including all amounts or RSUs payable or granted under Mr. Aquino’s Short-Term Incentive Awards) becoming 100% vested and exercisable, payable or deliverable (as applicable) in accordance with their terms.

2013 Outstanding Equity Awards at Fiscal Year End

The following table sets forth information with respect to our named executive officers concerning unexercised stock option awards and unvested RSU awards as of December 31, 2013.

	Options (1)					Stock
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Pons, Robert M. (3)
Executive Chairman
Granted: September 16, 2011	40,210	—		2.75	9/16/2021
Granted: June 12, 2012	29,244	14,622		3.88	6/12/2022
Granted: June 12, 2012						2,500	7,125.00
Granted: June 12, 2013	10,654	21,309		3.72	6/12/2023
Granted: June 12, 2013						5,000	14,250.00

Aquino, Peter D. (4)
Former Executive Chairman

Day, Andrew (5)
Former President and Chief Executive Officer

Demise, Mesfin (6)
Chief Financial Officer, Corporate Controller and Treasurer

Keeley Jr., James C. (7)
Former Chief Financial Officer, Corporate Controller and Treasurer

Denson, Craig (6)
President of International Carrier Services

Mancuso, Andrea (6)
Acting General Counsel and Corporate Secretary

Ramlall, Richard (8)
Former Senior Vice President Corporate Development and Chief Communications Officer

Filipowicz, John D. (9)
Former General Counsel, Corporate Secretary, Chief Compliance Officer and Chief Administrative Officer

(1)	In connection with the 2012 Dividends and 2013 Dividend declared and paid in 2012 and 2013, respectively, the Compensation Committee determined to reduce the exercise price and increase the number of shares issuable upon exercise of any stock option held by our named executive officers. Option exercise prices and number of shares issuable upon exercise shown in the table below reflect these adjustments.

(2)	Values calculated using $2.85, which was the closing price of HC2 common stock on December 31, 2013.
(3)	Mr. Pons has 25,276 options that will vest on June 12, 2014 and 10,655 options that will vest on June 12, 2015. In addition, Mr. Pons has 5,000 RSUs that will vest on June 12, 2014 and 2,500 RSUs that will vest on June 12, 2015.
(4)	Information is not presented with respect to Mr. Aquino, who was separated from his position with the Company as Executive Chairman, effective April 30, 2013. Pursuant to the Aquino Separation Agreement, Mr. Aquino’s unvested RSUs became vested on an accelerated basis.
(5)	Information is not presented with respect to Mr. Day, who was separated from his position with the Company as President and Chief Executive Officer, effective July 31, 2013. Pursuant to the Day Separation Agreement, Mr. Day’s unvested RSUs became vested on an accelerated basis.
(6)	None of Messrs. Demise and Denson and Ms. Mancuso have unexercised stock option awards, unvested restricted stock awards and unvested RSU awards as of December 31, 2013.
(7)	Information is not presented with respect to Mr. Keeley, who was separated from his position with the Company as Chief Financial Officer, Corporate Controller and Treasurer, effective December 4, 2013. Pursuant to the Keeley Separation Agreement, Mr. Keeley’s unvested RSUs became vested on an accelerated basis.
(8)	Information is not presented with respect to Mr. Ramlall, who was separated from his position with the Company as Senior Vice President Corporate Development and Chief Communications Officer, effective August 30, 2013. Pursuant to the Ramlall Separation Agreement, Mr. Ramlall’s unvested RSUs became vested on an accelerated basis.
(9)	Information is not presented with respect to Mr. Filipowicz, who was separated from his position with the Company as General Counsel, Corporate Secretary, Chief Compliance Officer and Chief Administrative Officer, effective August 30, 2013. Pursuant to the Filipowicz Separation Agreement, Mr. Filipowicz’s unvested RSUs became vested on an accelerated basis.

Option Exercises and Stock Vested in 2013

The following table sets forth, for each named executive officer, details of any awarded stock options that were exercised and any stock awards that were vested in 2013.

	Option awards		Stock awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Pons, Robert M. (2)	—	—	4,791	37,377
Executive Chairman

Aquino, Peter D. (3)	13,724	170,452	164,948	1,871,167
Former Executive Chairman

Day, Andrew (4)	20,209	242,508	21,052	245,756
Former President and Chief Executive Officer

Demise, Mesfin (5)	—	—	—	—
Chief Financial Officer, Corporate Controller and Treasurer

Keeley Jr., James C. (6)	—	—	8,386	23,397
Former Chief Financial Officer, Corporate Controller and Treasurer

Denson, Craig (5)	—	—	—	—
President of International Carrier Services

Mancuso, Andrea (5)	—	—	—	—
Acting General Counsel and Corporate Secretary

Ramlall, Richard (7)	—	—	15,263	61,357
Former Senior Vice President Corporate Development and Chief Communications Officer

Filipowicz, John D. (8)	—	—	7,071	28,425
Former General Counsel, Corporate Secretary, Chief Compliance Officer and Chief Administrative Officer

(1)	The value of stock options, RSUs or restricted stock realized upon exercise or vesting is based on the closing price of HC2 common stock on the exercise or vesting date, as applicable.
(2)	On June 12, 2013, pursuant to a scheduled vesting date of RSUs granted June 12, 2012, Mr. Pons received 2,500 shares of common stock with a value of $29,725. On September 16, 2013, pursuant to a scheduled vesting date of RSUs granted on September 16, 2011, Mr. Pons received 2,291 shares of common stock with a value of $7,652.

(3)	On January 1, 2013, pursuant to a scheduled vesting date of restricted stock granted on October 12, 2010, Mr. Aquino received 54,834 shares of common stock with a value of $596,046. On January 1, 2013, pursuant to a scheduled vesting date of restricted stock granted on February 28, 2011, Mr. Aquino received 26,940 shares of common stock with a value of $292,838. On March 31, 2013, pursuant to a scheduled vesting date of RSUs granted on January 1, 2011, Mr. Aquino received 41,588 shares of common stock with a value of $459,547. On April 30, 2013, pursuant to the Aquino Separation Agreement, Mr. Aquino received 41,586 shares of common stock with a value of $522,736. Additionally, Mr. Aquino exercised 13,724 options with a value of $170,452 that were granted on July 30, 2010.
(4)	On April 15, 2013, pursuant to a scheduled vesting date of RSUs granted on July 5, 2011, Mr. Day received 3,684 shares of common stock with a value of $37,687. On July 31, 2013, pursuant to the Day Separation Agreement, Mr. Day received 17,368 shares of common stock with a value of $208,069. The Day Separation Agreement provided for the acceleration of the following RSUs: (i) a grant of 3,684 RSUs on July 5, 2011, which were scheduled to vest on December 31, 2013, (ii) a grant of 3,684 RSUs on July 5, 2011, which were scheduled to vest on April 15, 2014, (iii) a grant of 5,000 RSUs on July 5, 2011, which were scheduled to vest in the event that HC2’s closing stock price reached $24.00 and (iv) a grant of 5,000 RSUs on July 5, 2011, which were scheduled to vest in the event that HC2’s closing stock price reached $30.00. Additionally, Mr. Day exercised 20,209 options with a value of $242,508 that were granted on July 1, 2009.
(5)	None of Messrs. Demise and Denson and Ms. Mancuso exercised stock option awards or vested in restricted stock awards or RSUs during the year ended December 31, 2013.
(6)	On December 4, 2013, pursuant to the Keeley Separation Agreement, Mr. Keeley received 8,386 shares of common stock with a value of $23,397. The Keeley Separation Agreement provided for the acceleration of the following RSUs: (i) a grant of 2,193 RSUs on July 5, 2011, which were scheduled to vest on December 31, 2013, (ii) a grant of 2,193 RSUs on July 5, 2011, which were scheduled to vest on April 15, 2014, (iii) a grant of 2,000 RSUs on July 5, 2011, which were scheduled to vest in the event that HC2’s closing stock price reached $24.00 and (iv) a grant of 2,000 RSUs on July 5, 2011, which were scheduled to vest in the event that HC2’s closing stock price reached $30.00.
(7)	On August 30, 2013, pursuant to the Ramlall Separation Agreement, Mr. Ramlall received 15,263 shares of common stock with a value of $61,357. The Ramlall Separation Agreement provided for the acceleration of the following RSUs: (i) a grant of 2,632 RSUs on July 5, 2011, which were scheduled to vest on December 31, 2013, (ii) a grant of 2,631 RSUs on July 5, 2011, which were scheduled to vest on April 15, 2014, (iii) a grant of 5,000 RSUs on July 5, 2011, which were scheduled to vest in the event that HC2’s closing stock price reached $24.00 and (iv) a grant of 5,000 RSUs on July 5, 2011, which were scheduled to vest in the event that HC2’s closing stock price reached $30.00.
(8)	On August 30, 2013, pursuant to the Filipowicz Separation Agreement, Mr. Filipowicz received 7,071 shares of common stock with a value of $28,425. The Filipowicz Separation Agreement provided for the acceleration of the following RSUs: (i) a grant of 1,536 RSUs on July 5, 2011, which were scheduled to vest on December 31, 2013, (ii) a grant of 1,535 RSUs on July 5, 2011, which were scheduled to vest on April 15, 2014, (iii) a grant of 2,000 RSUs on July 5, 2011, which were scheduled to vest in the event that HC2’s closing stock price reached $24.00 and (iv) a grant of 2,000 RSUs on July 5, 2011, which were scheduled to vest in the event that HC2’s closing stock price reached $30.00.

EMPLOYMENT ARRANGEMENTS AND POTENTIAL PAYMENTS

UPON TERMINATION OR CHANGE OF CONTROL

We have entered into employment arrangements with each of our named executive officers, setting forth certain terms of their employment with and/or separation from the Company, as applicable.

Employment and Separation Arrangements with Peter D. Aquino

Employment Agreement with Mr. Aquino

In October 2010, we entered into the Aquino Employment Agreement with Peter D. Aquino, who served as our Chairman, President and Chief Executive Officer from October 2012 through December 2012 and as our Executive Chairman from January 2013 through April 30, 2013, the effective date of his resignation. See “—Separation Agreement with Mr. Aquino and April 2013 Severance Payments” below. The Aquino Employment Agreement provided for a term of employment beginning on October 12, 2010 until the earlier of (i) March 31, 2014, (ii) the termination of Mr. Aquino’s employment by either party by written notice of termination given to the other party at least six months in advance of such termination or (iii) Mr. Aquino’s death or Disability (as defined in the Aquino Employment Agreement). The Aquino Employment Agreement contained terms with respect to base salary, severance arrangements and certain cash, restricted stock or RSU awards to be granted to Mr. Aquino. For a more detailed description of the incentive awards granted to Mr. Aquino pursuant to the Aquino Employment Agreement, see “Compensation Discussion and Analysis—Elements of Compensation—Incentive Awards Granted Under the Employment Agreement with Mr. Aquino.” In connection with Mr. Aquino’s transition to serving as our Executive Chairman, the Aquino Employment Agreement was amended in January 2013.

As amended, the Aquino Employment Agreement provided for a base annual salary of $800,000 for the 2013 calendar year and on a pro-rated basis for the period from January 1, 2014 through March 31, 2014, with any target annual cash incentive bonus amount to be based upon the discretion of the Compensation Committee. Further, while employed, the Company would pay the premiums on a disability insurance policy for Mr. Aquino and reimburse Mr. Aquino for up to $10,000 in out of pocket medical expenses and financial planning services per year.

Pursuant to the Aquino Employment Agreement, Mr. Aquino was also subject to non-compete and non-solicit restrictive covenants during the term of his employment and will continue to be subject to such restrictions for a period of one year following his separation from the Company. Mr. Aquino is also subject to continuing restrictive covenants prohibiting disclosure of confidential information and intellectual property of the Company.

The Aquino Employment Agreement also provided that Mr. Aquino would be entitled to certain severance benefits in the event that (i) the Company and Mr. Aquino did not renew the Aquino Employment Agreement upon its expiration and Mr. Aquino’s employment terminated as a result, (ii) Mr. Aquino terminated for Good Reason or was involuntarily terminated by the Company without Cause, other than on account of death or Disability (as such terms are defined in the Aquino Employment Agreement), (iii) a Change of Control occurred (as defined in the Aquino Employment Agreement) or (iv) Mr. Aquino’s employment terminated as a result of death or Disability.

Separation Agreement with Mr. Aquino and April 2013 Severance Payments

On April 26, 2013, Mr. Aquino resigned from all positions with the Company, effective April 30, 2013. In connection with Mr. Aquino’s resignation, the Company and Mr. Aquino entered into the Aquino Separation Agreement. Pursuant to the Aquino Separation Agreement, Mr. Aquino’s employment with the Company was deemed terminated without Cause (as defined in the Aquino Employment Agreement) for purposes of the Aquino Employment Agreement, and Mr. Aquino became entitled to the following severance benefits: (i) severance pay equal to $3,550,000, which included a special cash bonus payment in the amount of $750,000, such payment to be made in a lump sum on May 15, 2013; (ii) all outstanding stock options and other grants (including all amounts or RSUs payable or granted under Mr. Aquino’s Short-Term Incentive Awards), as applicable, becoming 100% vested and exercisable, payable or deliverable (as applicable) in accordance with their terms, which resulted in (A) the accelerated vesting of 41,586 unvested RSUs held by Mr. Aquino and a payment of $166,344 for dividend equivalents accrued with respect to such unvested RSUs and (B) a payment of $2,872,500 with respect to Mr. Aquino’s unpaid Short-Term Incentive Awards, payable in a lump sum on May 15, 2013, and (iii) if Mr. Aquino elected to continue his health insurance under COBRA, the Company would pay the COBRA premiums until April 30, 2014.

The Aquino Separation Agreement also contains customary release and non-disparagement provisions. The Aquino Separation Agreement terminates and supersedes the Aquino Employment Agreement, except for the provisions of the Aquino Employment Agreement addressing confidentiality, competitive activities and inventions.

Employment and Separation Arrangements with Andrew Day

Offer Letter with Mr. Day

On February 24, 2011, the Company entered into an employment letter agreement, which was amended on February 9, 2012 (as amended, the “Day Offer Letter”), with Andrew Day, who joined the Company in 1999 and served as our President and Chief Executive Officer from January 1, 2013 through July 31, 2013, the effective date of his resignation. Pursuant to the terms of the Day Offer Letter, Mr. Day would receive an annual base salary of CAD $300,000 and be eligible to receive an annual discretionary bonus of 60% of his base salary, based on the Company’s and Mr. Day’s achievement of certain performance criteria established by the Compensation Committee. Mr. Day’s receipt of any annual incentive bonus would generally be conditioned on his status as an active employee at the time that the Company pays such bonus (other than on account of his disability). The Day Offer Letter also provided that Mr. Day was eligible to participate in the Company’s equity award plans on a level consistent with similarly situated employees. In April 2013, the Compensation Committee approved an increase to Mr. Day’s (i) salary from CAD $300,000 to CAD $350,000 and (ii) target bonus amount for purposes of the Day Offer Letter from 60% of his salary to 100% of his salary for 2013, in each case effective April 21, 2013.

Pursuant to the Day Offer Letter, if Mr. Day is involuntary terminated by the Company without cause, then Mr. Day will be entitled to (i) severance pay equal to the amount of twelve months of his then-current base salary and a payment equaling 100% of his performance level bonus target payout and (ii) twelve months continued current medical benefits at the time of termination, subject to Mr. Day executing a separation and general release.

Separation Agreement with Mr. Day

On July 31, 2013, Mr. Day resigned from all positions with the Company, effective July 31, 2013. In connection with Mr. Day’s resignation, the Company entered into a Separation and Release Agreement (the “Day Separation Agreement”) with Mr. Day. Pursuant to the Day Separation Agreement, Mr. Day’s employment with the Company was deemed terminated without cause for purposes of the Day Offer Letter, and Mr. Day became entitled to the following severance benefits: (i) $851,589 CAD, less applicable deductions and withholdings, which represented Mr. Day’s severance under the Day Offer Letter and a prorated annual bonus, payable in a lump sum; (ii) the accelerated vesting of 17,368 unvested RSUs held by Mr. Day and a payment of $69,472 for dividend equivalents accrued with respect to such unvested RSUs; and (iii) payment of health insurance premiums until July 31, 2014.

The Day Separation Agreement also contains customary release and non-disparagement provisions.

Employment and Separation Arrangements with John D. Filipowicz

Offer Letter with Mr. Filipowicz

On August 18, 2011, the Company entered into an employment letter agreement (the “Filipowicz Offer Letter”) with John Filipowicz, who joined the Company in May 2011 and served as our General Counsel,

Corporate Secretary, Chief Compliance Officer and Chief Administrative Officer from March 2012 through August 30, 2013, the effective date of his resignation. Pursuant to the terms of the Filipowicz Offer Letter, Mr. Filipowicz would receive an annual base salary of $250,000 and be eligible to receive an annual discretionary bonus expressed as a percentage of his base salary, based on the Company’s and Mr. Filipowicz’s achievement of performance criteria established by the Compensation Committee. Effective September 1, 2012, Mr. Filipowicz’s base salary was increased to $285,000 for increased responsibilities. Mr. Filipowicz’s receipt of any annual incentive bonus would generally be conditioned on his status as an active employee at the time that the Company pays such bonus. The Filipowicz Offer Letter also provided that Mr. Filipowicz was eligible to participate in the Company’s equity award plans on a level consistent with corporate senior vice presidents. Mr. Filipowicz also received reimbursement for travel expenses of up to $2,200 per week.

Pursuant to the Filipowicz Offer Letter, if Mr. Filipowicz is terminated by the Company “without cause” (as defined in the Filipowicz Offer Letter), then Mr. Filipowicz would be entitled to (i) severance pay equal to the amount of twelve months of his then-current base salary and a payment equaling 100% of his performance level bonus target payout, which was 50% of his annual base salary for purposes of the Company’s 2012 annual incentive bonus plan, and (ii) reimbursement for the monthly COBRA premiums for up to twelve months, subject to Mr. Filipowicz executing a separation and general release.

Separation Agreement with Mr. Filipowicz

On August 30, 2013, John Filipowicz resigned from all positions with the Company, effective August 30, 2013. In connection with Mr. Filipowicz’s resignation, the Company entered into a Separation and Release Agreement (the “Filipowicz Separation Agreement”) with Mr. Filipowicz. Pursuant to the Separation Agreement, Mr. Filipowicz’s employment with the Company was deemed terminated without cause for purposes of the Filipowicz Offer Letter, and Mr. Filipowicz became entitled to the following severance benefits: (i) $637,594, less applicable deductions and withholdings, which represented Mr. Filipowicz’s severance under the Filipowicz Offer Letter, a prorated annual bonus and an additional amount in severance determined to be appropriate in recognition of Mr. Filipowicz’s contributions to the Company, plus a payment for paid time off, payable in a lump sum; (ii) the accelerated vesting of 7,071 unvested RSUs held by Mr. Filipowicz and a payment of $88,388 for dividend equivalents accrued with respect to such unvested RSUs; and (iii) payment of health insurance premiums until August 30, 2014.

The Filipowicz Separation Agreement also contains customary release and non-disparagement provisions.

Employment and Separation Arrangements with James C. Keeley

Offer Letter with Mr. Keeley

On March 22, 2011, the Company entered into an employment letter agreement (the “Keeley Offer Letter”) with James C. Keeley, who joined the Company in May 2009 and served as our Chief Financial Officer, Corporate Controller and Treasurer from October 2012 through December 4, 2013, the effective date of his resignation. Pursuant to the terms of the Keeley Offer Letter, effective April 1, 2011, Mr. Keeley would receive an annual base salary of $285,000 and be eligible to receive an annual discretionary bonus of 50% of his base salary, based on the Company’s and Mr. Keeley’s achievement of certain performance criteria established by the Compensation Committee. Mr. Keeley’s receipt of any annual incentive bonus would generally be conditioned on his status as an active employee at the time that the Company pays such bonus. Effective August 1, 2011, the Board reduced Mr. Keeley’s base salary to $250,000 and his target bonus amount to 30% of his base salary for reduced responsibilities. Effective July 1, 2012, his former salary and target bonus amount were restored for increased responsibilities. The Keeley Offer Letter also provided that Mr. Keeley was eligible to participate in the Company’s equity award plans on a level consistent with similarly situated employees.

Pursuant to the Keeley Offer Letter, if Mr. Keeley is terminated by the Company without “cause” (as defined in the Keeley Offer Letter), then Mr. Keeley would be entitled to (i) severance pay equal to the amount of twelve months of his then-current base salary and a payment equaling 100% of his performance level bonus target payout and (ii) reimbursement for the monthly COBRA premiums for up to twelve months.

Separation Agreement with Mr. Keeley

On December 4, 2013, James C. Keeley resigned from all positions with the Company. In connection with Mr. Keeley’s resignation, the Company entered into a Separation and Release Agreement (the “Keeley Separation Agreement”) with Mr. Keeley. Pursuant to the Keeley Separation Agreement, Mr. Keeley’s employment with the Company was deemed terminated without cause for purposes of the Keeley Offer Letter and Mr. Keeley became entitled to the following severance benefits: (i) $577,031, less applicable deductions and withholdings, which represented Mr. Keeley’s severance under the Keeley Offer Letter, a prorated annual bonus and an additional amount in severance determined to be appropriate in recognition of Mr. Keeley’s contributions to the Company, plus a payment for paid time off, payable in a lump sum; (ii) the accelerated vesting of 8,386 RSUs held by Mr. Keeley and a payment of $104,825 for dividend equivalents accrued with respect to such unvested RSUs; and (iii) payment of health insurance premiums until December 31, 2014.

The Keeley Separation Agreement also contains customary release and non-disparagement provisions.

Employment and Separation Arrangements with Richard Ramlall

Offer Letter with Mr. Ramlall

On November 2, 2010, the Company entered into an employment letter agreement (the “Ramlall Offer Letter”) with Richard Ramlall, who served as our Senior Vice President, Corporate Development and Chief Communications Officer from November 2010 through August 30, 2013, the effective date of his resignation. Pursuant to the terms of the Ramlall Offer Letter, Mr. Ramlall would receive an annual base salary of $225,000 and be eligible to receive an annual discretionary bonus expressed as a percentage of his base salary, based on the Company’s and Mr. Ramlall’s achievement of performance criteria established by the Compensation Committee. Effective August 1, 2011, Mr. Ramlall’s base salary was increased to $250,000 for increased responsibilities. The Ramlall Offer Letter also provides that Mr. Ramlall was eligible to participate in the Company’s equity award plans on a level consistent with similarly situated employees.

Pursuant to the Ramlall Offer Letter, if Mr. Ramlall is terminated by the Company “without cause” (as defined in the Ramlall Offer Letter), then Mr. Ramlall would be entitled to (i) severance pay equal to the amount of twelve months of his then-current base salary and a payment equaling 100% of his performance level bonus target payout, which was 40% of his annual base salary for purposes of the Company’s 2012 annual incentive bonus plan, and (ii) reimbursement for the monthly COBRA premiums for up to twelve months, subject to Mr. Ramlall executing a separation and general release.

Separation Agreement with Mr. Ramlall

On August 30, 2013, Richard Ramlall resigned from all positions with the Company, effective August 30, 2013. In connection with Mr. Ramlall’s resignation, the Company entered into a Separation and Release Agreement (the “Ramlall Separation Agreement”) with Mr. Ramlall. Pursuant to the Ramlall Separation Agreement, Mr. Ramlall’s employment with the Company was deemed terminated without cause for purposes of the Ramlall Offer Letter, and Mr. Ramlall became entitled to the following severance benefits: (i) $426,921, less applicable deductions and withholdings, which represented Mr. Ramlall’s severance under the Ramlall Offer Letter, a prorated annual bonus and an additional amount in severance determined to be appropriate in recognition of Mr. Ramlall’s contributions to the Company, plus a payment for paid time off, payable in a lump sum; (ii) the accelerated vesting of 15,263RSUs held by Mr. Ramlall and a payment of $190,788 for dividend equivalents accrued with respect to such unvested RSUs; and (iii) payment of health insurance premiums until August 30, 2014.

The Ramlall Separation Agreement also contains customary release and non-disparagement provisions.

Employment Agreement with Mesfin Demise

On March 20, 2000, the Company entered into an employment letter agreement (the “Demise Offer Letter”) with Mesfin Demise, who joined the Company in April 2000 and has served as our Chief Financial Officer,

Corporate Controller and Treasurer since December 2013. Pursuant to the terms of the Demise Offer Letter, Mr. Demise receives a base salary that may be reviewed and increased periodically by the Company. In 2013, Mr. Demise’s annual salary increased from $130,000 to $150,000 in connection with his appointment as our Chief Financial Officer.

Employment Agreement with Craig Denson

On May 8, 2013, the Company entered into an employment letter agreement (the “Denson Offer Letter”) with Craig Denson, who joined the Company in 2009 and has served as our President of International Carrier Services since May 2012. Pursuant to the terms of the Denson Offer Letter, Mr. Denson receives an annual base salary of CAD $225,000 and is eligible to receive an annual discretionary bonus, based on the Company’s and Mr. Denson’s achievement of performance criteria established by the Compensation Committee. The Company will also reimburse Mr. Denson for reasonable professional tax consulting services and any required tax filings related thereto, subject to preapproval and a limit of $2,500.

Pursuant to the Denson Offer Letter, if Mr. Denson is terminated by the Company without Cause (as defined in the Denson Offer Letter), then Mr. Denson would be entitled to certain severance benefits, subject to Mr. Denson executing a separation and general release. The following table outlines the potential payments that would be made to Mr. Denson assuming separation from the Company on December 31, 2013:

Payments and Benefits	Termination Without Cause (1)
Severance Payment	$210,398
Other Benefits	—

(1)	If Mr. Denson is terminated by the Company without Cause (as defined in the Denson Offer Letter), then Mr. Denson would be entitled to (i) severance pay equal to the amount of twelve months of his then-current base salary and (ii) twelve months continued current medical benefits at the time of termination. Amounts presented for Mr. Day have been converted from Canadian dollars to U.S. dollars based on the exchange rate as of December 31, 2013 of 0.9351038.

According to the Denson Offer Letter, Cause shall include, but not be limited to, the following: (i) any conduct by the employee involving moral turpitude; (ii) the employee’s commission or conviction of, or pleading guilty or nolo contendere (or any similar plea or admission) to, a felony or a criminal act involving dishonesty or other moral turpitude; (iii) any misconduct on the employee’s part in connection with his employment or in connection with or affecting the business of the employer; (iv) any dishonesty by the employee, including failure to report to the employer the dishonesty of others; (v) any failure to abide by laws applicable to the employee in his capacity as an employee of the employer; (vi) any failure or refusal on the employee’s part to perform his duties under the Denson Offer Letter or to obey lawful directives from the employee’s supervisors, if not remedied within five (5) business days after the employer’s providing notice thereof; (vii) the employee’s disability (defined as his inability to perform the essential functions of his job for more than twelve (12) work weeks in any twelve (12) month period); (viii) any violation of any policy or code of the employer relating to equal employment opportunity, harassment, business conduct or conflict of interest; and (ix) knowing neglect of reasonably assigned duties, use of illegal drugs, abuse of other controlled substances or working under the influence of alcohol or other controlled substances.

Employment Agreement with Andrea Mancuso

On January 16, 2013, the Company entered into an employment letter agreement (the “Mancuso Offer Letter”) with Andrea Mancuso, who joined the Company in November 2011 and has served as our Acting General Counsel and Corporate Secretary since September 2013. The Mancuso Offer Letter superseded that certain employment letter agreement entered into with Ms. Mancuso in October 2011. Pursuant to the terms of the Mancuso Offer Letter, Ms. Mancuso would receive a payment of the second half of a bonus approved in 2012, which payment would be in the amount of $20,834, subject to continued employment with the Company through April 1, 2013.

Pursuant to the Mancuso Offer Letter, if Ms. Mancuso separates from the Company other than as a result of a termination for Cause (as defined in the Mancuso Offer Letter), a voluntary termination or Ms. Mancuso’s death or disability, then Ms. Mancuso would be entitled to certain severance benefits, subject to Ms. Mancuso executing a separation and general release. The following table outlines the potential payments that would be made to Ms. Mancuso assuming separation from the Company on December 31, 2013:

Payments and Benefits	Separation Other than for Cause, Voluntary Termination or as a Result of Death or Disability (1)
Severance Payment	$90,000
Bonus	$54,000
Other Benefits	$7,968

(1)	If Ms. Mancuso separates from the Company other than as a result of a termination for Cause (as defined in the Mancuso Offer Letter), a voluntary termination or Ms. Mancuso’s death or disability, then Ms. Mancuso would be entitled to (i) severance pay equal to the amount of six months of her then-current base salary and a payment equaling 100% of her performance level bonus target payout, which would have been 30% of her annual base salary for 2013, and (ii) reimbursement for the monthly COBRA premiums for up to six months.

According to the Mancuso Offer Letter, Cause means: (i) dishonesty, fraud, misappropriation, embezzlement, willful misconduct or gross negligence with respect to the Company; (ii) the employee’s conviction of, or nolo contendere or guilty plea to, a felony; (iii) the employee’s willful failure or refusal to satisfactorily perform the employee’s duties with the Company; or (iv) the employee’s improper conduct substantially prejudicial to the Company’s business.

Treatment of Unvested Equity Awards of Our Named Executive Officers Upon a Change of Control

As described above under “—Employment and Separation Arrangements with Peter D. Aquino,” the Aquino Employment Agreement provided for accelerated vesting of Mr. Aquino’s equity awards in the event of a Change of Control (as defined in the Aquino Employment Agreement). With respect to our other named executive officers, pursuant to the Management Compensation Plan and the applicable agreements governing the awards of unvested RSUs, upon termination of such named executive officers’ service with the Company without Cause or for Good Reason within two years of a Change of Control (as such terms are defined in the Management Compensation Plan), any unvested RSUs immediately vest. As described above, in connection with the separation from the Company of each of Messrs. Day, Keeley, Filipowicz and Ramlall in 2013, unvested awards of such named executive officers were accelerated. The following chart sets forth the amounts to which our named executive officers that were serving as such as of December 31, 2013 would be entitled if a Change of Control occurred and such named executive officers were terminated without Cause or terminated their employment for Good Reason as of December 31, 2013, based on such accelerated vesting of unvested RSUs.

Named Executive Officer	Accelerated Vesting of Equity Awards Upon Termination without Cause or for Good Reason Following a Change of Control ($)(1)
Robert Pons (2)	95,125

(1)	Amounts are based on the closing price on December 31, 2013 of our common stock of $2.85 on the OTCQB.
(2)	Assumes that Mr. Pons’s 7,500 unvested RSUs, as of December 31, 2013, together with accrued dividend equivalents with respect thereto in the amount of $73,750, fully vested.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2013. For the avoidance of doubt, the table below excludes the impact of the 2014 Plan to be approved by the HC2 stockholders.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options and Rights	Weighted- Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Issuance under Equity Compensation Plans (excluding Securities Reflected in column (a))
Equity compensation plans approved by security holders(1)	612,359	$3.17	109,943
Equity compensation plans not approved by security holders(2)	0	N/A	55,776

Total	612,359	$3.17	165,719

(1)	These amounts represent shares under the Company’s Management Compensation Plan.
(2)	These amounts represent shares under the Arbinet Holdings, Inc. Amended and Restated 1997 Stock Incentive Plan and Arbinet-theexchange, Inc. 2004 Stock Incentive Plan, as amended. On February 28, 2011, HC2 acquired Arbinet Corporation, and all options, stock appreciation rights, restricted stock and restricted stock units issued under these Arbinet plans were converted into HC2 options, stock appreciation rights, restricted stock and restricted stock units.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

We engaged BDO USA, LLP (“BDO”) as our independent registered public accounting firm during the fiscal years ended December 31, 2012 and 2013. The decision to engage BDO during those years was approved by our Audit Committee. In considering the nature of the services provided by BDO, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with BDO and management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), as well as the American Institute of Certified Public Accountants. The Audit Committee has not selected the independent registered public accounting firm to conduct the audit of our books and records for the fiscal year ending December 31, 2014.

We expect one or more representatives of BDO to be at the 2014 Annual Meeting, and that such representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.

The following table summarizes the aggregate fees paid by us to BDO and its affiliates in 2013 and 2012 (in thousands):

	2013	2012
Audit Fees (1)	$546	$1,229
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$546	$1,229

(1)	Fees for audit services include audit of financial statements and audit of internal controls over financial reporting, as required by Sarbanes-Oxley, Section 404, reviews of quarterly financial statements and other matters related to SEC filings. Also included are statutory audit fees paid by our subsidiaries.

Pre-Approval Policy

The services performed by BDO in 2013 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. This policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that the independent registered public accounting firm may perform.

On a quarterly basis, the Audit Committee reviews a description of services (the “Service List”) expected to be performed by the independent registered public accounting firm in each of the Disclosure Categories, the status of services and fees incurred year-to-date against the original Service List and pre-approval limits and the forecast of remaining services and fees for the fiscal year.

Services provided by the independent registered public accounting firms during the year and included in the Service List were pre-approved in accordance with the policies and procedures of the Audit Committee. Any requests for audit, audit-related, tax, and other services contemplated on the Service List must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company for fiscal year 2013 with the Company’s management, and also has discussed with BDO USA, LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standards 16 as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee received both the written disclosures and the letter from BDO USA, LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding BDO USA, LLP’s communications with the Audit Committee concerning independence and has discussed with BDO USA, LLP the independence of BDO USA, LLP from the Company.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors of the Company that the audited consolidated financial statements of the Company for fiscal year 2013 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 31, 2014.

Respectfully submitted,

Wayne Barr, Jr. (Chairman)

ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

(PROPOSAL 2)

General Information

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and related rules of the SEC enables stockholders to approve an advisory resolution on our executive compensation, as disclosed in this Proxy Statement. We describe this item as an advisory vote on executive compensation, but it is more commonly known as a “Say on Pay” vote.

In considering their vote, we urge our stockholders to review carefully our compensation policies and decisions regarding our named executive officers as presented in the “Compensation Discussion and Analysis” section beginning on page 19 of this Proxy Statement. As described in that section, we believe that our compensation program has been appropriately designed to meet its objectives. A significant portion of the compensation provided to the named executive officers is based upon the Company’s performance and the performance of our share price, and we believe this compensation structure closely aligns the interests of our named executive officers with the interests of our stockholders.

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions by our Board. Although non-binding, our Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Accordingly, we are asking our stockholders to approve, in a non-binding vote, the following resolution in respect of this Proposal 2:

“RESOLVED, that the stockholders of the Company hereby approve the compensation paid to HC2’s named executive officers as disclosed in the Proxy Statement for our 2014 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

Board Recommendation

The Board unanimously recommends a vote “FOR” the non-binding approval of our executive compensation.

APPROVAL OF HC2 HOLDINGS, INC.

2014 OMNIBUS AWARD PLAN

(PROPOSAL 3)

At the Annual Meeting, stockholders will be asked to approve the 2014 Plan, which was adopted, subject to stockholder approval, by our Board on April 11, 2014. A copy of the 2014 Plan is attached as Exhibit A to this Proxy Statement.

Reasons Why You Should Vote in Favor of the Approval of the 2014 Plan

Our Board recommends a vote for the approval of the 2014 Plan because it believes the plan is in the best interests of the Company and its stockholders for the following reasons:

Performance based. The 2014 Plan is generally intended to provide incentive compensation and performance compensation awards that qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Attracts and retains talent. Talented executives and employees are essential to executing our business strategies. The purpose of the 2014 Plan is to promote the success of the Company by giving the Company a competitive edge in attracting, retaining and motivating key personnel and providing participants with a plan that provides incentives directly related to increases in the value of the Company.

Aligns director, employee and stockholder interests. We currently provide long-term incentives primarily by (i) compensating participants with equity awards, including incentive compensation awards measured by reference to the value of the Company’s equity, (ii) rewarding such participants for the achievement of performance targets with respect to a specified performance period and (iii) motivating such participants by giving them opportunities to receive awards directly related to such performance. If the 2014 Plan is approved, we will be able to maintain our means of aligning the interests of key personnel with the interests of our stockholders.

Replaces Prior Plan with a comprehensive program. The approval of the 2014 Plan by our stockholders is critical because it will replace the HC2 Management Compensation Plan, as amended (for purposes of the discussion in this Proposal 3, the “Prior Plan”), with the means to choose between multiple types of equity-based awards and to provide such awards to key personnel of the Company or its affiliates, as the case may be. We believe it is good practice to make all future equity compensation and performance-based awards from one plan.

Summary of Sound Governance Features of the 2014 Plan

Our Board and Compensation Committee believe the 2014 Plan contains several features that are consistent with the interests of our stockholders and sound corporate governance practices, including the following:

No “evergreen” provision. The number of shares of our common stock available for issuance under the 2014 Plan is fixed and will not adjust based upon the number of shares outstanding, except that such amount may be adjusted in connection with certain changes in the Company’s capitalization, as discussed under “—Summary of the 2014 Plan Features—Change in Capitalization.” We currently expect the number of shares authorized for issuance under the 2014 Plan will be sufficient to provide for future awards for approximately three to five years, at which time we expect to ask our stockholders to approve an additional share authorization.

Will not be excessively dilutive to our stockholders. Subject to adjustment, the maximum number of shares of our common stock authorized for issuance under the 2014 Plan is 5,000,000 shares and no more than 4,000,000 shares of common stock may be subject to grants of options or stock appreciation rights (“SARs”) under the 2014 Plan. If the 2014 Plan is approved by stockholders, no new awards will be granted under the Prior

Plan and any shares of our common stock available for issuance under the Prior Plan that are not subject to outstanding awards will no longer be available for issuance. Shares withheld to satisfy tax withholding obligations on awards or to pay the exercise price of awards and any shares not issued or delivered as a result of a “net exercise” of a stock option will not become available for issuance as future award grants under the 2014 Plan. As of December 31, 2013, options to purchase 589,859 shares of our common stock and 22,500 RSUs were outstanding under the Prior Plan.

Stock option exercise prices and SAR grant prices will not be lower than the fair market value on the grant date. The 2014 Plan prohibits granting stock options with exercise prices and SARs with grant prices lower than the fair market value of a share of our common stock on the grant date, except in connection with the issuance or assumption of awards in connection with certain mergers, consolidations, acquisitions of property or stock or reorganizations.

No repricing or exchange without stockholder approval. The 2014 Plan prohibits the repricing of outstanding stock options or SARs without stockholder approval, except in connection with certain corporate transactions involving the Company.

“Clawback” provisions. The 2014 Plan contains “clawback” provisions, which provide that the Compensation Committee may include in an award, that if a participant is determined by the Compensation Committee to have violated a noncompete, nonsolicit, nondisclosure or other agreement or taken action that would constitute a “detrimental activity,” as that term is defined in the 2014 Plan, all rights of the participant under the 2014 Plan and any agreements evidencing an award then held by the participant will terminate and be forfeited and the Compensation Committee may require the participant to surrender and return to the Company any shares received, and/or to repay any profits or any other economic value made or realized by the participant. To the extent required by applicable law (including without limitation Section 304 of Sarbanes-Oxley and Section 954 of the Dodd Frank Act), awards shall be subject to clawback, forfeiture or similar requirement.

Summary of the 2014 Plan Features

The following summary of the material features of the 2014 Plan is qualified in its entirety by reference to the complete text of the 2014 Plan.

Administration. Our Compensation Committee (or subcommittee thereof, if necessary for Section 162(m) of the Code) will administer the 2014 Plan. The Compensation Committee will have the authority to determine the terms and conditions of any agreements evidencing any awards granted under the 2014 Plan and to adopt, alter and repeal rules, guidelines and practices relating to the 2014 Plan. The Compensation Committee will have full discretion to administer and interpret the 2014 Plan and to adopt such rules, regulations and procedures as it deems necessary or advisable, or to comply with any applicable law, including Section 162(m) of the Code and the Treasury Regulations promulgated thereunder and to determine, among other things, the time or times at which the awards may be exercised and whether and under what circumstances an award may be exercised.

Eligibility. Any employees, directors, officers or consultants of the Company or of its subsidiaries or their respective affiliates will be eligible for awards under the 2014 Plan. The Compensation Committee has the sole and complete authority to determine who will be granted an award under the 2014 Plan. Additional Employees of certain designated foreign subsidiaries of the Company are also eligible under separate “Sub Plans.”

Number of Shares Authorized. The 2014 Plan provides for an aggregate of 5,000,000 shares of our common stock to be available for awards under the 2014 Plan, subject to adjustment as described herein. No more than 4,000,000 shares of our common stock may be issued with respect to incentive stock options under the 2014 Plan. No participant may be granted awards of options and stock appreciation rights with respect to more than 4,000,000 shares of our common stock in any one year. No more than 4,000,000 shares of our common stock may be granted under the 2014 Plan to any participant during any single fiscal year with respect to performance compensation awards in any one performance period. The maximum amount payable for an individual employee or officer under the 2014 Plan for any single year during a performance period in cash is $7,500,000 (with respect to each year if the performance period is more than one year). Shares of our common stock subject to awards (including shares surrendered or tendered to the Company (either directly or by means of attestation) in payment of the exercise price of an award or any taxes required to be withheld in respect of an award) are generally unavailable for future grant; provided, further, that in no event shall such shares increase the number of shares of common stock that may be delivered pursuant to incentive stock options granted under the 2014 Plan. However, if and to the extent an award under the 2014 Plan expires, terminates or is canceled or forfeited for any reason whatsoever without the participant having received any benefit therefrom, the shares covered by such award shall again become available for other awards under the 2014 Plan. If there is any change in our corporate capitalization, the Compensation Committee in its sole discretion may make substitutions or adjustments to the number of shares reserved for issuance under the 2014 Plan, the number of shares covered by awards then outstanding under the 2014 Plan, the limitations on awards under the 2014 Plan, the exercise price of outstanding options and such other equitable substitution or adjustments as it may determine appropriate.

Change in Capitalization. If there is a change in the Company’s corporate capitalization in the event of a stock or extraordinary cash dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split up, split-off, spin-off, consolidation or other relevant change in capitalization or applicable law or circumstances, such that the Compensation Committee determines that an adjustment is necessary or appropriate, then the Compensation Committee can make adjustments in a manner that it deems equitable.

Awards Available for Grant. The Compensation Committee may grant awards of non-qualified stock options, incentive (qualified) stock options, SARs, restricted stock awards, restricted stock units, other stock based awards, performance compensation awards (including cash bonus awards) or any combination of the foregoing. Awards may be granted under the 2014 Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (“Substitute Awards”).

Stock Options. The Compensation Committee will be authorized to grant options to purchase shares of common stock that are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of the Code for incentive stock options, or “non-qualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. All options granted under the 2014 Plan shall be non-qualified unless the applicable award agreement expressly states that the option is intended to be an “incentive stock option.” Options granted under the 2014 Plan will be subject to the terms and conditions established by the Compensation Committee. Under the terms of the 2014 Plan, the exercise price of the options will not be less than the fair market value of our common stock at the time of grant (except with respect to Substitute Awards). Options granted under the 2014 Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by the Compensation Committee and specified in the applicable award agreement. The maximum term of an option granted under the 2014 Plan will be ten years from the date of grant (or five years in the case of an incentive stock option granted to a 10% stockholder); provided, that, if the term of a non-qualified option would expire at a time when trading in the shares of common stock is prohibited by the Company’s insider trading policy, the option’s term shall be automatically extended until the 30th day following the expiration of such prohibition. Payment in respect of the exercise of an option may be made in cash, by check, by cash equivalent and/or shares of common stock valued at the fair market value at the time the option is exercised (provided that such shares are not subject to any pledge or other security interest), or by such other method as the Compensation Committee may permit in its sole discretion, including: (i) by withholding or surrender of the minimum number of shares of common stock otherwise deliverable in respect of an option that are needed to pay the exercise price and all applicable required withholding taxes, (ii) if there is a public market for the shares of common stock at such time, by means of a broker-assisted cashless exercise mechanism or (iii) by means of a “net exercise” procedure effected by withholding the minimum number of shares otherwise deliverable in respect of an option that are needed to pay the exercise price and all applicable required withholding taxes. The Compensation Committee may, in its sole discretion, at any time buy out for a payment in cash, or the delivery of shares of common stock, or other property, an option previously granted to a participant.

Stock Appreciation Rights. The Compensation Committee will be authorized to award SARs under the 2014 Plan. SARs will be subject to the terms and conditions established by the Compensation Committee. An SAR is a contractual right that allows a participant to receive, either in the form of cash, shares or any combination of cash and shares, the appreciation, if any, in the value of a share over a certain period of time. An option granted under the 2014 Plan may include SARs and SARs may also be awarded to a participant independent of the grant of an option. SARs granted in connection with an option shall be subject to terms similar to the option corresponding to such SARs. Except as otherwise provided by the Compensation Committee (in the case of Substitute Awards or SARs granted in tandem with previously granted options), the strike price per share of common stock for each SAR shall not be less than 100% of the fair market value of such share, determined as of the date of grant. The remaining terms of the SARs shall be subject to terms established by the Compensation Committee and reflected in the award agreement.

Restricted Stock. The Compensation Committee will be authorized to award restricted stock under the 2014 Plan. Awards of restricted stock will be subject to the terms and conditions established by the Compensation Committee. Restricted stock is common stock that generally is non-transferable and is subject to other restrictions determined by the Compensation Committee for a specified period.

Restricted Stock Unit Awards. The Compensation Committee will be authorized to award restricted stock unit awards. Restricted stock unit awards will be subject to the terms and conditions established by the Compensation Committee. Unless the Compensation Committee determines otherwise, or specifies otherwise in an award agreement, if the participant terminates employment or services during the period of time over which all or a portion of the units are to be earned, then any unvested units will be forfeited. At the election of the Compensation Committee, the participant will receive a number of shares of common stock equal to the number of units earned or an amount in cash equal to the fair market value of that number of shares at the expiration of the period over which the units are to be earned or at a later date selected by the Compensation Committee, less an amount equal to any taxes required to be withheld. To the extent provided in an award agreement, the holder of outstanding restricted stock units shall be entitled to be credited with dividend equivalent payments upon the payment by the Company of dividends on shares of common stock, either in cash or (at the sole discretion of the Compensation Committee) in shares of common stock having a fair market value equal to the amount of such dividends, and interest may, at the sole discretion of the Compensation Committee, be credited on the amount of cash dividend equivalents at a rate and subject to such terms as determined by the Compensation Committee, which accumulated dividend equivalents (and interest thereon, if applicable) shall be payable at the same time as the underlying restricted stock units are settled.

Other Stock-Based Awards. The Compensation Committee will be authorized to grant awards of unrestricted shares of our common stock, rights to receive grants of awards at a future date, or other awards denominated in shares of common stock under such terms and conditions as the Compensation Committee may determine and as set forth in the applicable award agreement.

Performance Compensation Awards. The Compensation Committee may grant any award under the 2014 Plan in the form of a “Performance Compensation Award” by conditioning the vesting of the award on the satisfaction of certain “Performance Goals.” The Compensation Committee may establish these Performance Goals with reference to one or more of the following:

•	net earnings or net income (before or after taxes);

•	basic or diluted earnings per share (before or after taxes);

•	net revenue or net revenue growth;

•	gross revenue or gross revenue growth, gross profit or gross profit growth;

•	net operating profit (before or after taxes);

•	return measures (including, but not limited to, return on investment, assets, capital, gross revenue or gross revenue growth, invested capital, equity or sales);

•	cash flow measures (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital), which may but are not required to be measured on a per-share basis;

•	earnings before or after taxes, interest, depreciation, and amortization (including EBIT and EBITDA);

•	gross or net operating margins, productivity ratios, share price (including, but not limited to, growth measures and total stockholder return; expense targets or cost reduction goals, general and administrative expense savings; and operating efficiency);

•	objective measures of customer satisfaction;

•	working capital targets;

•	measures of economic value added or other “value creation” metrics;

•	inventory control;

•	enterprise value;

•	sales;

•	stockholder return;

•	client retention;

•	competitive market metrics;

•	employee retention;

•	timely completion of new product rollouts;

•	timely launch of new facilities;

•	objective measures of personal targets, goals or completion of projects (including but not limited to succession and hiring projects, completion of specific acquisitions, reorganizations or other corporate transactions or capital-raising transactions, expansions of specific business operations and meeting divisional project budgets);

•	system-wide revenues;

•	royalty income;

•	cost of capital, debt leverage year-end cash position or book value;

•	strategic objectives, development of new product lines and related revenue, sales and margin targets, or international operations; or

•	any combination of the foregoing.

Any of the above Performance Goal elements can be stated as a percentage of another Performance Goal or used on an absolute, relative or adjusted basis to measure the performance of the Company and/or its affiliates or any divisions, operation, or business units, product lines, brands, business segment, administrative departments or combination thereof, as the Compensation Committee deems appropriate. Performance Goals may be compared to the performance of a group of comparator companies or a published or special index that the Compensation Committee deems appropriate or stock market indices. The Compensation Committee also may provide for accelerated vesting of any award based on the achievement of Performance Goals. Any award that is intended to qualify as performance-based compensation under Section 162(m) of the Code will be granted, and Performance Goals for such an award will be established, by the Compensation Committee in writing not later than 90 days after the commencement of the performance period to which the Performance Goals relate, or such other period required under Section 162(m) of the Code; provided that the outcome is substantially uncertain at the time the Compensation Committee establishes the Performance Goal; and provided further that in no event will a Performance Goal be considered to be pre-established if it is established after 25% of the performance period (as scheduled in good faith at the time the Performance Goal is established) has elapsed. Before any payment is made in connection with any award intended to qualify as performance-based compensation under Section 162(m) of the Code, the Compensation Committee must certify in writing that the Performance Goals established with respect to such award have been achieved.

The Compensation Committee may also specify adjustments or modifications (to the extent it would not result in adverse results under Section 162(m) of the Code) to be made to the calculation of a Performance Goal for such performance period, based on and in order to appropriately reflect the following events: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary nonrecurring items and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (vi) acquisitions or divestitures; (vii) any other specific, unusual or nonrecurring events, or objectively determinable category thereof; (viii) foreign exchange gains and losses; (ix) discontinued operations and nonrecurring charges; and (x) a change in the Company’s fiscal year.

Unless otherwise provided in the applicable award agreement, a participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that (i) the Performance Goals for such period are achieved; and (ii) all or some of the portion of such participant’s Performance Compensation Award has been earned for the performance period based on the application of the “Performance Formula” (as defined in the 2014 Plan) to such Performance Goals.

Effect of Change in Control. Unless otherwise provided in an award agreement, in the event of a “change in control,” our Board of Directors may in its sole discretion provide that, with respect to any particular outstanding award: (i) all then-outstanding options and SARs shall become immediately exercisable as of immediately prior to the “change in control” with respect to up to 100 percent of the shares subject to such option or SAR; (ii) any restricted period shall expire as of immediately prior to the “change in control” with respect to up to 100 percent of then-outstanding shares of restricted stock or restricted stock units (including without limitation a waiver of any applicable Performance Goals); (iii) all incomplete performance periods in effect on the date the “change in control” occurs shall end on such date, and the Compensation Committee may (a) determine the extent to which Performance Goals with respect to each such performance period have been met based upon such audited or unaudited financial information or other information then available as it deems relevant and (b) cause the participant to receive partial or full payment of awards for each such performance period based upon the Compensation Committee’s determination of the degree of attainment of Performance Goals, or assuming that the applicable “target” levels of performance have been attained or on such other basis determined by the Compensation Committee; and (iv) cause awards previously deferred to be settled in full as soon as practicable.

Transferability. Each award may be exercised during the participant’s lifetime only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative and may not be otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution.

Amendment. The 2014 Plan will have a term of ten years. Our Board may amend, suspend or terminate the 2014 Plan at any time; however, stockholder approval to amend the 2014 Plan may be necessary if the law or applicable stock exchange rules so require. No amendment, suspension or termination will impair the rights of any participant or recipient of any award without the consent of the participant or recipient.

The Compensation Committee may, to the extent consistent with the terms of any applicable award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award theretofore granted or the associated award agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary of any option theretofore granted shall not to that extent be effective without the consent of the affected participant, holder or beneficiary; and provided further that, without stockholder approval, (i) no amendment or modification may reduce the option price of any option or the strike price of any SAR, (ii) the Compensation Committee may not cancel any outstanding option and replace it with a new option (with a lower option price) or cancel any SAR and replace it with a new SAR (with a lower strike price), and (iii) no option or SAR may be exchanged for cash or another award. However, stockholder approval is not required with respect to clauses (i), (ii), and (iii) above for any action specifically permitted by Section 12 (Changes in Capital Structure and Similar Events) of the 2014 Plan. In addition, none of the requirements described in the preceding clauses (i), (ii), and (iii)  can be amended without stockholder approval.

U.S. Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences of the grant and exercise and vesting of awards under the 2014 Plan and the disposition of shares acquired pursuant to the exercise or settlement of such awards and is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local and payroll tax considerations. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.

Stock Options. The 2014 Plan authorizes the Compensation Committee to grant both options that are “qualified,” meaning they are intended to satisfy the requirements of Section 422 of the Code, and options that are “non-qualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. Holders of incentive stock options generally will not incur federal income tax liability at the time of grant or upon exercise of qualified incentive stock options, provided that they meet certain employment criteria and satisfy holding period requirements. Specifically, for treatment of an option as a qualified incentive stock option, shares of common stock acquired through the exercise of an incentive stock option cannot be disposed of before the later of (i) two years from the date of grant of the option, or (ii) one year from the date of exercise. However, the spread at exercise will be an “item of tax preference,” which may give rise to “alternative minimum tax” liability for the taxable year in which the exercise occurs. If the holder satisfies the holding period requirements, the difference between the exercise price and the amount realized upon a subsequent disposition of the shares will constitute long-term capital gain or loss, as the case may be. Assuming both holding periods are satisfied, no deduction will be allowed to us for federal income tax purposes in connection with the grant or exercise of the incentive stock option. If a holder disposes of such shares without meeting the holding period requirements, the participant generally will realize taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the shares on the date of exercise or the amount realized on the subsequent disposition of the shares, and that amount will generally be deductible by us for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to executives designated in those sections. Finally, if an incentive stock option becomes first exercisable in any one year for shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the incentive stock option in respect of those excess shares will be treated as a non-qualified stock option for federal income tax purposes.

No income will be realized by a participant upon grant of a non-qualified option. Upon the exercise of a non-qualified stock option, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying exercised shares over the option exercise price paid at the time of exercise. The Company will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those sections.

SARs. No income will be realized by a participant upon grant of a SAR. Upon settlement of a SAR, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the payment received in respect of the SAR. The Company will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those sections.

Restricted Stock. A participant will not be subject to tax upon the grant of an award of restricted stock unless the participant otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture, the participant will have taxable compensation equal to the difference between the fair market value of the shares on that date over the amount the participant paid for such shares, if any, unless the participant made an election under Section 83(b) of the Code to be taxed at the time of grant. If the participant made an election under Section 83(b), the participant will have taxable compensation at the time of grant equal to the difference between the fair market value of the shares on the date of grant over the amount the participant paid for such shares, if any. (Special rules apply to the receipt and disposition of restricted shares received by officers and directors who are subject to Section 16(b) of the Exchange Act.) The Company generally will be able to deduct a share-based award, in the same amount and in the same tax year as it is recognized by the participant, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those sections.

Restricted Stock Units. A participant will not be subject to tax upon the grant of a restricted stock unit award. Rather, upon the delivery of shares or cash pursuant to a restricted stock unit award, the participant will have taxable compensation equal to the fair market value of the number of shares (or the amount of cash) the participant actually receives with respect to the award. The Company will be able to deduct the amount of taxable compensation to the participant for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those sections.

Section 162(m). The 2014 Plan is generally intended to provide incentive compensation and performance compensation awards that qualify as performance-based compensation within the meaning of Section 162(m) of the Code. Subject to certain exceptions, Section 162(m) of the Code denies a publicly held corporation a deduction for U.S. federal income tax purposes for compensation in excess of $1,000,000 per year per person to its chief executive officer and each of the three other officers whose compensation is required to be disclosed in its proxy statement (excluding the chief financial officer) by reason of such officer being among the three highest compensated officers for the taxable year. So as not to lose the deduction for the compensation, the 2014 Plan is intended to satisfy an exception for grants of options and SARs to covered employees and also to permit certain awards of restricted stock, restricted stock units and other awards (including cash bonus awards) to qualify under the “performance-based compensation” exception to Section 162(m) of the Code.

New Plan Benefits

It is not possible to determine the benefits or amounts that will be received by or allocated to participants under the 2014 Plan because awards under the 2014 Plan will be made at the discretion of the Compensation Committee (or subcommittee thereof, if necessary for Section 162(m) of the Code).

Our executive officers have a financial interest in this proposal because the Compensation Committee may select one or more of our executive officers as eligible to receive grants under the 2014 Plan.

Vote Required

The favorable vote of a majority of the votes cast by stockholders will constitute the approval of the 2014 Plan. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Board Recommendation

The Board unanimously recommends a vote “FOR” the approval of the 2014 Plan.

OVERVIEW OF PROPOSALS 4 AND 5

AMENDMENT OF OUR CERTIFICATE OF INCORPORATION

Proposals 4 and 5 request amendments of the Company’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to (i) renounce the Company’s expectancy regarding certain corporate opportunities and clarify the duty of loyalty of Overlap Persons (as defined below) regarding corporate opportunities by adding a new Article Twelfth to the Certificate of Incorporation (Proposal 4); and (ii) eliminate the restriction on the issuance of nonvoting equity securities by deleting Section (e) of Article Fourth of the Certificate of Incorporation (Proposal 5).

The Company believes these proposed amendments of the Certificate of Incorporation are in the best interests of the Company and its stockholders and therefore proposes that the stockholders approve both of these proposals, as discussed in greater detail below with respect to each of Proposal 4 and 5.

Neither amendment contemplated by Proposal 4 and 5 is conditioned upon the approval of the other proposal. If both proposals are approved by the stockholders, the Company intends to file a certificate of amendment (the “Amendment”) effecting such proposals with the Secretary of State of the State of Delaware, whereupon the Amendment will be effective. The complete text of the Amendment is set forth in Exhibit B to this Proxy Statement. However, in the event one proposal is approved by the stockholders while the other proposal is not approved by the stockholders, the Company may still file the respective portion of the Amendment for the approved proposal. In any event, at any time prior to filing the Amendment (or portion thereof approved), the Company may abandon the proposed amendment or amendments, notwithstanding authorization of the proposed amendment or amendments by the stockholders, without any further action by the stockholders.

PROPOSAL 4

AMENDMENT OF OUR CERTIFICATE OF INCORPORATION TO RENOUNCE THE COMPANY’S

EXPECTANCY REGARDING CERTAIN CORPORATE OPPORTUNITIES AND CLARIFY THE

DUTY OF LOYALTY OF OVERLAP PERSONS REGARDING CORPORATE OPPORTUNITIES

In January 2014, a subsidiary of Harbinger Group Inc. (“HGI”) acquired 5,758,360 shares of the Company’s common stock, or approximately 40.5% of the Company’s outstanding common stock. Subsequent to such acquisition, Mr. Falcone was appointed to a vacant position on the Company’s Board in January 2014. Mr. Falcone is the Chief Executive Officer and Chairman of the Board of Directors of HGI and maintains positions with certain other HGI-affiliated entities. Mr. Falcone, as well as other directors of the Company (each, an “Overlap Person”), may from time to time be presented with certain corporate opportunities of potential interest to both the Company and other entities of which such persons serve as a director, officer, partner, member, manager, representative, agent, adviser, fiduciary or employee, such as HGI and its affiliates (each, an “Other Entity”). Moreover, the Company may from time to time desire to conduct business with Other Entities. In recognition of the foregoing, the Board has approved and recommends that our stockholders authorize an amendment (the “Corporate Opportunities Amendment”) of our Certificate of Incorporation that will have the effect of (i) renouncing the Company’s expectancy regarding certain corporate opportunities presented to Overlap Persons and (ii) acknowledging that, to the fullest extent permitted by law, transactions between the Company and an Other Entity will not be deemed unfair to the Company or to involve a breach of an Overlap Person’s duty of loyalty to the Company as a result of the service of an Overlap Person on our Board, as described in more detail below.

Our Certificate of Incorporation does not currently address the matters referred to in this Proposal 4, and as such the Amendment would in part add a new Article Twelfth to enact the Corporate Opportunities Amendment. The complete text of the Amendment, including the Corporate Opportunities Amendment, is set forth in Exhibit B to this Proxy Statement.

Directors and officers of a corporation, as part of their duty of loyalty to the corporation and its stockholders, generally have a fiduciary duty to disclose to the corporation opportunities that are related to its business and are prohibited from pursuing those opportunities unless such corporation determines that it is not going to pursue them. Directors and officers that serve in a fiduciary capacity of multiple entities, then, could become conflicted as to which entity should be presented with any given corporate opportunity. Section 122(17) of the Delaware General Corporation Law (the “DGCL”) expressly permits a Delaware corporation, such as the Company, to renounce in its certificate of incorporation or by action of its board of directors any interest or expectancy of the corporation in certain opportunities. This proposed Corporate Opportunities Amendment in part would renounce our right to certain corporate opportunities in order to more clearly delineate the responsibilities of Overlap Persons with respect to corporate opportunities of which they may become aware. Specifically, if this Corporate Opportunities Amendment is enacted, we would renounce any interest and expectancy in any business opportunity (other than those that qualify as a “Restricted Potential Business Opportunity” under the Corporate Opportunities Amendment), such that an Overlap Person may freely present such business opportunity to an Other Entity rather than the Company, and the Other Entity may freely pursue such business opportunity, even if it is competitive with our business or might otherwise constitute an attractive opportunity for the Company. The Corporate Opportunities Amendment, however, will not prohibit us from pursuing any business opportunity to which we have renounced any interest or expectancy. As noted above, the Corporate Opportunities Amendment also will not have the effect of renouncing our interest and expectancy in any Restricted Potential Business Opportunity, which is generally an opportunity that:

•	was expressly presented or offered to an Overlap Person solely in his or her capacity as a director or officer of the Company;

•	the Company could reasonably be expected to exploit;

•	relates exclusively to the business of the Company at the time the opportunity is presented; and

•	does not constitute a “Disqualified Opportunity” under the terms of the Corporate Opportunities Amendment, which category includes, but is not limited to, minority investments, financing arrangements, the acquisition of distressed debt or equity securities and the acquisition of assets not constituting a whole company or line of business thereof.

Directors and officers of a corporation, also as part of their duty of loyalty to the corporation and its stockholders, generally have a fiduciary duty that imposes restrictions on related party transactions. Applicable corporate law, including but not limited to DGCL Section 144, provides certain avenues for properly approving and engaging in transactions in which there are interested directors and officers. The Company may from time to time wish to engage in transactions with Other Entities of which Overlap Persons serve as a director, officer or other fiduciary. While such transactions are not prohibited by applicable law, the proposed Corporate Opportunities Amendment would provide additional clarification that, to the fullest extent permitted by law, transactions with Other Entities will not be considered unfair to the Company, or to involve a breach of an Overlap Person’s duty of loyalty to the Company or its stockholders, as a result of an Overlap Person’s presence on the Company’s Board or involvement with the transaction.

The authorization of the Corporate Opportunities Amendment will require approval by a majority of our outstanding common stock as of the Record Date. As such, abstentions and broker non-votes will have the effect of a vote against this Proposal 4. Unless otherwise indicated, properly executed proxies will be voted “FOR” Proposal 4.

The Board unanimously recommends a vote “FOR” the Corporate Opportunities Amendment.

PROPOSAL 5

AMENDMENT OF OUR CERTIFICATE OF INCORPORATION TO ELIMINATE THE RESTRICTION ON ISSUANCE OF NONVOTING EQUITY SECURITIES

The Board has approved and recommends that our stockholders authorize an amendment of our Certificate of Incorporation that will eliminate the restriction on the issuance of nonvoting equity securities, which is no longer required or applicable to us, by deleting Section (e) of Article Fourth of the Certificate of Incorporation in its entirety. The complete text of the Amendment, including the proposed deletion of Section (e) of Article Fourth of the Certificate of Incorporation, is set forth in Exhibit B to this Proxy Statement.

Section (e) of Article Fourth of the Certificate of Incorporation states:

Notwithstanding anything to the contrary in this Certificate of Incorporation, the Corporation shall not issue nonvoting equity securities to the extent prohibited by Section 1123(a)(6) of the Bankruptcy Code (11 U.S.C. § 1123(a)(6)); provided, however, that the foregoing prohibition (i) will have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (ii) will have such force and effect, if any, only for so long as such Section 1123(a)(6) of the Bankruptcy Code is in effect and (iii) may be amended or eliminated in accordance with applicable law. The prohibition on the issuance of nonvoting equity securities is included in this Certificate of Incorporation in compliance with Section 1123(a)(6) of the Bankruptcy Code (11 U.S.C. § 1123(a)(6)).

Section 1123(a)(6) of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., as amended (the “Bankruptcy Code”), requires that a plan of reorganization provide for the inclusion in the debtor’s certificate of incorporation of a provision prohibiting the issuance of nonvoting equity securities. In order to comply with Section 1123(a)(6) of the Bankruptcy Code, our plan of reorganization under Chapter 11 of the Bankruptcy Code confirmed on June 12, 2009 provided that our certificate of incorporation contain such a provision. The proposed amendment deletes this provision because following our emergence from bankruptcy in July 2009, such provision is no longer required and therefore inapplicable to us. While we do not have any specific plans to issue nonvoting equity securities otherwise prohibited by Section 1123(a)(6) of the Bankruptcy Code, we believe that the prohibition could unduly limit the Company’s flexibility with respect to future issuances of equity securities.

The authorization of the amendment of our Certificate of Incorporation to eliminate the restriction on the issuance of nonvoting equity securities contained therein will require approval by a majority of our outstanding common stock as of the Record Date. As such, abstentions and broker non-votes will have the effect of a vote against this Proposal 5. Unless otherwise indicated, properly executed proxies will be voted “FOR” Proposal 5.

The Board unanimously recommends a vote “FOR” the Amendment of our Certificate of Incorporation to eliminate the restriction on issuance of nonvoting equity securities.

TRANSACTIONS WITH RELATED PERSONS

In accordance with our Guidelines, our Board, in consultation with our Nominating and Governance Committee, will consider and approve any transaction deemed to be a related-person transaction.

The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements require the Company to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with the Company.

Since January 1, 2013, the Company had no reportable related-person transactions other than those described above.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

As of April 15, 2014, the Company had 15,436,865 shares of its common stock outstanding. For purposes of this filing, beneficial ownership of securities is defined in accordance with the rules of the SEC and means generally the power to vote or exercise investment discretion with respect to securities, regardless of any economic interests therein.

Except as otherwise indicated, the following table sets forth, as of April 15, 2014, certain information as to the beneficial ownership of the Company’s common stock, including shares of common stock as to which a right to acquire beneficial ownership existed (for example, through the exercise of common stock options or warrants that are exercisable as of, and within 60 days from, April 15, 2014) within the meaning of Rule 13d-3(d)(1) under the Exchange Act, by: (i) each person or group who is known to the Company to be the beneficial owner of more than five percent of the outstanding common stock, (ii) each director, (iii) each named executive officer, and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person had, as of April 15, 2014, sole voting power and sole dispositive power with respect to the Company’s shares, subject to applicable community property laws.

Name and Business Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)	Percentage of Outstanding Common Stock (1)
Harbinger Group Inc. and its affiliates and/or affiliated funds (2)	5,758,360	37.3%
450 Park Avenue, 30th Floor New York, NY 10022

Warberg Asset Management LLC and its affiliates and/or affiliated funds (3)	1,940,116	12.6%
716 Oak Street Winnetka, IL 60093

Archer Capital Management, L.P. and its affiliates and/or affiliated funds (4)	1,111,853	7.2%
570 Lexington Ave., 40th Floor New York, NY 10022

DG Capital Management, LLC and its affiliates and/or affiliated funds (5)	1,045,535	6.8%
460 Park Avenue, 13th Floor New York, NY 10022

GAMCO Investors, Inc. and its affiliates and/or affiliated funds (6)	794,700	5.1%
One Corporate Center Rye, NY 10580

Wolverine Asset Management, LLC and its affiliates and/or affiliated funds (7)	777,662	5.0%
175 West Jackson Blvd., Suite 340 Chicago, IL 60604

Directors and Executive Officers
Peter D. Aquino (8)	510,991	3.3%
Andrew Day (9)	58,008	*	%
Mesfin Demise	0	*	%
James C. Keeley (10)	11,525	*	%
Andrea Mancuso	0	*	%
Craig Denson	1,350	*	%
Richard Ramlall (11)	18,306	*	%
John D. Filipowicz (12)	10,594	*	%
Wayne Barr, Jr. (13)	1,489	*	%
Robert M. Pons (14)	117,467	*	%
Philip Falcone (15)	5,759,712	37.3%
All executive officers and directors as a group (6 people) (16)	5,880,018	38.1%

*	Less than 1% of the outstanding common stock.
(1)	Shares of common stock of which a person has the right to acquire beneficial ownership within 60 days from April 15, 2014 are deemed outstanding for computing the percentage ownership of such person, but are not deemed outstanding for computing the percentage ownership of any other person.
(2)	The number of shares beneficially owned is based on a Schedule 13D filed with the SEC on January 7, 2014 by Harbinger Group Inc., a Delaware corporation (“HGI”), and Philip A. Falcone. Such Schedule 13D discloses that HGI is the beneficial owner of 5,758,360 shares of the Company’s common stock, which are held in the name of HGI Funding, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of HGI, and may also be deemed to be beneficially owned by Mr. Falcone as a result of his position as the Chief Executive Officer and Chairman of the Board of Directors of HGI and his relationship with the executive officers and directors of, and persons controlling, HGI identified therein (collectively, the “Controlling Persons”). The reporting persons have shared voting and dispositive power with respect to such shares of common stock. Each of HGI, Mr. Falcone and the Controlling Persons disclaims beneficial ownership of such shares of common stock.
(3)	The number of shares beneficially owned is based on a Schedule 13G filed with the SEC on February 14, 2014 by Warberg Asset Management LLC (“Warberg”), as the investment manager of certain affiliated funds (the “Warberg Funds”), and Daniel I. Warsh, as the managing member and controlling person of Warberg. Such Schedule 13G discloses that the reporting persons have shared voting and dispositive power with respect to, and beneficially own, 1,924,957 shares of the Company’s common stock, which amount consists of 112,247 shares of common stock and 1,812,710 shares of common stock that may be acquired upon exercise of 413,274 Class A Warrants of the Company, based on the current exercise rate applicable to such warrants. Such shares of common stock and warrants exercisable into shares of common stock are held for the account of the Warberg Funds. In addition, such Schedule 13G discloses that Mr. Warsh has sole voting and dispositive power with respect to, and beneficially owns, 15,159 additional shares of the Company’s common stock, which amount consists of 2,000 shares of common stock and 13,159 shares of common stock that may be acquired upon exercise of 3,000 Class A Warrants of the Company. Due to Mr. Warsh’s beneficial ownership of an additional 15,159 shares of the Company’s common stock over which he has sole voting and dispositive power, Mr. Warsh may be deemed to be the beneficial owner of 12.6% of the Company’s common stock, while Warberg may be deemed to be the beneficial owner of 12.5% of the Company’s common stock.
(4)	The number of shares beneficially owned is based on a Schedule 13G/A filed with the SEC on February 14, 2014 by Archer Capital Management, L.P. (“Archer”), as the investment manager of certain private investment funds (the “Archer Funds”), Canton Holdings, L.L.C., as the general partner of Archer (“Canton”), and Joshua A. Lobel and Eric J. Edidin, as principals of Canton. Such Schedule 13G/A discloses that the reporting persons have shared voting and dispositive power with respect to, and beneficially own, 1,111,853 shares of the Company’s common stock. Such shares of common stock are held by the Archer Funds.
(5)	The number of shares beneficially owned is based on a Schedule 13D filed with the SEC on January 15, 2014 by DG Capital Management, LLC (“DG Capital”), as the investment advisor of certain private investment funds, and Dov Gertzulin, as the managing member of DG Capital. Such Schedule 13D discloses that the reporting persons have shared voting and dispositive power with respect to, and beneficially own, 1,045,535 shares of the Company’s common stock.
(6)

The number of shares beneficially owned is based on a Schedule 13D filed with the SEC on October 17, 2013 by Gabelli Funds, LLC (“Gabelli Funds”), GAMCO Asset Management Inc. (“GAMCO”), Teton Advisors, Inc. (“Teton Advisors”), Gabelli Securities, Inc. (“GSI”), GAMCO Investors, Inc. (“GBL”), as the public holding company of a variety of subsidiaries engaged in the securities business, including Gabelli Funds, GAMCO, Teton Advisors and GSI, GGCP, Inc. (“GGCP”), as the manager and a member of GGCP Holdings LLC, the controlling shareholder of GBL, and Mario J. Gabelli, as a controlling person of the other reporting persons. Such Schedule 13D discloses that (i) Gabelli Funds has sole voting and dispositive power with respect to, and beneficially owns, 65,500 shares, or 0.4%, of the Company’s common stock, except that at any time, the proxy voting committee of each of the various funds that hold such shares may take and exercise in its sole discretion the entire voting power with respect to the shares so held by such fund under special circumstances such as regulatory considerations, (ii) GAMCO has sole voting and dispositive power with respect to, and beneficially owns, 103,000 shares, or 0.7%, of the Company’s common stock, (iii) Teton Advisors has sole voting and dispositive power with respect to, and beneficially owns, 567,136 shares, or 3.7%, of the Company’s common stock, (iv) GSI has sole voting and dispositive power with respect to, and beneficially owns, 59,064 shares, or 0.4%, of the Company’s common stock, and (v) GBL, GGCP and Mr. Gabelli may be deemed to beneficially own the shares of the Company’s common stock owned by the foregoing persons. The business address of GGCP is 140 Greenwich Avenue, Greenwich, CT 06830. The business address of the other reporting persons is as listed.
(7)	The number of shares beneficially owned is based on a Schedule 13G/A filed with the SEC on February 13, 2014 by Wolverine Flagship Fund Trading Limited (the “Wolverine Fund”), Wolverine Asset Management, LLC, as the investment manager of the Wolverine Fund (“WAM”), Wolverine Holdings, L.P., as the sole member and manager of WAM (“Wolverine Holdings”), Wolverine Trading Partners, Inc., as the general partner of Wolverine Holdings (“WTP”), and Robert R. Bellick and Christopher L. Gust, as persons who may be deemed to control WTP. Such Schedule 13G/A discloses that the reporting persons have shared voting and dispositive power, and beneficially own, 777,662 shares of the Company’s common stock. Each of WAM, Wolverine Holdings, WTP and Messrs. Bellick and Gust disclaim beneficial ownership of such shares of common stock.
(8)	Amounts are based on last known stock ownership as of April 30, 2013, the effective date of the named executive officer’s separation from the Company.
(9)	Amounts are based on last known stock ownership as of July 31, 2013, the effective date of the named executive officer’s separation from the Company.
(10)	Amounts are based on last known stock ownership as of December 4, 2013, the effective date of the named executive officer’s separation from the Company.
(11)	Amounts are based on last known stock ownership as of August 30, 2013, the effective date of the named executive officer’s separation from the Company.
(12)	Amounts are based on last known stock ownership as of August 30, 2013, the effective date of the named executive officer’s separation from the Company.
(13)	Includes 1,489 vested stock options.
(14)	Includes 80,108 vested stock options, 25,276 stock options that vest within 60 days of April 15, 2014 and 5,000 RSUs that vest within 60 days of April 15, 2014.
(15)	Includes 1,352 vested stock options and the 5,758,360 shares of the Company’s common stock beneficially owned by HGI, as a result of Mr. Falcone’s position with HGI. See footnote (2) above.
(16)	Includes 25,276 stock options that vest within 60 days of April 15, 2014, 5,000 RSUs that vest within 60 days of April 15, 2014 and 82,949 vested stock options. Excludes shares owned by Peter D. Aquino, Andrew Day, James C. Keeley, Richard Ramlall and John D. Filipowicz, who were not executive officers of the Company as of April 15, 2014.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers, directors and 10% stockholders are required under the Exchange Act to file with the SEC reports of ownership and changes in ownership in their holdings in our stock. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all filings required to be made by the Company’s Section 16(a) reporting persons during fiscal year 2013 were made on a timely basis, except for one late Form 4 filing by Mr. Day, with respect to one transaction, and one late Form 3 filing by Mr. Demise.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g. brokers) to satisfy the delivery requirements for notices of Internet availability of proxy materials, proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single notice of Internet availability of proxy materials or, if applicable, proxy statement and annual report to those stockholders. Each stockholder will continue to receive a separate proxy card. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Company stockholders will be householding our proxy materials. A single Notice or, if applicable, Proxy Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. We will deliver promptly upon written or oral request a separate copy of the Notice or, if applicable, the Proxy Statement to any stockholder at a shared address to which a single copy of any of those documents was delivered. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate notice of Internet availability of proxy materials, proxy statement or annual report, as applicable, please notify your broker or direct your request to the Corporate Secretary of the Company, HC2 Holdings, Inc., 460 Herndon Parkway, Herndon, Virginia 20170, or by phone at (703) 456-0100.

Stockholders who currently receive multiple copies of the notice of Internet availability of proxy materials, proxy statement or annual report, as applicable, at their address and would like to request householding of their communications should contact their broker.

Stockholder Proposals

Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with regulations adopted by the SEC. Any proposal that an eligible stockholder desires to have presented at the 2015 Annual Meeting of Stockholders concerning a proper subject for inclusion in the proxy statement and for consideration at the 2015 Annual Meeting of Stockholders, will be included in the Company’s proxy statement and related proxy card if it is received by the Corporate Secretary of the Company at the Company’s principal executive offices, 460 Herndon Parkway, Herndon, Virginia 20170 no later than January 1, 2015. However, if the date of the 2015 Annual Meeting is changed by more than 30 days from the date of the 2014 Annual Meeting, then the deadline will be a reasonable time before we print and mail our proxy materials. For stockholder proposals to be considered for presentation at the 2015 Annual Meeting of Stockholders although not required to be included in our proxy materials, the deadline for receipt by the Corporate Secretary is no later than March 17, 2015. If a stockholder gives notice of such a proposal after this deadline, the Company’s proxy agents will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the 2015 Annual Meeting of Stockholders. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these requirements.

Stockholders may submit written recommendations of director candidates by submitting such recommendation, including the candidate’s name and contact information and a statement of the candidate’s background and qualifications, to HC2 Holdings, Inc., 460 Herndon Parkway, Herndon, Virginia 20170, Attention: Corporate Secretary. Such recommendation must be received by the Corporate Secretary no later than March 1, 2015.

Copies of the Notice, the Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2013, which includes our financial statements and provides additional information about us, are available to stockholders of record and entitled to vote at the 2014 Annual Meeting and to notice thereof at https://www.proxyvote.com. Such documents can also be found on the Company’s website, www.ptgi-ics.com, under “Investor Relations—Proxy Materials.” Each person whose proxy is being solicited and who represents that, as of the record date for the 2014 Annual Meeting, he or she was a beneficial owner of shares entitled to be voted at such meeting may obtain additional printed copies of our Annual Report on Form 10-K for the year ended December 31, 2013, including our financial statements, free of charge, from us by sending a written request to HC2 Holdings, Inc., 460 Herndon Parkway, Herndon, Virginia 20170, Attention: Corporate Secretary. Exhibits will be provided upon written request.

EXHIBIT A

HC2 HOLDINGS, INC.

2014 Omnibus Equity Award Plan

1. Purpose. The purpose of the HC2 Holdings, Inc. 2014 Omnibus Equity Award Plan is to provide a means through which the Company and its Affiliates may attract and retain key personnel and to provide a means whereby directors, officers, employees, consultants and advisors (and prospective directors, officers, employees, consultants and advisors) of the Company and its Affiliates can acquire and maintain an equity interest in the Company, or be paid incentive compensation, including incentive compensation measured by reference to the value of Common Stock, thereby strengthening their commitment to the welfare of the Company and its Affiliates and aligning their interests with those of the Company’s shareholders. This Plan document is an omnibus document which includes, in addition to the Plan, separate sub-plans (“Sub Plans”) that permit offerings of grants to employees of certain Designated Foreign Subsidiaries. Offerings under the Sub Plans may be made in particular locations outside the United States of America and shall comply with local laws applicable to offerings in such foreign jurisdictions. The Plan shall be a separate and independent plan from the Sub Plans, but the total number of shares of Common Stock authorized to be issued under the Plan applies in the aggregate to both the Plan and the Sub Plans.

2. Definitions. The following definitions shall be applicable throughout the Plan.

(a) “Affiliate” means (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Committee, any person or entity in which the Company has a significant interest. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.

(b) “Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Other Stock Based Award and Performance Compensation Award granted under the Plan.

(c) “Beneficial Owner” has the meaning set forth in Rule 13d-3 promulgated under Section 13 of the Exchange Act.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” means, in the case of a particular Award, unless the applicable Award agreement states otherwise, (i) the Company or an Affiliate having “cause” to terminate a Participant’s employment or service, as defined in any employment or consulting agreement between the Participant and the Company or an Affiliate in effect at the time of such termination or (ii) in the absence of any such employment or consulting agreement (or the absence of any definition of “Cause” contained therein), (A) the Participant’s commission of a felony or a crime involving moral turpitude, or other material act or omission involving dishonesty or fraud, (B) the Participant has engaged or is about to engage in conduct harmful (whether financially, reputationally or otherwise) to the Company or any of its Affiliates, (C) the Participant’s failure to perform duties as reasonably directed by the Company (which, if curable, is not cured within 10 days after notice thereof is provided to the Participant) or (D) the Participant’s gross negligence, willful misconduct or material act of disloyalty with respect to the Company or its Affiliates (which, if curable, is not cured within 10 days after notice thereof is provided to the Participant. Any determination of whether Cause exists shall be made by the Committee in its sole discretion.

(f) “Change in Control” shall, unless in the case of a particular Award the applicable Award agreement states otherwise or contains a different definition of “Change in Control,” mean

(i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or any of its direct or indirect subsidiaries) representing more than 50% of the combined voting power of the Company’s then outstanding securities, other than any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of subsection (iii) below;

(ii) the following individuals cease for any reason to constitute a majority of the members of the Board: (A) individuals who, on the Effective Date, were members of the Board (the “Incumbent Directors”), (B) individuals whose election or nomination to the Board was approved by Incumbent Directors constituting, at the time of such election or nomination, at least a majority of the Board or (C) individuals whose election or nomination to the Board was approved by individuals referred to in clauses (B) and (C) constituting, at the time of such election or nomination, at least a majority of the Board (other than, in the cases of clauses (B) and (C), directors whose initial nomination for, or assumption of office as, members of the Board occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any Person other than a solicitation for the election of one or more directors by or on behalf of the Board);

(iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other entity, other than (A) a merger or consolidation which results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of voting securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or any of its direct or indirect subsidiaries) representing 50% or more of the combined voting power of the Company’s then outstanding voting securities or (C) a merger or consolidation affecting the Company as a result of which a Designated Holder owns after such transaction more than 50% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

(iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated the sale or disposition by the Company of all or substantially all of the assets of the Company and its subsidiaries taken as a whole, to any Person, other than a sale or disposition by the Company of all or substantially all of the assets of the Company to an entity, more than 50% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred if immediately after the occurrence of any of the events described in clauses (i) –(iv) above, (i) the record holders of the Common Stock of the Company immediately prior to such event or series of events continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such event or series of events or (ii) a Designated Holder or Designated Holders are the Beneficial Owners, directly or indirectly, of more than 50% of the combined voting power of the Company or any successor.

(g) “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

(h) “Committee” means the Compensation Committee of the Board or subcommittee thereof if required with respect to actions taken to comply with Section 162(m) of the Code in respect of Awards or, if no such Compensation Committee or subcommittee thereof exists, the Board.

(i) “Common Stock” means the common stock, par value $0.001 per share, of the Company (and any stock or other securities into which such common stock may be converted or into which it may be exchanged).

(j) “Company” means HC2 Holdings, Inc., a Delaware corporation, and any successor thereto.

(k) “Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.

(l) “Designated Holder” means Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P., Harbinger Group Inc., Global Opportunities Breakaway, Ltd., Phillip A. Falcone, and their or his respective Affiliates and subsidiaries or investment vehicles owned or controlled by Philip A. Falcone.

(m) “Designated Foreign Subsidiaries” means all Affiliates organized under the laws of any jurisdiction or country other than the United States of America that may be designated by the Board or the Committee from time to time.

(n) “Disability” means, unless in the case of a particular Award the applicable Award agreement states otherwise, the Company or an Affiliate having cause to terminate a Participant’s employment or service on account of “disability,” as defined in any then-existing employment, consulting or other similar agreement between the Participant and the Company or an Affiliate or, in the absence of such an employment, consulting or other similar agreement, a condition entitling the Participant to receive benefits under a long-term disability plan of the Company or an Affiliate, or, in the absence of such a plan, the complete and permanent inability by reason of illness or accident to perform the duties of the occupation at which a Participant was employed or served when such disability commenced. Any determination of whether Disability exists shall be made by the Committee in its sole discretion.

(o) “Effective Date” means April 11, 2014 provided that the Plan is approved by the shareholders at the first Annual Meeting within twelve months following such date.

(p) “Eligible Director” means a person who is (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) an “outside director” within the meaning of Section 162(m) of the Code and (iii) an “independent director” under the rules of the NYSE or any other securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, or a person meeting any similar requirement under any successor rule or regulation.

(q) “Eligible Person” means any (i) individual employed by the Company or an Affiliate who satisfies all of the requirements of Section 6 of the Plan; provided, however, that no such employee covered by a collective bargaining agreement shall be an Eligible Person unless and to the extent that such eligibility is set forth in such collective bargaining agreement or in an agreement or instrument relating thereto; (ii) director or officer of the Company or an Affiliate; (iii) consultant or advisor to the Company or an Affiliate who may be offered securities registrable on Form S-8 under the Securities Act; or (iv) any prospective employees, directors, officers, consultants or advisors who have accepted offers of employment or consultancy from the Company or its Affiliates (and would satisfy the provisions of clauses (i) through (iii) above once he or she begins employment with or providing services to the Company or its Affiliates).

(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

(s) “Exercise Price” has the meaning given such term in Section 7(b) of the Plan.

(t) “Fair Market Value” means, on a given date, (i) if the Common Stock is listed on a national securities exchange, the closing sales price of the Common Stock reported on the primary exchange on which the Common Stock is listed and traded on such date, or, if there is no such sale on that date, then on the last preceding date on which such a sale was reported; (ii) if the Common Stock is not listed on any national securities exchange but is quoted in an inter-dealer quotation service on a last sale basis, the average between the closing bid price and ask price reported on such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; (iii) if Fair Market Value cannot be determined under clause (i) or (ii) above, or if the Committee determines in its sole discretion that the shares of Common Stock are too thinly traded for Fair Market Value to be determined pursuant to clause (i) or (ii), the fair market value as determined in good faith by the Committee in its sole discretion; or (iv) if the Common Stock is not listed on a national securities exchange or quoted in an inter-dealer quotation service on a last sale basis, the amount determined by the Committee in good faith to be the fair market value of the Common Stock.

(u) “Good Reason” means, in the case of a particular Award, unless the applicable Award agreement states otherwise, (i) the Participant having “good reason” to terminate the Participant’s employment or service, as defined in any employment or consulting agreement between the Participant and the Company or an Affiliate in effect at the time of such termination or (ii) if “Good Reason” is specifically referred to in any Award but is not defined therein, the occurrence of any of the following without the Participant’s express written consent: (A) a material reduction in the Participant’s base salary, other than a reduction that is a part of and consistent with a reduction in compensation of similarly situated employees of the Company, or (B) requiring the Participant to relocate the Participant’s principal place of employment or service to a location that would result in an increase by more than fifty (50) miles in the Participant’s one-way commute from the Participant’s then-current principal residence; provided, however, that any event described in clause (A) or (B) shall not constitute Good Reason unless the Participant has given the Company prior written notice of such event within thirty (30) days after the Participant becomes aware or should have become aware of such event, and the Company has not cured such event (if capable of cure) within thirty (30) days following receipt of such notice.

(v) “Immediate Family Members” shall have the meaning set forth in Section 15(b).

(w) “Incentive Stock Option” means an Option which is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.

(x) “Indemnifiable Person” shall have the meaning set forth in Section 4(e) of the Plan.

(y) “Mature Shares” means shares of Common Stock either (i) previously acquired on the open market, (ii) not acquired from the Company in the form of compensation or (iii) acquired from the Company in the form of compensation that have been owned by a Participant for at least six months.

(z) “Negative Discretion” shall mean the discretion authorized by the Plan to be applied by the Committee to eliminate or reduce the size of a Performance Compensation Award consistent with Section 162(m) of the Code.

(aa) “Nonqualified Stock Option” means an Option which is not designated by the Committee as an Incentive Stock Option.

(bb) “NYSE” means the New York Stock Exchange.

(cc) “Option” means an Award granted under Section 7 of the Plan.

(dd) “Option Period” has the meaning given such term in Section 7(c) of the Plan.

(ee) “Other Stock-Based Award” means an Award granted under Section 10 of the Plan.

(ff) “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Stock of the Company.

(gg) “Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to Section 6 of the Plan.

(hh) “Performance Compensation Award” shall mean any Award designated by the Committee as a Performance Compensation Award pursuant to Section 11 of the Plan.

(ii) “Performance Criteria” shall mean the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award under the Plan.

(jj) “Performance Formula” shall mean, for a Performance Period, the one or more objective formulae applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the Performance Period.

(kk) “Performance Goals” shall mean, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria.

(ll) “Performance Period” shall mean the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Compensation Award.

(mm) “Permitted Transferee” shall have the meaning set forth in Section 15(b) of the Plan.

(nn) “Person” has the meaning given such term in the definition of “Change in Control”.

(oo) “Plan” means this HC2 Holdings, Inc. 2014 Omnibus Equity Award Plan.

(pp) “Prior Plan” shall mean, as amended from time to time, the PTGi Management Compensation Plan.

(qq) “Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.

(rr) “Restricted Stock Unit” means an unfunded and unsecured promise to deliver shares of Common Stock, cash, other securities or other property, subject to certain restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

(ss) “Restricted Stock” means Common Stock, subject to certain specified restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

(tt) “SAR Period” has the meaning given such term in Section 8(c) of the Plan.

(uu) “Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

(vv) “Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.

(ww) “Strike Price” has the meaning given such term in Section 8(b) of the Plan.

(xx) “Substitute Award” has the meaning given such term in Section 5(e).

(yy) “Sub Plans” has the meaning given such term in Section 1.

3. Effective Date; Duration. The Plan shall be effective as of the Effective Date. The expiration date of the Plan, on and after which date no Awards may be granted hereunder, shall be the tenth anniversary of the Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.

4. Administration. (a) The Committee shall administer the Plan. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan) or necessary to obtain the exception for performance-based compensation under Section 162(m) of the Code, as applicable, it is intended that each member of the Committee shall, at the time he or she takes any action with respect to an Award under the Plan, be an Eligible Director. However, the fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan. The majority of the members of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present or acts approved in writing by a majority of the Committee shall be deemed the acts of the Committee.

(b) Subject to the provisions of the Plan and applicable law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of shares of Common Stock to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, shares of Common Stock, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, Common Stock, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; (ix) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan or to comply with any applicable law, including Section 162(m) of the Code and the Treasury Regulations promulgated thereunder.

(c) Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Without limiting the generality of the foregoing, the Committee may delegate to one or more officers of the Company or any Affiliate the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Committee herein, and which may be so delegated as a matter of law, except for grants of Awards to persons (i) who are non-employee members of the Board or otherwise are subject to Section 16 of the Exchange Act or (ii) who are, or who are reasonably expected to be, “covered employees” for purposes of Section 162(m) of the Code.

(d) Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award or any documents evidencing Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons or entities, including, without limitation, the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, and any shareholder of the Company.

(e) No member of the Board, the Committee or any employee or agent of the Company (each such person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award hereunder. Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award agreement and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, and the Company shall advance to such Indemnifiable Person any such expenses promptly upon written request (which request shall include an undertaking by the Indemnifiable Person to repay the amount of such advance if it shall ultimately be determined as provided below that the Indemnifiable Person is not entitled to be indemnified); provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts or omissions or determinations of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Certificate of Incorporation or Bylaws. The foregoing right of indemnification shall not be exclusive of or otherwise supersede any other rights of indemnification to which such Indemnifiable Persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, individual indemnification agreement or contract or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold them harmless.

(f) Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. Any such actions by the Board shall be subject to the applicable rules of the NYSE or any other securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

5. Grant of Awards; Shares Subject to the Plan; Limitations. (a) The Committee may, from time to time, grant Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Other Stock Based Awards and/or Performance Compensation Awards to one or more Eligible Persons.

(b) Awards granted under the Plan shall be subject to the following limitations: (i) subject to Section 12 of the Plan, no more than 5,000,000 shares of Common Stock may be delivered in the aggregate pursuant to Awards granted under the Plan; (ii) subject to Section 12 of the Plan, no more than 4,000,000 shares of Common Stock may be subject to grants of Options or SARs under the Plan to any single Participant during any calendar year and no more than 3,500,000 shares of Common Stock may be subject to grants of Options or SARs under the Plan; (iii) subject to Section 12 of the Plan, no more than 4,000,000 shares of Common Stock may be delivered pursuant to the exercise of Incentive Stock Options granted under the Plan; (iv) subject to Section 12 of the Plan, no more than 3,500,000 shares of Common Stock may be delivered in respect of Performance Compensation Awards denominated in shares of Common Stock granted pursuant to Section 11 of the Plan during any single fiscal year to a Participant for a single Performance Period (or with respect to each single fiscal year in the event a Performance Period extends beyond a single fiscal year), or in the event such Performance Compensation Award is paid in cash, other securities, other Awards or other property, no more than the Fair Market Value of 3,500,000 shares of Common Stock on the last day of the Performance Period to which such Award relates; and (v) the maximum amount that can be paid to any individual Participant for a single fiscal year during a Performance Period (or with respect to each single year in the event a Performance Period extends beyond a single year) pursuant to a Performance Award denominated in cash described in Section 11(a) of the Plan shall be $7,500,000.

(c) Shares of Common Stock shall be deemed to have been used in settlement of Awards whether or not they are actually delivered or the Fair Market Value equivalent of such shares is paid in cash; provided, however, that if shares of Common Stock issued upon exercise, vesting or settlement of an Award, or shares of Common Stock owned by a Participant are surrendered or tendered to the Company (either directly or by means of attestation) in payment of the Exercise Price of an Award or any taxes required to be withheld in respect of an Award, in each case, in accordance with the terms and conditions of the Plan and any applicable Award agreement, such surrendered or tendered shares shall not become available for other Awards under the Plan; provided, further, that in no event shall such shares increase the number of shares of Common Stock that may be delivered pursuant to Incentive Stock Options granted under the Plan. In accordance with (and without limitation upon) the preceding sentence, if and to the extent an Award under the Plan expires, terminates or is canceled or forfeited for any reason whatsoever without the Participant having received any benefit therefrom, the shares covered by such Award shall again become available for other Awards under the Plan. For purposes of the foregoing sentence, a Participant shall not be deemed to have received any “benefit” (i) in the case of forfeited Restricted Stock by reason of having enjoyed voting rights and dividend rights prior to the date of forfeiture or (ii) in the case of an Award canceled by reason of a new Award being granted in substitution therefor.

(d) Shares of Common Stock delivered by the Company in settlement of Awards may be authorized and unissued shares, shares held in the treasury of the Company, shares purchased on the open market or by private purchase, or a combination of the foregoing. Following the Effective Date, no further awards shall be granted under any Prior Plan, provided that the Plan is approved by shareholders within twelve months following the Effective Date.

(e) Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or any Affiliate or an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”). The number of shares of Common Stock underlying any Substitute Awards shall be counted against the aggregate number of shares of Common Stock available for Awards under the Plan; provided, however, that Substitute Awards issued in connection with the assumption of, or the substitution for, outstanding awards previously granted by an entity that is acquired by the Company or any Affiliate through a merger or acquisition shall not be counted against the aggregate number of shares of Common Stock available for Awards under the Plan; provided, further, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code that were previously granted by an entity that is acquired by the Company or any Affiliate through a merger or acquisition shall be counted against the aggregate number of shares of Common Stock available for Awards of Incentive Stock Options under the Plan. Subject to applicable stock exchange requirements, available shares under a stockholder approved plan of an entity directly or indirectly acquired by the Company or with which the

Company combines (as appropriately adjusted to reflect the acquisition or combination transaction) may be used for Awards under the Plan and shall not reduce the number of shares of Common Stock available for delivery under the Plan.

6. Eligibility. Participation shall be limited to Eligible Persons who have entered into an Award agreement or who have received written notification from the Committee, or from a person designated by the Committee, that they have been selected to participate in the Plan.

7. Options. (a) Generally. Each Option granted under the Plan shall be evidenced by an Award agreement. Each Option so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award agreement expressly states that the Option is intended to be an Incentive Stock Option. Incentive Stock Options shall be granted only to Eligible Persons who are employees of the Company and its Affiliates, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the shareholders of the Company in a manner intended to comply with the shareholder approval requirements of Section 422(b)(1) of the Code, provided that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.

(b) Exercise Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the exercise price (“Exercise Price”) per share of Common Stock for each Option shall not be less than 100% of the Fair Market Value of such share (determined as of the Date of Grant); provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Affiliate, the Exercise Price per share shall be no less than 110% of the Fair Market Value per share on the Date of Grant.

(c) Vesting and Expiration. Options shall vest and become exercisable in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “Option Period”); provided, that if the Option Period (other than in the case of an Incentive Stock Option) would expire at a time when trading in the shares of Common Stock is prohibited by the Company’s insider trading policy (or Company-imposed “blackout period”), the Option Period shall be automatically extended until the 30th day following the expiration of such prohibition; provided, however, that in no event shall the Option Period exceed five years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Affiliate; provided, further, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any Option, which acceleration shall not affect the terms and conditions of such Option other than with respect to exercisability.

(d) Method of Exercise and Form of Payment. No shares of Common Stock shall be delivered pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any Federal, state, local and non-U.S. income and employment taxes required to be withheld. Options which have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company (or telephonic instructions to the extent provided by the Committee) in accordance with the terms of the Option accompanied by payment of the Exercise Price. The Exercise Price shall be payable (i) in cash, check, cash equivalent and/or shares of Common Stock valued at the

Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of shares of Common Stock in lieu of actual delivery of such shares to the Company); provided, that such shares of Common Stock are not subject to any pledge or other security interest and are Mature Shares; (ii) by such other method as the Committee may permit in its sole discretion, including without limitation: (A) in other property having a fair market value on the date of exercise equal to the Exercise Price or (B) if there is a public market for the shares of Common Stock at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered (including telephonically to the extent permitted by the Committee) a copy of irrevocable instructions to a stockbroker to sell the shares of Common Stock otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price or (C) by means of a “net exercise” procedure effected by withholding the minimum number of shares of Common Stock otherwise deliverable in respect of an Option that are needed to pay for the Exercise Price and all applicable required withholding taxes. Any fractional shares of Common Stock shall be settled in cash.

(e) Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he makes a disqualifying disposition of any Common Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Common Stock before the later of (A) two years after the Date of Grant of the Incentive Stock Option or (B) one year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession, as agent for the applicable Participant, of any Common Stock acquired pursuant to the exercise of an Incentive Stock Option until the end of the period described in the preceding sentence, subject to complying with any instruction from such Participant as to the sale of such Common Stock.

(f) Buyout. The Committee may, in its sole discretion, at any time buy out for a payment in cash or the delivery of shares of Common Stock or other property (including, without limitation, another Award), an Option previously granted, based on such terms and conditions as the Committee shall establish and communicate to the Participant at the time such offer is made. If the Committee so determines, the consent of the affected Participant shall not be required to effect such buyout.

(g) Compliance With Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner which the Committee determines would violate the Sarbanes-Oxley Act of 2002, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter-dealer quotation service on which the securities of the Company are listed or traded.

8. Stock Appreciation Rights. (a) Generally. Each SAR granted under the Plan shall be evidenced by an Award agreement. Each SAR so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement. Any Option granted under the Plan may include tandem SARs. The Committee also may award SARs to Eligible Persons independent of any Option.

(b) Strike Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the strike price (“Strike Price”) per share of Common Stock for each SAR shall not be less than 100% of the Fair Market Value of such share (determined as of the Date of Grant). Notwithstanding the foregoing, a SAR granted in tandem with (or in substitution for) an Option previously granted shall have a Strike Price equal to the Exercise Price of the corresponding Option.

(c) Vesting and Expiration. A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall vest and become exercisable and shall expire in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “SAR Period”); provided, however, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any SAR, which acceleration shall not affect the terms and conditions of such SAR other than with respect to exercisability.

(d) Method of Exercise. SARs which have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded. Notwithstanding the foregoing, if on the last day of the Option Period (or in the case of a SAR independent of an option, the SAR Period), the Fair Market Value exceeds the Strike Price, the Participant has not exercised the SAR or the corresponding Option (if applicable), and neither the SAR nor the corresponding Option (if applicable) has expired, such SAR shall be deemed to have been exercised by the Participant on such last day and the Company shall make the appropriate payment therefor.

(e) Payment. Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of shares subject to the SAR that are being exercised multiplied by the excess, if any, of the Fair Market Value of one share of Common Stock on the exercise date over the Strike Price, less an amount equal to any Federal, state, local and non-U.S. income and employment taxes required to be withheld. The Company shall pay such amount in cash, in shares of Common Stock valued at Fair Market Value, or any combination thereof, as determined by the Committee. Any fractional shares of Common Stock shall be settled in cash.

(f) Substitution of SARs for Nonqualified Stock Options. The Committee shall have the authority in its sole discretion to substitute, without the consent of the affected Participant or any holder or beneficiary of SARs, SARs settled in shares of Common Stock (or settled in shares or cash in the sole discretion of the Committee) for outstanding Nonqualified Stock Options, provided that (i) the substitution shall not otherwise result in a modification of the terms of any such Nonqualified Stock Option, (ii) the number of shares of Common Stock underlying the substituted SARs shall be the same as the number of shares of Common Stock underlying such Nonqualified Stock Options and (iii) the Strike Price of the substituted SARs shall be equal to the Exercise Price of such Nonqualified Stock Options; provided, however, that if, in the opinion of the Company’s independent public auditors, the foregoing provision creates adverse accounting consequences for the Company, such provision shall be considered null and void.

9. Restricted Stock and Restricted Stock Units. (a) Generally. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award agreement. Each Restricted Stock and Restricted Stock Unit grant shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement.

(b) Stock Certificates; Escrow or Similar Arrangement. Upon the grant of Restricted Stock, the Committee shall cause share(s) of Common Stock to be registered in the name of the Participant and held in book-entry form subject to the Company’s directions and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate stock power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute and deliver (in a manner permitted under Section 14(a) or as otherwise determined by the Committee) an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and blank stock power within the amount of time specified by the Committee, the Award shall be null and void. Subject to the restrictions set forth in this Section 9 and the applicable Award agreement, the Participant generally shall have the rights and privileges of a shareholder as to such Restricted Stock, including without limitation the right to vote such Restricted Stock (provided that if the lapsing of restrictions with respect to any grant of Restricted Stock is contingent on satisfaction of performance conditions (other than or in addition to the passage of time), any dividends payable on such shares of Restricted Stock shall be held by the Company and delivered (without interest) to the Participant within 15 days following the date on which the restrictions on such Restricted Stock lapse (and the right to any such accumulated dividends shall be forfeited upon the forfeiture of the Restricted Stock to which such dividends relate). The Committee shall also be permitted to cause a stock certificate registered in the name of the Participant to be issued. To the extent shares of Restricted Stock are forfeited, any stock certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a shareholder with respect thereto shall terminate without further obligation on the part of the Company.

(c) Vesting; Acceleration of Lapse of Restrictions. Unless otherwise provided by the Committee in an Award agreement: (i) the Restricted Period with respect to Restricted Stock and Restricted Stock Units shall lapse in such manner and on such date or dates determined by the Committee, and the Committee shall determine the treatment of the unvested portion of Restricted Stock and Restricted Stock Units shall terminate and be forfeited upon termination of employment or service of the Participant granted the applicable Award. The Committee may in its sole discretion accelerate the lapse of any or all of the restrictions on the Restricted Stock and Restricted Stock Units which acceleration shall not affect any other terms and conditions of such Awards.

(d) Delivery of Restricted Stock and Settlement of Restricted Stock Units. (i) Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in the applicable Award agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his or her beneficiary, without charge a notice evidencing a book entry notation (or, if applicable, the stock certificate) evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share). Dividends, if any, that may have been withheld by the Committee and attributable to any particular share of Restricted Stock shall be distributed to the Participant in cash or, at the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value (on the date of distribution) equal to the amount of such dividends, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends.

(ii) Unless otherwise provided by the Committee in an Award agreement, upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or his or her beneficiary, without charge, one share of Common Stock (or other securities or other property, as applicable) for each such outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion, elect to (i) pay cash or part cash and part Common Stock in lieu of delivering only shares of Common Stock in respect of such Restricted Stock Units or (ii) defer the delivery of Common Stock (or cash or part Common Stock and part cash, as the case may be) beyond the expiration of the Restricted Period if such extension would not cause adverse tax consequences under Section 409A of the Code. If a cash payment is made in lieu of delivering shares of Common Stock, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the Restricted Period lapsed with respect to such Restricted Stock Units, less an amount equal to any Federal, state, local and non-U.S. income and employment taxes required to be withheld. To the extent provided in an Award agreement, the holder of outstanding Restricted Stock Units shall be entitled to be credited with dividend equivalent payments (upon the payment by the Company of dividends on shares of Common Stock) either in cash or, at the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such dividends (and interest may, at the sole discretion of the Committee, be credited on the amount of cash dividend equivalents at a rate and subject to such terms as determined by the Committee), which accumulated dividend equivalents (and interest thereon, if applicable) shall be payable at the same time as the underlying Restricted Stock Units are settled following the release of restrictions on such Restricted Stock Units, and, if such Restricted Stock Units are forfeited, the Participant shall have no right to such dividend equivalent payments.

(e) Legends on Restricted Stock. Each certificate representing Restricted Stock awarded under the Plan, if any, shall bear a legend substantially in the form of the following in addition to any other information the Company deems appropriate until the lapse of all restrictions with respect to such Common Stock:

TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE HC2 HOLDINGS, INC. 2014 OMNIBUS EQUITY AWARD PLAN AND A RESTRICTED STOCK AWARD AGREEMENT, DATED AS OF             , BETWEEN HC2 HOLDINGS, INC. AND             . A COPY OF SUCH PLAN AND AWARD AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF HC2 HOLDINGS, INC.

10. Other Stock Based Awards. The Committee may issue unrestricted Common Stock, rights to receive grants of Awards at a future date, or other Awards denominated in Common Stock (including, without limitation, performance shares or performance units), under the Plan to Eligible Persons, alone or in tandem with other Awards, in such amounts as the Committee shall from time to time in its sole discretion determine. Each Other Stock Based Award granted under the Plan shall be evidenced by an Award agreement. Each Other Stock Based Award so granted shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement.

11. Performance Compensation Awards. (a) Generally. The Committee shall have the authority, at or before the time of grant of any Award described in Sections 7 through 10 of the Plan, to designate such Award as a Performance Compensation Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code. In addition, the Committee shall have the authority to make an award of a cash bonus to any Participant and designate such Award as a Performance Compensation Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything in the Plan to the contrary, if the Company determines that a Participant who has been granted an Award designated as a Performance Compensation Award is not (or is no longer) a “covered employee” (within the meaning of Section 162(m) of the Code), the terms and conditions of such Award may be modified without regard to any restrictions or limitations set forth in this Section 11 (but subject otherwise to the provisions of Section 13 of the Plan).

(b) Discretion of Committee with Respect to Performance Compensation Awards. With regard to a particular Performance Period, the Committee shall have sole discretion to select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goals(s) that is (are) to apply and the Performance Formula. Within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), the Committee shall, with regard to the Performance Compensation Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence and record the same in writing.

(c) Performance Criteria. The Performance Criteria that will be used to establish the Performance Goal(s) may be based on the attainment of specific levels of performance of the Company (and/or one or more Affiliates, divisions or operational and/or business units, product lines, brands, business segments, administrative departments, units, or any combination of the foregoing) and shall be limited to the following: (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) net revenue or net revenue growth; (iv) gross revenue or gross revenue growth, gross profit or gross profit growth; (v) net operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on investment, assets, capital, gross revenue or gross revenue growth, invested capital, equity, or sales); (vii) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital), which may but are not required to be measured on a per share basis; (viii) earnings before or after taxes, interest, depreciation and/or amortization (including EBIT and EBITDA); (ix) gross or net operating margins; (x) productivity ratios; (xi) share price (including, but not limited to, growth measures and total shareholder return); (xii) expense targets or cost reduction goals, general and administrative expense savings; (xiii) margins;

(xiv) operating efficiency; (xv) objective measures of customer satisfaction; (xvi) working capital targets; (xvii) measures of economic value added or other ‘value creation’ metrics; (xviii) inventory control; (xix) enterprise value; (xx) sales; (xxi) stockholder return; (xxii); client retention; (xxiii) competitive market metrics; (xxiv) employee retention; (xxv) timely completion of new product rollouts; (xxvi) timely launch of new facilities; (xxvi) objective measures of personal targets, goals or completion of projects (including but not limited to succession and hiring projects, completion of specific acquisitions, reorganizations or other corporate transactions or capital-raising transactions, expansions of specific business operations and meeting divisional or project budgets); (xxviii)system-wide revenues; (xxix) royalty income; (xxx) cost of capital, debt leverage year-end cash position or book value; (xxxi) strategic objectives, development of new product lines and related revenue, sales and margin targets, or international operations; or (xxxii) any combination of the foregoing. Any one or more of the Performance Criteria may be stated as a percentage of another Performance Criteria, or used on an absolute, relative or adjusted basis to measure the performance of the Company and/or one or more Affiliates as a whole or any divisions or operational and/or business units, product lines, brands, business segments, administrative departments of the Company and/or one or more Affiliates or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Criteria may be compared to the performance of a group of comparator companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Criteria specified in this paragraph. To the extent required under Section 162(m) of the Code, the Committee shall, within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period.

(d) Modification of Performance Goal(s). In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Criteria without obtaining shareholder approval of such alterations, the Committee shall have sole discretion to make such alterations without obtaining shareholder approval. The Committee is authorized at any time during the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), or at any time thereafter to the extent the exercise of such authority at such time would not cause the Performance Compensation Awards granted to any Participant for such Performance Period to fail to qualify as “performance-based compensation” under Section 162(m) of the Code, specify adjustments or modifications to be made to the calculation of a Performance Goal for such Performance Period, based on and in order to appropriately reflect the following events: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary nonrecurring items as described in Accounting Standards Codification Topic 225-20 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (vi) acquisitions or divestitures; (vii) any other specific unusual or nonrecurring events, or objectively determinable category thereof; (viii) foreign exchange gains and losses; (ix) discontinued operations and nonrecurring charges; and (x) a change in the Company’s fiscal year.

(e) Payment of Performance Compensation Awards. (i) Condition to Receipt of Payment. Unless otherwise provided in the applicable Award agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period.

(ii) Limitation. Unless otherwise provided in the applicable Award agreement, a Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that: (A) the Performance Goals for such period are achieved; and (B) all or some of the portion of such Participant’s Performance Compensation Award has been earned for the Performance Period based on the application of the Performance Formula to such achieved Performance Goals.

(iii) Certification. Following the completion of a Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate and certify in writing that amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the amount of each Participant’s Performance Compensation Award actually payable for the Performance Period and, in so doing, may apply Negative Discretion.

(iv) Use of Negative Discretion. In determining the actual amount of an individual Participant’s Performance Compensation Award for a Performance Period, the Committee may reduce or eliminate the amount of the Performance Compensation Award earned under the Performance Formula in the Performance Period through the use of Negative Discretion if, in its sole judgment, such reduction or elimination is appropriate. The Committee shall not have the discretion to (A) grant or provide payment in respect of Performance Compensation Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained; or (B) increase a Performance Compensation Award above the applicable limitations set forth in Section 5 of the Plan.

(f) Timing of Award Payments. Unless otherwise provided in the applicable Award agreement, Performance Compensation Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable following completion of the certifications required by this Section 11. Any Performance Compensation Award that has been deferred shall not (between the date as of which the Award is deferred and the payment date) increase (i) with respect to a Performance Compensation Award that is payable in cash, by a measuring factor for each fiscal year greater than a reasonable rate of interest set by the Committee or (ii) with respect to a Performance Compensation Award that is payable in shares of Common Stock, by an amount greater than the appreciation of a share of Common Stock from the date such Award is deferred to the payment date. Unless otherwise provided in an Award agreement, any Performance Compensation Award that is deferred and is otherwise payable in shares of Common Stock shall be credited (during the period between the date as of which the Award is deferred and the payment date) with dividend equivalents (in a manner consistent with the methodology set forth in the last sentence of Section 9(d)(ii)).

12. Changes in Capital Structure and Similar Events. In the event of (a) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to acquire shares of Common Stock or other securities of the Company, or other similar corporate transaction or event (including, without limitation, a Change in Control) that affects the shares of Common Stock, or (b) unusual or nonrecurring events (including, without limitation, a Change in Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation service, accounting principles or law, such that in either case an adjustment is determined by the Committee in its sole discretion to be necessary or appropriate, then the Committee shall make any such adjustments in such manner as it may deem equitable, including without limitation any or all of the following:

(i) adjusting any or all of (A) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) which may be delivered in respect of Awards or with respect to which Awards may be granted under the Plan (including, without limitation, adjusting any or all of the limitations under Section 5 of the Plan) and (B) the terms of any outstanding Award, including, without limitation, (1) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate, (2) the Exercise Price or Strike Price with respect to any Award or (3) any applicable performance measures (including, without limitation, Performance Criteria and Performance Goals);

(ii) providing for a substitution or assumption of Awards, accelerating the exercisability of, lapse of restrictions on, or termination of, Awards or providing for a period of time (which shall not be required to be more than ten (10) days) for Participants to exercise outstanding Awards prior to the occurrence of such event (and any such Award not so exercised shall terminate upon the occurrence of such event); and

(iii) cancelling any one or more outstanding Awards (or awards of an acquiring Company) and causing to be paid to the holders thereof, in cash, shares of Common Stock, other securities or other property, or any combination thereof, the value of such Awards, if any, as determined by the Committee (which if applicable may be based upon the price per share of Common Stock received or to be received by other shareholders of the Company in such event), including without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the shares of Common Stock subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR, respectively (it being understood that, in such event, any Option or SAR having a per share Exercise Price or Strike Price equal to, or in excess of, the Fair Market Value of a share of Common Stock subject thereto may be canceled and terminated without any payment or consideration therefor);

provided, however, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Codification Topic 718 (or any successor pronouncement thereto), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring. Any adjustment in Incentive Stock Options under this Section 12 (other than any cancellation of Incentive Stock Options) shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code, and any adjustments under this Section 12 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

13. Effect of Change in Control. Except to the extent otherwise provided in an Award agreement, in the event of a Change in Control, notwithstanding any provision of the Plan to the contrary, the Board may in its sole discretion provide that, with respect to any particular outstanding Award or Awards:

(a) all then-outstanding Options and SARs shall become immediately exercisable as of immediately prior to the Change in Control with respect to up to 100 percent of the shares subject to such Option or SAR;

(b) the Restricted Period shall expire as of immediately prior to the Change in Control with respect to up to 100 percent of then-outstanding shares of Restricted Stock or Restricted Stock Units (including without limitation a waiver of any applicable Performance Goals);

(c) all incomplete Performance Periods in effect on the date the Change in Control occurs shall end on such date, and the Committee may (i) determine the extent to which Performance Goals with respect to each such Performance Period have been met based upon such audited or unaudited financial information or other information then available as it deems relevant and (ii) cause the Participant to receive partial or full payment of Awards for each such Performance Period based upon the Committee’s determination of the degree of attainment of Performance Goals, or assuming that the applicable “target” levels of performance have been attained or on such other basis determined by the Committee; and

(d) cause Awards previously deferred to be settled in full as soon as practicable.

To the extent practicable, any actions taken by the Board under the immediately preceding clauses (a) through (d) shall occur in a manner and at a time which allows affected Participants the ability to participate in the Change in Control transaction with respect to the Common Stock subject to their Awards.

14. Amendments and Termination. (a) Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or requirements of any securities exchange or inter-dealer quotation service on which the shares of Common Stock may be listed or quoted or for changed in GAAP to new accounting standards, to prevent the Company from being denied a tax deduction under Section 162(m) of the Code); provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary. Notwithstanding the foregoing, no amendment shall be made to the last proviso of Section 13(b) without stockholder approval.

(b) Amendment of Award Agreements. The Committee may, to the extent consistent with the terms of any applicable Award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award agreement, prospectively or retroactively (including after a Participant’s termination of employment or service with the Company); provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant; provided, further, that without shareholder approval, except as otherwise permitted under Section 12 of the Plan, (i) no amendment or modification may reduce the Exercise Price of any Option , or the Strike Price of any SAR, (ii) the Committee may not cancel any outstanding Option or SAR and replace it with a new Option or SAR (with a lower Exercise Price or Strike Price, as the case may be) or other Award or cash in a manner which would either (A) be reportable on the Company’s proxy statement as Options s which have been “repriced” (as such term is used in Item 402 of Regulation S-K promulgated under the Exchange Act), or (B) result in any “repricing” for financial statement reporting purposes (or otherwise cause the Award to fail to qualify for equity accounting treatment) and (iii) the Committee may not take any other action which is considered a “repricing” for purposes of the shareholder approval rules of the applicable securities exchange or inter-dealer quotation service on which the Common Stock is listed or quoted.

15. General. (a) Award Agreements. Each Award under the Plan shall be evidenced by an Award agreement, which shall be delivered to the Participant and shall specify the terms and conditions of the Award any rules applicable thereto, including without limitation, the effect on such Award of the death, disability or termination of employment or service of a Participant, or of such other events as may be determined by the Committee. For purposes of the Plan, an Award agreement may be in any such form (written or electronic) as determined by the Committee (including, without limitation, a Board or Committee resolution, an employment agreement, a notice, a certificate or a letter) evidencing the Award. The Committee need not require an Award agreement to be signed by the Participant or a duly authorized representative of the Company.

(b) Nontransferability. (i) Each Award shall be exercisable only by a Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(ii) Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award agreement to preserve the purposes of the Plan, to: (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act or any successor form of registration statements promulgated by the Securities and Exchange Commission (collectively, the “Immediate Family Members”);

(B) a trust solely for the benefit of the Participant and his or her Immediate Family Members; (C) a partnership or limited liability company whose only partners or shareholders are the Participant and his or her Immediate Family Members; or (D) any other transferee as may be approved either (I) by the Board or the Committee in its sole discretion, or (II) as provided in the applicable Award agreement;

(each transferee described in clauses (A), (B), (C) and (D) above is hereinafter referred to as a “Permitted Transferee”); provided that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

(iii) The terms of any Award transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the shares of Common Stock to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award agreement, that such a registration statement is necessary or appropriate; (C) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of the termination of the Participant’s employment by, or services to, the Company or an Affiliate under the terms of the Plan and the applicable Award agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award agreement.

(c) Dividends and Dividend Equivalents. The Committee in its sole discretion may provide a Participant as part of an Award with dividends or dividend equivalents, payable in cash, shares of Common Stock, other securities, other Awards or other property, on a current or deferred basis, on such terms and conditions as may be determined by the Committee in its sole discretion, including without limitation, payment directly to the Participant, withholding of such amounts by the Company subject to vesting of the Award or reinvestment in additional shares of Common Stock, Restricted Stock or other Awards; provided, that no dividend equivalents shall be payable in respect of outstanding (i) Options or SARs or (ii) unearned Performance Compensation Awards or other unearned Awards subject to performance conditions (other than or in addition to the passage of time) (although dividend equivalents may be accumulated in respect of unearned Awards and paid within 15 days after such Awards are earned and become payable or distributable).

(d) Tax Withholding. (i) A Participant shall be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to withhold, from any cash, shares of Common Stock, other securities or other property deliverable under any Award or from any compensation or other amounts owing to a Participant, the amount (in cash, Common Stock, other securities or other property) of any required withholding taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such withholding and taxes.

(ii) Without limiting the generality of clause (i) above, the Committee may, in its sole discretion, permit a Participant to satisfy, in whole or in part, the foregoing withholding liability by (A) the delivery of shares of Common Stock (which are not subject to any pledge or other security interest and are Mature Shares) owned by the Participant having a Fair Market Value equal to such withholding liability or (B) having the Company withhold from the number of shares of Common Stock otherwise issuable or deliverable pursuant to the exercise or settlement of the Award a number of shares with a Fair Market Value equal to such withholding liability (but no more than the minimum required statutory withholding liability).

(e) No Claim to Awards; No Rights to Continued Employment; Waiver. No employee of the Company or an Affiliate, or other person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or an Affiliate, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Company or any of its Affiliates may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award agreement, notwithstanding any provision to the contrary in any written employment contract or other agreement between the Company and its Affiliates and the Participant, whether any such agreement is executed before, on or after the Date of Grant.

(f) International Participants. With respect to Participants who reside or work outside of the United States of America and who are not (and who are not expect to be) “covered employees” within the meaning of Section 162(m) of the Code, the Committee may in its sole discretion amend the terms of the Plan or Sub Plans or outstanding Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or its Affiliates.

(g) Designation and Change of Beneficiary. Each Participant may file with the Committee a written designation of one or more persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon his death. A Participant may, from time to time, revoke or change his beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be his or her spouse or, if the Participant is unmarried at the time of death, his or her estate.

(h) Termination of Employment. Except as otherwise provided in an Award agreement or an employment, severance, consulting, letter or other agreement with a Participant, unless determined otherwise by the Committee: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence (including, without limitation, a call to active duty for military service through a Reserve or National Guard unit) nor a transfer from employment or service with the Company to employment or service with an Affiliate (or vice-versa) shall be considered a termination of employment or service with the Company or an Affiliate; and (ii) if a Participant’s employment with the Company and its Affiliates terminates, but such Participant continues to provide services to the Company and its Affiliates in a non-employee capacity (or vice-versa), such change in status shall not be considered a termination of employment or service with the Company or an Affiliate for purposes of the Plan.

(i) No Rights as a Shareholder. Except as otherwise specifically provided in the Plan or any Award agreement, no person shall be entitled to the privileges of ownership in respect of shares of Common Stock which are subject to Awards hereunder until such shares have been issued or delivered to that person.

(j) Government and Other Regulations. (i) The obligation of the Company to settle Awards in Common Stock or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Common Stock pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Common Stock to be offered or sold under the Plan. The Committee shall have the authority to provide that all shares of Common Stock or other securities of the Company or any Affiliate delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award agreement, the Federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation service upon which such shares or other securities of the Company are then listed or quoted and any other applicable Federal, state, local or non-U.S. laws, rules, regulations and other requirements, and, without limiting the generality of Section 9 of the Plan, the Committee may cause a legend or legends to be put on any such certificates of Common Stock or other securities of the Company or any Affiliate delivered under the Plan to make appropriate reference to such restrictions or may cause such Common Stock or other securities of the Company or any Affiliate delivered under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it in its sole discretion deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(ii) The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of shares of Common Stock from the public markets, the Company’s issuance of Common Stock to the Participant, the Participant’s acquisition of Common Stock from the Company and/or the Participant’s sale of Common Stock to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall pay to the Participant an amount equal to the excess of (A) the aggregate Fair Market Value of the shares of Common Stock subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or delivered, as applicable), over (B) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of delivery of shares of Common Stock (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof.

(k) No Section 83(b) Elections Without Consent of Company. No election under Section 83(b) of the Code or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award agreement or by action of the Committee in writing prior to the making of such election. If a Participant, in connection with the acquisition of shares of Common Stock under the Plan or otherwise, is expressly permitted to make such election and the Participant makes the election, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to Section 83(b) of the Code or other applicable provision.

(l) Payments to Persons Other Than Participants. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(m) Nonexclusivity of the Plan. Neither the adoption of this Plan by the Board nor the submission of this Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.

(n) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on the one hand, and a Participant or other person or entity, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.

(o) Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of the Company and its Affiliates and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself.

(p) Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.

(q) Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof.

(r) Severability. If any provision of the Plan or any Award or Award agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(s) Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

(t) 409A of the Code. (i) Notwithstanding any provision of the Plan to the contrary, it is intended that the provisions of this Plan comply with Section 409A of the Code, and all provisions of this Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with this Plan or any other plan maintained by the Company (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties. With respect to any Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Award granted under the Plan is designated as separate payments.

(ii) Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code shall be made to such Participant prior to the date that is six months after the date of such Participant’s “separation from service” (as defined in Section 409A of the Code) or, if earlier, the Participant’s date of death. Following any applicable six month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.

(iii) Unless otherwise provided by the Committee, in the event that the timing of payments in respect of any Award (that would otherwise be considered “deferred compensation” subject to Section 409A of the Code) would be accelerated upon the occurrence of (A) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder or (B) a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of “Disability” pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder.

(u) Clawback/Forfeiture. Notwithstanding anything to the contrary contained herein, an Award agreement may provide that the Committee may in its sole discretion cancel such Award if the Participant, without the consent of the Company, while employed by or providing services to the Company or any Affiliate or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise has engaged in or engages in activity that is in conflict with or adverse to the interest of the Company or any Affiliate, including fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion. The Committee may also provide in an Award agreement that if the Participant otherwise has engaged in or engages in any activity referred to in the preceding sentence, the Participant will forfeit any gain realized on the vesting, exercise or settlement of such Award, and must repay the gain to the Company. The Committee may also provide in an Award agreement that if the Participant receives any amount in excess of what the Participant should have received under the terms of the Award for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), then the Participant shall be required to repay any such excess amount to the Company. To the extent required by applicable law (including without limitation Section 302 of the Sarbanes Oxley Act and Section 954 of the Dodd Frank Act), Awards shall be subject to clawback, forfeiture or similar requirement.

(v) Code Section 162(m) Re-approval. If so determined by the Committee, the provisions of the Plan regarding Performance Compensation Awards shall be submitted for re-approval by the shareholders of the Company no later than the first shareholder meeting that occurs in the fifth year following the year that shareholders previously approved such provisions following the date of initial shareholder approval, for purposes of exempting certain Awards granted after such time from the deduction limitations of Section 162(m) of the Code. Nothing in this subsection, however, shall affect the validity of Awards granted after such time if such shareholder approval has not been obtained.

(w) Expenses; Gender; Titles and Headings. The expenses of administering the Plan shall be borne by the Company and its Affiliates. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.

*         *         *

As adopted by the Board of Directors of HC2 Holdings, Inc.

on April 11, 2014

EXHIBIT B

FORM OF

CERTIFICATE OF AMENDMENT

TO

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HC2 HOLDINGS, INC.

HC2 Holdings, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

(a) The name of the Corporation is HC2 Holdings, Inc.

(b) This Certificate of Amendment to Second Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

(c) This Certificate of Amendment to Second Amended and Restated Certificate of Incorporation amends the Second Amended and Restated Certificate of Incorporation of the Corporation, as follows:

(i)	Section (e) of Article FOURTH of the Second Amended and Restated Certificate of Incorporation of the Corporation is hereby eliminated in its entirety.

(ii)	A new Article TWELFTH is hereby added, as follows:

TWELFTH: (a) Corporate Opportunities; Certain Acknowledgements. In recognition and anticipation that (i) one or more directors of the Corporation may now serve and may in the future serve as a director, officer, partner, manager, representative, agent or employee of one or more Other Entities (as defined below) (each such director serving in such capacity, an “Overlap Person”), (ii) an Overlap Person may be presented with opportunities whether in his or her capacity as a director, officer, partner, manager, representative, agent or employee of the Corporation, one or more Other Entities or otherwise, (iii) the Corporation, directly or indirectly, may engage in the same, similar or related lines of business as those engaged in by an Other Entity, (iv) from time to time, the Corporation or its subsidiaries may be interested, or potentially interested, in the same or similar business opportunities as an Other Entity, (v) the Corporation will derive substantial benefits from the service of the Overlap Persons as directors of the Corporation and its subsidiaries, and (vi) it is in the best interests of the Corporation that the rights of the Corporation, and the duties of any Overlap Person, be determined and delineated as provided in this Article TWELFTH in respect of any Potential Business Opportunities (as defined below) and in respect of the agreements and transactions referred to herein. The provisions of this Article TWELFTH will, to the fullest extent permitted by law, regulate and define the conduct of the business and affairs of the Corporation and its directors who are Overlap Persons in connection with any Potential Business Opportunities. Any Person purchasing or otherwise acquiring any shares of capital stock of the Corporation, or any interest therein, will be deemed to have notice of and to have consented to the provisions of this Article TWELFTH.

(b) As used in this Article TWELFTH, the term or terms:

(i) “directors,” “officers,” “employees” and “agents” of any Person will be deemed to include those Persons who hold similar positions or exercise similar powers and authority with respect to any Other Entity that is a non-corporate Person.

(ii) “Disqualified Opportunity” means a Potential Business Opportunity that meets any of the following criteria: (A) the acquisition of an equity interest in a Person that does not entitle the Corporation to elect a majority of the members of the board of directors, general partner, managing member or similar governing body of such Person, (B) the extension of credit to any Person, or the acquisition of any interest or participation in any debt, (C) the acquisition of debt, equity or other interests in a Person or business that is reasonably believed by an Other Entity or an Overlap Person to be distressed or insolvent or to be in default with respect to any debt, (D) the extension of credit to, or the acquisition of debt or equity or other interests or assets in, a Person or business that is in a bankruptcy or insolvency proceeding, including, but not limited to, providing debtor-in-possession financing or the purchase of interests in a Person, assets or business in connection with a bankruptcy or insolvency proceeding or reorganization or liquidation relating to or arising from a bankruptcy or insolvency proceeding, (E) an acquisition of assets that does not constitute a whole company, operating division of a Person or line of business, or (F) investments in any other industry in which the Corporation is not then engaged and that the Board of Directors designates from time to time as being a Disqualified Opportunity.

(iii) “Other Entity” means any Person (other than the Corporation and any Person that is controlled by the Corporation) for which an Overlap Person serves as a director, officer, partner, member, manager, representative, agent, adviser, fiduciary or employee, including, but not limited to, any Person, investment fund, managed account or special purpose entity which is directly or indirectly controlled or managed by, or is under common control with, or controls, Harbinger Holdings, LLC and/or each of its affiliates and/or subsidiaries, or any successor thereto, or is otherwise controlled or managed, directly or indirectly, by Philip A. Falcone.

(iv) “Person” means an individual, corporation, partnership, unincorporated association or other entity.

(v) “Potential Business Opportunity” means a potential transaction or matter (and any such actual or potential business opportunity) that may constitute or present a business opportunity for the Corporation or any of its subsidiaries, in which the Corporation or any of its subsidiaries could, but for the provisions of this Article TWELFTH, have an interest or expectancy.

(vi) “Restricted Potential Business Opportunity” means a Potential Business Opportunity that satisfies all of the following conditions: (A) such Potential Business Opportunity was expressly presented or offered to the Overlap Person solely in his or her capacity as a director or officer of the Corporation; (B) the Corporation possessed, or would reasonably be expected to be able to possess, the resources, including cash, necessary to exploit such Potential Business Opportunity; (C) such Potential Business Opportunity relates exclusively to the business of the Corporation as the business of the Corporation at such time is determined by the Board of Directors from time to time in good faith; and (D) such Potential Business Opportunity does not constitute a Disqualified Opportunity.

(c) Duties of Directors Regarding Potential Business Opportunities; Renunciation of Interest in Potential Business Opportunities. If a director of the Corporation who is an Overlap Person is presented or offered, or otherwise acquires knowledge of, a Potential Business Opportunity (other than a Restricted Potential Business Opportunity): (i) such Overlap Person will, to the fullest extent permitted by law, have no duty or obligation to refrain from referring such Potential Business Opportunity to any Other Entity and, if such Overlap Person refers such Potential Business Opportunity to an Other Entity, such Overlap Person shall have no duty or obligation to refer such Potential Business Opportunity to the Corporation or to any of its subsidiaries or to give any notice to the Corporation or to any of its subsidiaries regarding such Potential Business Opportunity (or any matter related thereto); (ii) any Other Entity may participate, engage or invest in any such Potential Business Opportunity notwithstanding that such Potential Business Opportunity may have been referred to such Other Entity by an Overlap Person; and (iii) if a director who is an Overlap Person refers a Potential Business Opportunity to an Other Entity then, as between the Corporation and such Other Entity, the Corporation shall not have any interest, expectancy or right in or to such Potential Business Opportunity or to receive any income or proceeds derived therefrom solely as a result of such Overlap Person having been presented or offered, or otherwise acquiring knowledge of such Potential Business Opportunity. The Corporation hereby renounces, to the fullest extent permitted by law, any interest or expectancy in any Potential Business Opportunity that is not a Restricted Potential Business Opportunity. In the event the Board of Directors declines to pursue a Restricted Potential Business Opportunity, any Overlap Person shall be free to refer such Restricted Potential Business Opportunity to an Other Entity.

(d) Certain Agreements and Transactions Permitted. To the fullest extent permitted by law, no contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) entered into between the Corporation and/or any of its subsidiaries, on the one hand, and any Other Entity, on the other hand, shall be void or voidable or be considered unfair to the Corporation or any of its subsidiaries because an Other Entity is a party thereto, or because any directors, officers, partners, managers, representatives, agents or employees of an Other Entity were present at or participated in any meeting of the Board of Directors, or a committee thereof, of the Corporation, or the Board of Directors, or committee thereof, of any subsidiary of the Corporation, that authorized the contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof), or because his, her or their votes were counted for such purpose. The Corporation may, from time to time, enter into and perform, and cause or permit any of its subsidiaries to enter into and perform, one or more contracts, agreements, arrangements or transactions (or amendments, modifications or supplements thereto) with an Other Entity. To the fullest extent permitted by law, no such contract, agreement, arrangement or transaction (nor any such amendments, modifications or supplements), nor the performance thereof by the Corporation, an Other Entity or any subsidiary thereof, shall be considered contrary to any fiduciary duty owed to the Corporation (or to any subsidiary of the Corporation, or to any stockholder of the Corporation or any of its subsidiaries) by any director or officer of the Corporation (or by any director or officer of any subsidiary of the Corporation) who is an Overlap Person. To the fullest extent permitted by law, no director or officer of the Corporation or any subsidiary of the Corporation who is an Overlap Person thereof shall have or be under any fiduciary duty to the Corporation (or to any subsidiary of the Corporation, or to any stockholder of the Corporation or any of its subsidiaries) to refrain from acting on behalf of the Corporation or an Other Entity, or any of their respective subsidiaries, in respect of any such contract, agreement, arrangement or transaction or performing any such contract, agreement, arrangement or transaction in accordance with its terms and shall be deemed (i) not to have breached his or her duties of loyalty to the Corporation or to any of its subsidiaries or to any stockholder of the Corporation or any of its subsidiaries, and (ii) not to have derived an improper personal benefit therefrom.

(e) Amendment of Article TWELFTH. No alteration, amendment or repeal, or adoption of any provision inconsistent with, any provision of this Article TWELFTH, whether by amendment to this Certificate of Incorporation or by merger, reorganization, recapitalization or other corporate transaction having the effect of amending this Certificate of Incorporation, will have any effect upon: (i) any agreement between the Corporation or a subsidiary thereof and any Other Entity thereof, that was entered into before the time of such alteration, amendment or repeal or adoption of any such inconsistent provision (the “Amendment Time”), or any transaction entered into in connection with the performance of any such agreement, whether such transaction is entered into before or after the Amendment Time; (ii) any transaction entered into between the Corporation or a subsidiary thereof and any Other Entity, before the Amendment Time; (iii) the allocation of any business opportunity between the Corporation or any subsidiary thereof and any Other Entity before the Amendment Time; or (iv) any duty or obligation owed by any director of the Corporation or any subsidiary of the Corporation (or the absence of any such duty or obligation) with respect to any Potential Business Opportunity which such director was offered, or of which such director or officer otherwise became aware, before the Amendment Time (regardless of whether any proceeding relating to any of the above is commenced before or after the Amendment Time).

(d) This Certificate of Amendment shall be effective upon the filing of such instrument with the Secretary of State of the State of Delaware.

*        *        *         *        *

HC2 HOLDINGS, INC. 460 HERNDON PARKWAY, SUITE 150 HERNDON, VA 20170

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M74800-Z63180                         KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

HC2 HOLDINGS, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the election of all of the nominees for director listed in Proposal 1 and FOR Proposals 2, 3, 4 and 5.
		☐	☐	☐
1.	Election of Directors
Nominees:
01) Robert M. Pons
02) Wayne Barr, Jr.
03) Philip Falcone
							For	Against	Abstain
2.	To approve, by non-binding vote, the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K (also known as a “Say on Pay” vote).						☐	☐	☐
3.	To approve the HC2 Holdings, Inc. 2014 Omnibus Equity Award Plan.						☐	☐	☐
4.

To approve an amendment of our Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to renounce the Company’s expectancy regarding certain corporate opportunities and clarify the duty of loyalty of certain overlap persons regarding corporate opportunities.

							☐	☐	☐
5.	To approve an amendment of our Certificate of Incorporation to eliminate the restriction on issuance of nonvoting equity securities.						☐	☐	☐
NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M74801-Z63180

HC2 HOLDINGS, INC.

Annual Meeting of Stockholders

June 12, 2014 10:00 AM

This proxy is solicited on behalf of the Board of Directors

The undersigned stockholder of HC2 HOLDINGS, INC. (“HC2”) hereby revokes all previous proxies and appoints Mesfin Demise and Andrea Mancuso, and each of them, either of whom may act without joinder of the other, with full power of substitution and resubstitution, as the true and lawful attorneys-in-fact, agents and proxy holders of the undersigned, and hereby authorizes each of them to represent and vote, as specified herein, all of the shares of common stock of HC2 held of record by the undersigned as of the close of business on April 15, 2014, at the Annual Meeting of Stockholders of HC2 to be held on June 12, 2014 at 10:00 a.m. Eastern Daylight Saving Time, and any adjournments or postponements thereof.

THE SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED. IN THE ABSENCE OF DIRECTION, THE SHARES WILL BE VOTED “FOR” ALL OF THE NOMINEES FOR DIRECTOR IN PROPOSAL 1 AND “FOR” PROPOSALS 2, 3, 4 AND 5. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY BE BROUGHT BEFORE THE ANNUAL MEETING OF STOCKHOLDERS OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF IN ACCORDANCE WITH AND AS DESCRIBED IN THE NOTICE AND PROXY STATEMENT FOR THE ANNUAL MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side